Filed Pursuant to Rule 424(b)(2)

File Nos. 333-135006

and 333-135006-02

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
7.70% Fixed-to-Floating Rate Normal Preferred Purchase Securities (“Normal PPS”)	$2,500,000,000	$98,250
Stripped PPS	(2)	(2)
Capital PPS	(2)	(2)
Stock Purchase Contracts	(2)	(2)
Junior Subordinated Notes (3)(4)	2,500,100,000	$98,253.93
Preferred Stock	(2)	(2)
Guarantees of Normal, Stripped and Capital PPS	(5)	(5)

(1)

The aggregate filing fee of $196,503.93 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $196,503.93 is offset against the registration fee due for this offering and of which $2,132.14 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

(2)

No separate consideration will be received by either Registrant upon the issuance, if any, of the Stripped PPS or Capital PPS, for the issuance of the Stock Purchase Contracts or upon the purchase by Wells Fargo Capital XIII of the Preferred Stock of Wells Fargo & Company pursuant to the forms of the Stock Purchase Contracts.

(3)

Junior Subordinated Notes in the amount of $2,500,000,000 will be purchased by Wells Fargo Capital XIII with the proceeds of the sale of Normal PPS. Junior Subordinated Notes in the amount of $100,000 will be purchased by Wells Fargo Capital XIII with the proceeds of the sale of its common securities to Wells Fargo & Company.

(4)

The registration fee being paid in connection with the Junior Subordinated Notes includes $98,253.93 representing the registration fee to be due in connection with the proceeds to be received upon the remarketing of the Junior Subordinated Notes, as described in the prospectus supplement.

(5)	Pursuant to Rule 457(n) under the Securities Act of 1933, no additional registration fee is due for guarantees.

Prospectus Supplement to Prospectus dated May 12, 2008. 2,500,000 Normal PPS Wells Fargo Capital XIII

7.70% Fixed-to-Floating Rate Normal PPS

(liquidation amount $1,000 per security)

fully and unconditionally guaranteed, as described herein, by

Wells Fargo & Company

The 7.70% Fixed-to-Floating Rate Normal Preferred Purchase Securities, or “Normal PPS,” are beneficial interests in Wells Fargo Capital XIII, a Delaware statutory trust. The trust will pass through, as distributions on or the redemption price of Normal PPS, amounts that it receives on its assets that are the “corresponding assets” for the Normal PPS, and your financial entitlements as a holder of Normal PPS generally will correspond to the trust’s financial entitlements as a holder of the corresponding assets. The corresponding assets for each Normal PPS, with its $1,000 liquidation amount, initially will be $1,000 principal amount of our Remarketable 7.50% Junior Subordinated Notes due 2044, or “Notes,” and a 1/100th, or a $1,000, interest in a stock purchase contract between the trust and Wells Fargo & Company under which the trust agrees to purchase, and we agree to sell, on the stock purchase date, one share of our Non-Cumulative Perpetual Preferred Stock, Series A, $100,000 liquidation preference per share, or “Preferred Stock,” for $100,000 and we agree to make contract payments to the trust. The trust will pledge the Notes and their proceeds to secure its obligation to pay the purchase price under the related stock purchase contracts. We expect the stock purchase date to be March 26, 2013, but in certain circumstances it may occur on an earlier date or as late as March 26, 2014. From and after the stock purchase date, the corresponding asset for each Normal PPS will be a 1/100th, or a $1,000, interest in one share of Preferred Stock.

Assuming that we do not elect to defer contract payments or interest payments on the Notes or to pay partial dividends or to skip dividends on the Preferred Stock, holders of Normal PPS will receive distributions on the $1,000 liquidation amount per Normal PPS:

•

from May 19, 2008 through the later of March 26, 2013 (or if such day is not a business day, the next business day) and the stock purchase date, at a rate per annum of 7.70%, payable semi-annually on each March 26 and September 26, commencing September 26, 2008, and on the stock purchase date, if not a March 26 or September 26, and

•

thereafter at a rate per annum equal to three-month LIBOR for the related distribution period plus 3.89%, payable quarterly on each March 26, June 26, September 26 and December 26 (or if any such day is not a business day, on the next business day).

Distributions on the Normal PPS will be cumulative through the stock purchase date and non-cumulative thereafter.

The Normal PPS are perpetual and the trust will redeem them only to the extent we redeem the Preferred Stock or, prior to the stock purchase date, if we redeem the Notes upon the occurrence of certain special events. We may redeem the Preferred Stock on any distribution date on or after the later of March 26, 2013 and the stock purchase date. Any redemption is subject to prior approval of the Federal Reserve as well as to our commitments in the Replacement Capital Covenant described in this prospectus supplement. Unless the Federal Reserve agrees otherwise in writing, we will redeem the Preferred Stock only if it is replaced with other Tier 1 capital that is not a restricted core capital element. See the discussion on pages S-117 to S-119 of this prospectus supplement.

Holders may exchange Normal PPS and U.S. treasury securities having a $1,000 principal amount per Normal PPS for like amounts of Stripped PPS and Capital PPS, which are also beneficial interests in the trust. Each Stripped PPS corresponds to a 1/100th interest in a stock purchase contract and $1,000 principal amount of U.S. treasury securities, and each Capital PPS corresponds to $1,000 principal amount of Notes.

The Normal PPS and the Notes are not deposits or other obligations of a bank. They are not insured by the FDIC or any other government agency. Application will be made to list the Normal PPS on the New York Stock Exchange under the symbol “WFC/PPS“. Trading of the Normal PPS on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Normal PPS.

See “ Risk Factors” beginning on page S-31 of this prospectus supplement to read about factors you should consider before buying PPS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Normal PPS	Discounts and Commissions	Total (1)(2)
Initial public offering price	$1,000	(2)	$2,500,000,000
Proceeds to Wells Fargo Capital XIII	$1,000	(2)	$2,500,000,000
(1)	The initial public offering price does not include accrued distributions, if any, on the Normal PPS from May 19, 2008 to the date of delivery. Distributions on the Normal PPS will accrue from May 19, 2008 and must be paid by the purchaser if the Normal PPS are delivered after that date.
(2)	In view of the fact that the proceeds of the sale of the Normal PPS will be invested in the Notes, we have agreed to pay the underwriters, as compensation for arranging the investment therein of such proceeds, $12.50 per Normal PPS (or $31,250,000 in the aggregate). See “Underwriting” on page S-136.

The underwriters expect to deliver the Normal PPS in book-entry form only through the facilities of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, against payment in New York, New York on May 19, 2008.

Joint Book-Running Managers

Sole Structuring Advisor

JPMorgan	UBS Investment Bank	Merrill Lynch & Co.	Morgan Stanley

Co-Manager

Wells Fargo Institutional Brokerage and Sales

Prospectus Supplement dated May 12, 2008.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Wells Fargo,” “we,” “us,” “our” or similar references mean Wells Fargo & Company and its successors, and not Wells Fargo & Company together with its subsidiaries; references to the “Trust” mean Wells Fargo Capital XIII; and references to the “Bank” mean Wells Fargo Bank, N.A. or its successor.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

The Trust has no separate financial statements. These statements would not be material to holders of the securities because the Trust has no independent operations.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

An index of terms used in this prospectus supplement with specific meanings appears on page S-141 of this prospectus supplement.

S-ii

Prospectus
About this Prospectus	2
Where You Can Find More Information	3
Legal Opinions	4
Experts	4

S-iii

SUMMARY INFORMATION

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the PPS or any of their component securities. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus.

About Wells Fargo & Company

Wells Fargo & Company is a diversified financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “WFC.” Our principal executive office is located at 420 Montgomery Street, San Francisco, CA 94163. Our telephone number is (866) 249-3302.

About Wells Fargo Capital XIII

Wells Fargo Capital XIII, or the “Trust,” is a statutory trust organized under Delaware law by us. The Trust was established solely for the following purposes:

•	issuing the PPS and the Trust Common Securities;

•	investing the gross proceeds of the PPS and the Trust Common Securities in the Notes;

•	entering into the Stock Purchase Contract Agreement and holding the Stock Purchase Contracts;

•	selling the Notes in a Remarketing or an Early Remarketing;

•

holding the Notes, certain U.S. treasury securities that are “Qualifying Treasury Securities” and an interest-bearing deposit with the Bank and pledging them to secure the Trust’s obligations under the Stock Purchase Contracts;

•	purchasing the Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date and holding it thereafter; and

•	engaging in other activities that are directly related to the activities described above.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as depositor of the Trust. The trustees will be The Bank of New York Trust Company, N.A., or “BNY Trust,” as the “Property Trustee,” BNYM (Delaware), as the “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of us or our affiliates.

The executive office of the Trust is c/o Wells Fargo, 420 Montgomery Street, San Francisco, CA 94163, and its telephone number is (866) 249-3302.

The Offering

This summary includes questions and answers that highlight selected information from this prospectus supplement to help you understand the PPS, the Notes and the Preferred Stock.

What are the PPS?

The Preferred Purchase Securities, or “PPS,” and the common securities issued concurrently by the Trust to us, or “Trust Common Securities,” represent beneficial interests in the Trust. The Trust’s assets consist solely of:

•	Remarketable 7.50% Junior Subordinated Notes due 2044, or “Notes,” issued by us to the Trust;

•

contracts, or “Stock Purchase Contracts,” for the Trust to purchase shares of our Non-Cumulative Perpetual Preferred Stock, Series A, $100,000 liquidation preference per share, or “Preferred Stock,” from us on a date, referred to as the “Stock Purchase Date,” that we expect to be March 26, 2013 (or if such day is not a business day, the next business day) but may in certain circumstances be an earlier date or be deferred for quarterly periods until as late as March 26, 2014 (or if such day is not a business day, the next business day), as described under “Description of the Stock Purchase Contracts—Purchase of Preferred Stock” on page S-72;

•

to the extent holders exchange Normal PPS and U.S. treasury securities for Stripped PPS and Capital PPS, as described under “What are Stripped PPS and Capital PPS, and how can I exchange Normal PPS for Stripped PPS and Capital PPS?” on page S-11, Qualifying Treasury Securities;

•	after a successful Remarketing of the Notes, an interest-bearing deposit with the Bank (the “Deposit”); and

•	after the Stock Purchase Date, shares of Preferred Stock.

Unless otherwise indicated, as used in this prospectus supplement, “PPS” will include Normal PPS, Stripped PPS and Capital PPS.

Each holder of PPS will have a beneficial interest in the Trust but will not own any specific Note, Stock Purchase Contract, U.S. treasury security, Deposit or share of Preferred Stock. However, the Trust Agreement under which the Trust operates defines the financial entitlements of each series of beneficial interests in the Trust in a manner that causes those financial entitlements to correspond to the financial entitlements of the Trust in the assets of the Trust that are the “corresponding assets” for such series.

The series of PPS sold in the offering is called the 7.70% Fixed-to-Floating Rate Normal Preferred Purchase Securities, or “Normal PPS,” and each Normal PPS represents a beneficial interest in the Trust initially corresponding to the following Trust assets:

•	a 1/100th interest in a Stock Purchase Contract under which the Trust agrees to purchase, and we agree to sell, for $100,000, a share of Preferred Stock on the Stock Purchase Date, and

•	a Note with a principal amount of $1,000, which the Trust will pledge to us to secure its obligations under the Stock Purchase Contract.

After the Stock Purchase Date, each Normal PPS will correspond to 1/100th of a share of Preferred Stock held by the Trust.

The following diagram shows the transactions that will happen in connection with each Normal PPS on the day that the Trust issues the Normal PPS in the offering:

Initial Issuance

(1)

Investors purchase Normal PPS, each with a $1,000 liquidation amount, from the Trust, which corresponds to $1,000 principal amount of Notes and a 1/100th interest in a Stock Purchase Contract having a stated amount of $100,000.

(2)	The Trust purchases Notes from Wells Fargo and enters into the Stock Purchase Contracts with Wells Fargo. The Trust pledges the Notes to Wells Fargo to secure its obligation to purchase Preferred Stock on the Stock Purchase Date.

The Trust will issue the PPS in three series that will correspond to different assets of the Trust: Normal PPS, Stripped PPS and Capital PPS. Each PPS will have a liquidation amount of $1,000. At the completion of this offering, the only beneficial interests in the Trust that will be outstanding are the Normal PPS and the Trust Common Securities. The two other series of PPS that the Trust may issue, “Stripped PPS” and “Capital PPS,” may be issued only in connection with an exchange for Normal PPS.

The Trust has the right to issue additional Normal PPS of this series at any time and from time to time within 13 days of May 19, 2008. Any such additional Normal PPS will have the same terms as the Normal PPS being offered by this prospectus supplement but may be offered at a different offering price than the Normal PPS being offered hereby. If issued, any such additional Normal PPS will become part of the same series as the Normal PPS being offered hereby.

After the offering, you will have the right to exchange your Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS by substituting pledged U.S. treasury securities for the pledged Notes. You will be able to exercise this right on any business day until the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, other than from and including the 10th through the 26th day of March, June, September or December (or through the next business day if such 26th day is not a business day), or from 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period and until the business day after the end of that Remarketing Period. We refer to periods during which exchanges are permitted as “Exchange Periods” and we explain how Remarketing works and when it may occur under “What is a Remarketing?” on page S-18. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York, Minneapolis, Minnesota or Wilmington, Delaware are permitted or required by any applicable law to close.

Each Stripped PPS will be a beneficial interest in the Trust corresponding to a 1/100th interest in a Stock Purchase Contract and the U.S. treasury securities. Each Capital PPS will be a beneficial interest in the Trust corresponding to a Note with a $1,000 principal amount. We describe the exchange process for the Stripped PPS and Capital PPS in more detail under “What are Stripped PPS and Capital PPS, and how can I exchange Normal PPS for Stripped PPS and Capital PPS?” on page S-11.

What are the Stock Purchase Contracts?

Each Stock Purchase Contract consists of an obligation of the Trust to purchase, and of us to sell, a share of our Preferred Stock on the Stock Purchase Date for $100,000, as well as our obligation to pay periodic contract payments, or “Contract Payments,” to the Trust as described below. To secure its obligation under each Stock Purchase Contract to purchase a share of Preferred Stock from us on the Stock Purchase Date, the Trust will pledge either Notes (which after the Remarketing Settlement Date will be replaced by the Deposit, payable on the Stock Purchase Date) or Qualifying Treasury Securities with an aggregate principal amount equal to the stated amount of $100,000 of the corresponding Stock Purchase Contract.

We will make Contract Payments on each Regular Distribution Date through the Stock Purchase Date at the annual rate of 0.20% of the stated amount of $100,000 per Stock Purchase Contract. We explain what the Regular Distribution Dates are under “What distributions or payments will be made to holders of the Normal PPS, Stripped PPS and Capital PPS?” on page S-13. The Trust will distribute these Contract Payments when received from Wells Fargo to each holder of Normal PPS and Stripped PPS in an amount equal to 1/100th of each Contract Payment received on a Stock Purchase Contract for each Normal PPS or Stripped PPS. We may defer the Contract Payments. If we defer any of these payments, we will accrue interest on the deferred amounts at the initial rate per annum applicable to the Notes. We will pay the deferred amounts on the Stock Purchase Date to the Trust in the form of subordinated notes, as described under “When can the Trust defer or skip distributions on the PPS?” on page S-15. The Trust will in turn distribute each payment of interest on, or principal of, these subordinated notes to the holders of Normal PPS and Stripped PPS as received.

What are the basic terms of the Notes?

Maturity and Redemption.    The maturity date of the Notes will initially be March 26, 2044. We may from time to time redeem Notes, in whole or in part, at any date on or after March 26, 2017, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a Remarketing, we may elect to move up the maturity date, change the earliest date after which we may redeem the Notes to any date on or after March 26, 2017 or, if we are deferring interest on the Notes at the time of the Remarketing, the date seven years after commencement of the deferral period (such date, the “First Optional Redemption Date”) or change the redemption price; provided that no redemption price may be less than the principal plus accrued and unpaid interest (including additional interest) on the Notes. We will give not less than 30 days’ nor more than 60 days’ notice of redemption by mail to holders of the Notes. We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods ending on or before the redemption date.

We may also redeem all, but not less than all, of the Notes prior to the Stock Purchase Date upon the occurrence of a tax event, an investment company event, a rating agency event or a capital treatment event. Additionally, we may redeem all, but not less than all, of the Notes on or after the Stock Purchase Date and prior to March 26, 2017 upon the occurrence of a capital treatment event, a tax event or an investment company event. The redemption price of the Notes in the case of a redemption in connection with a rating agency event or tax event will be equal to the greater of 100% of their principal amount and a make-whole amount, plus in each case accrued and unpaid interest through the date of redemption. The redemption price of the Notes in the case of a redemption in connection with a capital treatment event or an investment company event will be equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption. If we redeem the Notes prior to the Stock Purchase Date, the Stock Purchase Contracts will terminate automatically and the Trust will redeem the PPS. Holders of Normal PPS and Capital PPS will receive an amount in cash equal to the redemption price of the Notes that are corresponding assets of their PPS and holders of Stripped PPS will receive the Qualifying Treasury Securities that are corresponding assets of their Stripped PPS. Holders of Normal PPS and Stripped PPS will also receive accrued and unpaid Contract Payments through the date of redemption with respect to their beneficial interests in Stock Purchase Contracts that are corresponding assets of the applicable series of PPS.

Our right to redeem the Notes prior to the Stock Purchase Date is subject to important limitations, including the following:

•	Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Notes prior to the Stock Purchase Date currently is subject to prior approval of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Minneapolis, or any successor Federal bank regulatory agency having primary jurisdiction over us, collectively referred to as the “Federal Reserve.” Moreover, unless the Federal Reserve authorizes us to do otherwise in writing, we will redeem the Notes prior to the Stock Purchase Date only if they are replaced with other Tier 1 capital that is not a restricted core capital element—for example, common stock or non-cumulative perpetual preferred stock.

•

We are making a covenant in favor of certain debt holders that may, among other things, limit our right to redeem Notes prior to the Stock Purchase Date, as described under “Are there limitations on our or the Trust’s right to redeem or repurchase the PPS?” on page S-27.

Subordination.    Our obligations to pay interest and premium (if any) on, and principal of, the Notes are subordinate and junior in right of payment and upon liquidation to all of our senior debt, as defined under “Description of the Notes—Subordination” on page S-80.

Our obligations to pay interest and premium (if any) on, and principal of, the Notes will rank pari passu with our obligations in respect of our pari passu securities. “Pari passu securities” means:

•

the junior subordinated debentures and guarantees issued by us in connection with the $750 million capital securities issued by Wells Fargo Capital X, the $1,000 million capital securities issued by Wells Fargo Capital XI and the $1,575 million capital securities issued by Wells Fargo Capital XII (collectively, the “existing parity obligations”); and

•

debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by such entity of capital securities or other similar securities to the extent, in the case of any such securities or guarantees issued after the date hereof, the instrument creating those obligations provides that they rank pari passu with the Notes.

Pari passu securities do not include our junior subordinated debt securities or guarantees issued in connection with the outstanding trust preferred securities of any other trust, or that we may in the future issue or, as a result of mergers, acquisitions or otherwise, assume under other traditional trust preferred securities, each of which will rank senior to the Notes and the Guarantees. All liabilities of our subsidiaries, including trade accounts payable and accrued liabilities arising in the ordinary course of business, are effectively senior to the Notes to the extent of the assets of such subsidiaries.

Our senior debt includes approximately $2.8 billion of existing junior subordinated debt securities issued in connection with trust preferred securities issued by our capital trusts. As of March 31, 2008, there was approximately $89.7 billion of outstanding senior debt of Wells Fargo, excluding obligations under letters of credit, guarantees, foreign exchange contracts and interest swap contracts. In addition, Wells Fargo was obligated on such date under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts to which the Notes will be subordinated pursuant to the terms of the Indenture.

Because of the subordination, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the Notes having a claim pursuant to those securities may receive less, ratably,

than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the Notes. The Indenture does not limit the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt. As described under “What happens if the first Remarketing is not successful?” on page S-21 and “What is an Early Remarketing?” on page S-22, after the fourth Remarketing attempt (or after the first Remarketing attempt in an Early Remarketing) we may elect that the Notes no longer be subordinated to our senior debt effective on the Remarketing Settlement Date.

Interest Payments.    We will pay interest on the Notes semi-annually on each March 26 and September 26, commencing September 26, 2008, at a rate equal to 7.50% per annum. We will also pay interest on the Notes on the Stock Purchase Date, if not otherwise an interest payment date, if they have not been successfully remarketed prior thereto, as described under “What is a Remarketing?” on page S-18. We will have the right under the Indenture to defer the payment of interest on the Notes at any time or from time to time as described under “When can the Trust defer or skip distributions on the PPS?—Interest on the Notes” on page S-16. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next day that is a business day, without adjustment.

If on the Stock Purchase Date any interest accrued on the Notes has not been paid in cash and there is a Failed Remarketing, we will pay the Trust the deferred interest on the Stock Purchase Date in the form of Additional Subordinated Notes, as described under “When can the Trust defer or skip distributions on the PPS?” on page S-15. The Trust will in turn distribute each payment of interest on, or principal of, these Additional Subordinated Notes to the holders of Normal PPS and Capital PPS as received.

Events of Default.    If an event of default under the Indenture occurs and continues, the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the entire principal and all accrued but unpaid interest of all Notes to be due and payable immediately. If the Indenture Trustee or the holders of Notes do not make such declaration and the Notes are beneficially owned by the Trust or a trustee of the Trust, the Property Trustee or the holders of at least 25% in aggregate liquidation amount of the Capital PPS and the Normal PPS (if such default occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) shall have such right. An “event of default,” when used in the Indenture, means any of the following:

•	default in the payment of any interest, including compound interest, in full on any Note for a period of 30 days after the conclusion of a seven-year deferral period;

•

the voluntary or involuntary dissolution, winding-up or other termination of the Trust at any time it is holding the Notes, unless (i) the PPS are redeemed and the Notes are distributed to holders of Capital PPS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal PPS, (ii) the Notes and the Normal PPS and Capital PPS are redeemed or (iii) such event is in connection with a permitted consolidation, merger, conveyance, transfer or lease of the assets of the Trust; or

•	bankruptcy of Wells Fargo (not including any of its subsidiaries).

Events of default do not include the breach of any other covenant in the Notes or the Indenture and, accordingly, the breach of any other covenant would not entitle the Indenture Trustee or holders of the Notes to declare the Notes due and payable.

Pledge of Notes.    The Trust will pledge Notes with a principal amount equal to the aggregate liquidation amount of the Normal PPS and Trust Common Securities to secure its obligations under the Stock Purchase Contracts. After the creation of Stripped PPS and Capital PPS, the Trust will also hold Notes that have been released from the pledge upon such event with an aggregate principal amount equal to the liquidation amount of the Capital PPS. The pledged Notes and related Stock Purchase Contracts are corresponding assets for Normal PPS and Trust Common Securities, and the Notes that are no longer pledged for the Normal PPS are corresponding assets for the Capital PPS. Wilmington Trust will hold the pledged Notes and Qualifying Treasury Securities as collateral agent, or “Collateral Agent,” for us and the other Notes as custodial agent, or “Custodial Agent,” for the Trust.

What are the basic terms of the Preferred Stock?

The holder of the Preferred Stock after the Stock Purchase Date will be the Trust unless the Trust is dissolved. The Trust, as the sole holder of the Preferred Stock so long as the Normal PPS are outstanding, will make distributions on the Normal PPS out of the dividends received on the Preferred Stock, if and when declared and paid by Wells Fargo.

Declaration of Dividends, etc.    Holders of shares of Preferred Stock will be entitled to receive non-cumulative cash dividends, only when, as and if declared by Wells Fargo’s board of directors, payable at the applicable dividend rate applied to the liquidation preference per share of Preferred Stock and will be calculated as described under “—Dividend Rate” below. For the first dividend period, dividends will accrue from the Stock Purchase Date.

Dividend Rate.    Any dividends on shares of Preferred Stock will be calculated (a) if the Preferred Stock is issued prior to March 26, 2013, at a rate per annum equal to 7.70% until March 26, 2013, or if such day is not a business day, the next business day, and (b) thereafter, at a rate per annum that will be reset quarterly and will equal three-month LIBOR for the related Dividend Period plus 3.89%. Any dividends will be calculated prior to March 26, 2013, or if such day is not a business day, the next business day, based on a 360-day year consisting of 12 30-day months and thereafter based on the actual number of days in the Dividend Period using a 360-day year.

Dividend Payment Dates.    The Dividend Payment Dates for the Preferred Stock, or “Dividend Payment Dates,” are (a) if the Preferred Stock is issued prior to March 26, 2013, March 26 and September 26 of each year until March 26, 2013 (or if March 26, 2013 is not a business day, the next business day), and (b) thereafter, March 26, June 26, September 26 and December 26 of each year, or if any such day is not a business day, the next business day, commencing on the first such date following the Stock Purchase Date. If a Dividend Payment Date prior to March 26, 2013 is not a business day, the applicable dividend shall be paid on the next business day, without adjustment.

Redemption.    The Preferred Stock is not redeemable prior to the later of March 26, 2013 and the Stock Purchase Date. On that date or on any Dividend Payment Date after that date, the Preferred Stock is redeemable solely at Wells Fargo’s option, in whole or in part, at a redemption price equal to $100,000 per share, plus an amount equal to any declared and unpaid dividends without regard to any undeclared dividends. The Preferred Stock will not be subject to any sinking fund or other obligation of Wells Fargo to redeem, repurchase or retire the Preferred Stock. If the Trust is the holder of the Preferred Stock at such redemption, it may also redeem the Normal PPS as described under “What is the maturity of the PPS, and may the Trust redeem the PPS?” on page S-18.

Our right to redeem or repurchase shares of the Preferred Stock is subject to important limitations, including the following:

•

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock currently is subject to prior approval of the Federal Reserve. Moreover, unless the Federal Reserve authorizes us to do otherwise in writing, we will redeem the Preferred Stock only if it is replaced with other Tier 1 capital that is not a restricted core capital element—for example, common stock or another series of non-cumulative perpetual preferred stock.

•

We are making a covenant in favor of certain debt holders that may, among other things, limit our right to redeem or repurchase shares of Preferred Stock, as described under “Are there limitations on our or the Trust’s right to redeem or repurchase the PPS?” on page S-27.

We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations.

See “Risk Factors—Additional Risks Related to the Normal PPS after the Stock Purchase Date—Investors should not expect Wells Fargo to redeem the Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable” on page S-38.

Ranking.    With respect to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Stock will rank:

•	senior to Wells Fargo’s common stock and all other equity securities designated as ranking junior to the Preferred Stock; and

•

equally with all other equity securities designated as ranking on a parity with the Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Wells Fargo. The Preferred Stock will be designated as ranking on a parity with Wells Fargo’s outstanding Cumulative Convertible Preferred Stock (as described under “Description of Wells Fargo Capital Stock—ESOP Cumulative Convertible Preferred Stock” on page S-115), with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Wells Fargo.

If we pay a partial dividend or skip a dividend payment on the Preferred Stock at any time, we will be subject to the restrictions described under “When can the Trust defer or skip distributions on the PPS?—Dividends on the Preferred Stock” on page S-17.

Liquidation.    Upon Wells Fargo’s voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock are entitled to receive out of Wells Fargo’s assets that are available for distribution to stockholders, before any distribution is made to holders of common stock or other junior stock, a liquidation distribution in the amount of $100,000 per share. Distributions will be made pro rata as to the Preferred Stock and any other parity stock and only to the extent of Wells Fargo’s assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights.    Holders of the Preferred Stock will have no voting rights, except as provided below or as otherwise provided by applicable law. Holders of Normal PPS must act through the Property Trustee to exercise any voting rights.

Whenever, at any time or times, dividends payable on any shares of Preferred Stock shall not have been declared and paid in full for such number of dividend periods which shall in the aggregate contain not less than 540 days, the holders of the outstanding Preferred Stock shall have the exclusive right, voting together as a class with holders of shares of any one or more other series of preferred stock ranking on a parity with the Preferred Stock, either as to dividends or on the distribution of assets upon liquidation, dissolution or winding-up, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), to elect two directors of Wells Fargo at our next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Preferred Stock shall be entitled to 100 votes for each share held (the holders of shares of any other series of Voting Parity Stock being entitled to such number of votes, if any, for each share of Preferred Stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of our board of directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Preferred Stock (together with the holders of shares of any one or more other series of Voting Parity Stock) as herein set forth. The right of the holders of the Preferred Stock (voting together as a class with the holders of shares of any one or more other series of Voting Parity Stock) to elect members of our board of directors as aforesaid shall continue until such time as at least four consecutive quarterly dividends (or the equivalent thereof) on the Preferred Stock shall have been paid in full, at which time such right with respect to the Preferred Stock shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. The Convertible Preferred Stock is Voting Parity Stock.

So long as any Preferred Stock remains outstanding, the consent of the holders of the outstanding Preferred Stock and outstanding shares of all other series of preferred stock (other than any Excluded Class) ranking on a parity with such shares of such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, by a vote of at least two-thirds of all such outstanding Preferred Stock and such other series of preferred stock voting together as a class, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding-up or the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), or of the resolutions set forth in a certificate of designation for the Preferred Stock designating the Preferred Stock and the preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof which would materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock or of the holders thereof; provided that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of any series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Maturity.    The Preferred Stock does not have any maturity date, and Wells Fargo is not required to redeem the Preferred Stock. Holders of Preferred Stock have no right to require Wells Fargo to redeem the Preferred Stock. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until Wells Fargo decides to redeem it. Wells Fargo may not redeem the Preferred Stock without receiving the prior approval of the Federal Reserve.

Preemptive Rights.    Holders of shares of Preferred Stock will have no preemptive rights.

What are Stripped PPS and Capital PPS, and how can I exchange Normal PPS for Stripped PPS and Capital PPS?

After the offering, you may consider it beneficial either to hold Capital PPS, which corresponds only to Notes but not to Stock Purchase Contracts, or to realize income from their sale. These investment choices are facilitated by exchanging Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS. At your option, at any time during an Exchange Period, you may elect to exchange Normal PPS for Stripped PPS and Capital PPS by substituting Qualifying Treasury Securities for the pledged Notes. See “Description of the PPS—Exchanging Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS” on page S-46. The Trust will pledge the substituted Qualifying Treasury Securities to Wells Fargo to secure its obligations under the Stock Purchase Contracts corresponding to the Stripped PPS, and the Collateral Agent will release the corresponding pledged Notes from the pledge, but they will continue to be property of the Trust corresponding to the Capital PPS.

Each Stripped PPS will have a liquidation amount of $1,000 and will initially be a beneficial interest in the Trust corresponding to:

•	a 1/100th interest in a Stock Purchase Contract; and

•

a Qualifying Treasury Security having a principal amount of $1,000 and maturing at least one business day prior to September 26, 2008 (for the period to such date if Stripped PPS are outstanding before such date) and thereafter the next succeeding March 26, June 26, September 26 or December 26. Accordingly, regardless of when the Stock Purchase Date actually occurs all Qualifying Treasury Securities held by the Trust will mature at least one business day prior to that date so that their proceeds at maturity may be used to pay the purchase price of the Preferred Stock corresponding to the Stripped PPS.

On the Stock Purchase Date, the Trust will use the proceeds at maturity of the Qualifying Treasury Securities to satisfy its obligations under the Stock Purchase Contracts corresponding to the Stripped PPS, as a result of which each Stripped PPS, like each Normal PPS, will represent a 1/100th interest in a share of Preferred Stock held by the Trust. On the next business day, each Stripped PPS will automatically, without any action by holders being necessary, be and become a Normal PPS with the same liquidation amount. If, however, there has been a Failed Remarketing, as described under “What happens if the Remarketing Agent cannot remarket the Notes successfully by the end of the fifth Remarketing Period?” on page S-23, and we have paid deferred interest on the Notes on the Stock Purchase Date in Additional Subordinated Notes, as described under “When can the Trust defer or skip distributions on the PPS?” on page S-15, the Stripped PPS will not become Normal PPS until we have paid all amounts due on these Additional Subordinated Notes.

Each Capital PPS will have a liquidation amount of $1,000 and will represent a beneficial interest in the Trust corresponding to a Note with a principal amount of $1,000. The Trust will not pledge the Notes that are the corresponding assets for the Capital PPS to secure its obligations to Wells Fargo under the Stock Purchase Contracts.

After you have exchanged Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS, you may exchange them back into Normal PPS during any Exchange Period. In that event, Notes having a principal amount equal to the liquidation amount of the Capital PPS will be substituted under the pledge for the same principal amount of Qualifying Treasury Securities, which will be released from the pledge and delivered to you. If you elect to exchange Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS, or vice versa, you will be responsible for any related fees or expenses incurred by the Trust, the Collateral Agent, the Custodial Agent or the Transfer Agent.

The following diagrams illustrate the exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS and vice versa:

Exchange of Normal PPS and Qualifying Treasury Securities

for Stripped PPS and Capital PPS

Exchange of Stripped PPS and Capital PPS for Normal PPS

and Qualifying Treasury Securities

What distributions or payments will be made to holders of the Normal PPS, Stripped PPS and Capital PPS?

General. The Normal PPS, Stripped PPS and Capital PPS are beneficial interests in the Trust, with the financial entitlements of each such series corresponding to the financial entitlements of the Trust in the corresponding assets for such series. Accordingly, the Trust will make distributions on Normal PPS, Stripped PPS and Capital PPS only when and to the extent it has funds on hand available to make such distributions from receipt of payments on the corresponding assets for each respective series. Similarly, if we exercise our right to defer payment of interest on the Notes or Contract Payments, or to pay partial dividends or skip dividends on the Preferred Stock once issued, the Trust will defer, pay in part or skip corresponding distributions on the Normal PPS, Stripped PPS and Capital PPS, as applicable.

The distribution dates for Normal PPS and Stripped PPS, which we call “Regular Distribution Dates,” are:

•

each March 26 and September 26 occurring prior to and including the later of March 26, 2013 and the Stock Purchase Date, commencing September 26, 2008 (or in the case of Stripped PPS, the first such date on which Stripped PPS are outstanding), or if any such day is not a business day, the next business day;

•	after the later of March 26, 2013 and the Stock Purchase Date, each March 26, June 26, September 26 and December 26, or if any such day is not a business day, the next business day; and

•	the Stock Purchase Date if not otherwise a Regular Distribution Date;

provided that the last Regular Distribution Date for the Stripped PPS will be the Stock Purchase Date or, if later, the date on which no Additional Subordinated Notes issued in respect of deferred interest on the Notes are issued and outstanding.

Also, until the Stock Purchase Date, the Trust will make additional distributions on the Stripped PPS relating to the Qualifying Treasury Securities quarterly on each March 26, June 26, September 26 and December 26, or if any such day is not a business day, the next business day, which we call “Additional Distribution Dates,” or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable, commencing on the later of the first such day after Stripped PPS are outstanding and September 26, 2008.

The distribution dates for Capital PPS, which we call “Capital PPS Distribution Dates,” are:

•

each March 26 and September 26, commencing on the later of the first such date on which Capital PPS are outstanding and September 26, 2008, or if any such day is not a business day, the next business day, and continuing through and including the last such date to occur prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date; and

•	thereafter for so long as Capital PPS remain outstanding, each day on which interest is payable on the Notes.

We use the term “Distribution Date” to mean a Regular Distribution Date, a Capital PPS Distribution Date or an Additional Distribution Date. A “Distribution Period” is (i) with respect to Normal PPS, Stripped PPS and Trust Common Securities, each period of time beginning on a Regular Distribution Date (or the date of original issuance in the case of the Distribution Period ending in September 2008) and continuing to but not including the next succeeding Regular Distribution Date for such series; and (ii) with respect to Capital PPS, each period of time beginning on a Capital PPS Distribution Date (or the date of original issuance of the PPS in the case of the Distribution Period ending in September 2008) and continuing to but not including the next succeeding Capital PPS Distribution Date.

Distributions made for periods prior to the later of the Distribution Date in March 2013 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and distributions for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.

Normal PPS.    Distributions on Normal PPS will be payable on each Regular Distribution Date:

•

from May 19, 2008 through the later of March 26, 2013 (or if such day is not a business day, the next business day) and the Stock Purchase Date, accruing at a rate equal to 7.70% per annum for each Distribution Period ending prior to such date, and thereafter accruing at an annual rate equal to Three-Month LIBOR for such Distribution Period plus 3.89%; and

•	on a cumulative basis for each Regular Distribution Date to and including the Stock Purchase Date and on a non-cumulative basis thereafter.

The distributions paid on any Regular Distribution Date will include any additional interest or deferred interest amounts received by the Trust on the Notes or deferred Contract Payments actually received by the Trust on Stock Purchase Contracts, in each case that are corresponding assets for the Normal PPS, as well as payments of interest on and principal of any Additional Subordinated Notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes or deferred Contract Payments. See “When can the Trust defer or skip distributions on the PPS?” on page S-15.

Stripped PPS.    Distributions on Stripped PPS will be payable on each Regular Distribution Date on or prior to the Stock Purchase Date:

•	at the annual rate of 0.20%, accruing for each Stripped PPS from the Regular Distribution Date immediately preceding its issuance, and

•	on a cumulative basis.

The distributions paid on any Regular Distribution Date will include any deferred Contract Payments actually received by the Trust on Stock Purchase Contracts that are corresponding assets for the Stripped PPS. The Trust will also distribute to holders of Stripped PPS a pro rata portion of each payment received in respect of interest on or principal of any Additional Subordinated Notes we issue to the Trust on the Stock Purchase Date in respect of deferred Contract Payments.

Additionally, on each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), each holder of Stripped PPS will also receive a pro rata distribution from the Trust of the amount by which the proceeds, if any, of the Qualifying Treasury Securities pledged by the Trust in respect of Stock Purchase Contracts maturing at least one business day prior to such date exceed the amount required to purchase replacement Qualifying Treasury Securities. We refer to these distributions as “Excess Proceeds Distributions.”

Capital PPS.    Distributions on Capital PPS will be payable on a cumulative basis on each Capital PPS Distribution Date through the Stock Purchase Date, accruing at the annual rate of 7.50%, accruing for each Capital PPS from the Capital PPS Distribution Date immediately preceding its issuance.

If we successfully remarket the Notes as described under “What is a Remarketing?” on page S-18 and you do not elect to dispose of your Capital PPS in connection with the Remarketing, any changes we make to the interest rate and interest payment dates for the Notes will be reflected in the distribution rate and distribution payment dates applicable to the Capital PPS. The Trust will redeem the Capital PPS in exchange for Notes (or, if we elect to remarket the Notes as trust preferred securities as described under “What is a Remarketing?” on page S-18, in exchange for trust preferred securities of the New Trust) promptly after the Remarketing Settlement Date.

On and after the Remarketing Settlement Date (if the redemption described above has not been completed) or in the event of a Failed Remarketing, the Stock Purchase Date, holders of Capital PPS will be entitled to receive distributions on the dates and in the amounts that we pay interest on the Notes, as described under “What are the basic terms of the Notes?” on page S-5. The distributions paid on any Capital PPS Distribution Date will include any additional interest or deferred interest amounts received by the Trust on the Notes that are corresponding assets for the Capital PPS, as well as payments of interest on and principal of any Additional Subordinated Notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes in the event of a Failed Remarketing.

When can the Trust defer or skip distributions on the PPS?

The Trust will make distributions on each series of PPS only to the extent it has received payments on the corresponding assets of such series—that is, interest payments on the Notes, Contract Payments on the Stock Purchase Contracts and dividends on the Preferred Stock. Accordingly, the

Trust will defer or skip distributions on any series of PPS whenever we are deferring or skipping payments on the assets that correspond to that series. Thus, if we are deferring Contract Payments at any time prior to the Stock Purchase Date, the Trust will defer that portion of the distributions on the Normal PPS and Stripped PPS that corresponds to the Contract Payments.

Similarly, if we are deferring interest payments on the Notes, the Trust will defer that portion of the distributions on the Normal PPS (prior to the Remarketing Settlement Date) that corresponds to the interest payments, and will defer the distributions on the Capital PPS. The Trust will not make a distribution on the Normal PPS on any Distribution Date to the extent we do not declare and pay a dividend on the Preferred Stock, and you will have no entitlement to receive these distributions at a later date. The Trust will not be entitled to defer Excess Proceeds Distributions on the Stripped PPS.

Stock Purchase Contracts.    We may, at our option, and will if so directed by the Federal Reserve, defer Contract Payments at any time and from time to time. We may elect, and will elect if so directed by the Federal Reserve, to defer payments on more than one occasion. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date, at the rate per annum originally applicable to the Notes. If we elect to defer Contract Payments on the Stock Purchase Contracts until the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments on the Stock Purchase Date in additional junior subordinated notes, or “Additional Subordinated Notes.” The Additional Subordinated Notes will:

•	have a principal amount equal to the aggregate amount of deferred Contract Payments as of the Stock Purchase Date;

•	mature on the later of March 26, 2017 and seven years after commencement of the related deferral period;

•	bear interest at a rate per annum equal to the rate of interest originally applicable to the Notes;

•	be subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Notes;

•	permit us to optionally defer interest on the same basis as the Notes; and

•	be redeemable by us at any time prior to their stated maturity.

The Additional Subordinated Notes will be issued as a new series of notes under our junior subordinated indenture described under “Description of the Notes” on page S-78.

Interest on the Notes.    We may, at our option, and will if so directed by the Federal Reserve, defer the interest payments due on the Notes at any time and from time to time. We may elect to defer interest payments on more than one occasion. Deferred interest will accrue additional interest, compounded on each Regular Distribution Date, from the relevant interest payment date during any deferral period, at the rate borne by the Notes at such time, to the extent permitted by applicable law. We may not defer interest payments that we are otherwise obligated to pay in cash for any period of time that exceeds seven consecutive years with respect to any deferral period or that extends beyond the maturity date of the Notes. If on the Stock Purchase Date any interest accrued on the Notes has not been paid in cash and there is a Failed Remarketing, then we will pay the Trust the deferred interest on the Stock Purchase Date in the form of Additional Subordinated Notes.

Restrictions Resulting from a Deferral.    Subject to certain exceptions as described under “Description of the Notes—Restrictions on Certain Payments, including on Deferral of Interest” on page S-89,

•	if there has occurred and is continuing an event of default with respect to the Notes,

•	we are in default regarding our payment obligations under the Guarantee,

•

we have given notice of our election to defer payments of interest on the Notes or Contract Payments but the related deferral period has not yet commenced or a deferral period on the Notes or Contract Payments on the Stock Purchase Contracts is continuing, or

•	any Additional Subordinated Notes are outstanding,

in general we and our subsidiaries cannot:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•

make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem, any of our debt securities that rank upon our liquidation equally with or junior to the Notes, except that in connection with a Failed Remarketing we may pay interest on the Notes in Additional Subordinated Notes and we may repurchase Notes in exchange for Preferred Stock; or

•	make any guarantee payments regarding any guarantee that ranks upon our liquidation pari passu with or junior in interest to the Notes.

If we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by U.S. Treasury regulations. As a result, the income that you would be required to accrue in any given year could exceed the interest payments that you would actually receive in that year. See “Certain U.S. Federal Income Tax Consequences” on page S-125.

Dividends on the Preferred Stock.    We may pay a partial dividend or skip a dividend payment on the Preferred Stock at any time. So long as any shares of Preferred Stock remain outstanding, unless the full dividends for the then-current Dividend Period on all outstanding shares of Preferred Stock have been paid, or declared and funds set aside therefor, no dividend whatsoever shall be paid or declared on Wells Fargo’s common stock, other than a dividend payable solely in shares of common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration (other than through the use of the proceeds of a substantially contemporaneous sale of other shares of common stock), nor will we pay to or make available any monies for a sinking fund for the redemption of, any of our common stock unless we have paid full dividends on the Preferred Stock for the most recently-completed Dividend Period. However, the foregoing provisions shall not restrict the ability of any of our affiliates to engage in any market-making transactions in our common stock in the ordinary course of business.

No full dividends shall be declared or paid or set apart for payment on any of our stock ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for such payment on shares of Preferred Stock for the then-current dividend period. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Preferred Stock, all dividends declared upon shares of Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock and such other series of preferred stock bear to each other. Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of the amounts herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock.

The Convertible Preferred Stock ranks on a parity with the Preferred Stock as to the payment of dividends.

What is the maturity of the PPS, and may the Trust redeem the PPS?

The PPS have no stated maturity. The Trust must redeem the Normal PPS upon redemption of the Preferred Stock and it must redeem the Capital PPS in kind in exchange for Notes (or, if we elect to remarket the Notes as trust preferred securities as described under “What is a Remarketing?” below, in exchange for trust preferred securities of the New Trust) or for cash (if you have so elected) in connection with a successful Remarketing. The consequences of an unsuccessful Remarketing are described under “Are there limitations on our or the Trust’s right to redeem or repurchase the PPS?” on page S-27. The redemption price of each PPS will equal the redemption price of the corresponding Trust assets. Our right to redeem the Notes and the redemption price of the Notes is described under “What are the basic terms of the Notes?—Maturity and Redemption” on page S-5. Our right to redeem the Preferred Stock and the redemption price of the Preferred Stock is described under “What are the basic terms of the Preferred Stock?—Redemption” on page S-8. The Property Trustee will give not less than 30 days’ (or not less than 20 days’ in the case of a redemption in kind after a successful Remarketing) nor more than 60 days’ notice of redemption by mail to holders of the PPS.

What is a Remarketing?

For each Normal PPS, the Trust will pledge to Wells Fargo $1,000 principal amount of Notes to secure its obligation to pay the purchase price for 1/100th of a share of Preferred Stock on the Stock Purchase Date. To provide the Trust with the funds necessary to pay the purchase price of the Preferred Stock under the Stock Purchase Contracts, the Trust will attempt to sell the Notes in a process we call a “Remarketing.” Each Remarketing will occur during a “Remarketing Period” that begins on a January 21, April 21, July 21 or October 21 and continues for 30 days or until a successful Remarketing occurs, if earlier, with the related Remarketing (if successful) settling on the third business day following the date of the successful Remarketing, which is the “Remarketing Settlement Date.” Unless an Early Settlement Event shall have occurred as described under “What is an Early Remarketing?” on page S-22, the first Remarketing Period will begin on January 21, 2013.

As a holder of Normal PPS, you are not required to take any action in connection with a Remarketing, but you may elect during any Exchange Period prior to such Remarketing to exchange your Normal PPS for Stripped PPS and Capital PPS if the Remarketing is successful. If you do so, Notes having a principal amount equal to the liquidation amount of your Normal PPS will be excluded from the Remarketing. To make this election, you will also be required to deliver Qualifying Treasury Securities in the same principal amount to the Collateral Agent prior to the Remarketing. Upon a successful Remarketing, the Trust will receive the net proceeds of the pledged Notes sold in the

Remarketing and place these net proceeds in the Deposit. This Deposit will be substituted for the pledged Notes and will provide the Trust with sufficient cash on the Stock Purchase Date to purchase the Preferred Stock and to make a payment to holders of Normal PPS (other than those making the election described above) in the amount they would have received in respect of interest accrued on the Notes through the Stock Purchase Date had they not been successfully remarketed and the interest rate not been reset as described below. If we are deferring interest on the Notes at the time of a successful Remarketing, the Deposit will also enable the Trust to make a cash payment to holders of the Normal PPS on the Stock Purchase Date in the amount of the accrued and unpaid interest on the Notes.

If you hold Capital PPS and elect to dispose of them in the event of a successful Remarketing as described below, your Capital PPS will be redeemed for cash from the proceeds of the Remarketing. If you do not make this election, your Capital PPS will be redeemed in exchange for Notes (or, if we elect to remarket the Notes as trust preferred securities as described below, in exchange for trust preferred securities of the New Trust, as defined below) promptly after the Remarketing Settlement Date.

We will enter into a remarketing agreement, or “Remarketing Agreement,” with a nationally recognized investment bank, as remarketing agent, or “Remarketing Agent,” which will agree to use its commercially reasonable efforts as Remarketing Agent to sell the Notes included in the Remarketing at a price that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value. The “Remarketing Value” of each Note will be equal to the present value on the Remarketing Settlement Date of an amount equal to the principal amount of such Notes, plus the interest payable on such Notes on the next Regular Distribution Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the interest rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date, determined using a discount rate equal to the interest rate on the Deposit. To obtain that value, the Remarketing Agent may reset the interest rate on the Notes to a new fixed rate, or “Reset Rate,” or to a new floating rate equal to a base rate plus a spread, or “Reset Spread,” that will apply to all outstanding Notes, whether or not included in the Remarketing, and that will become effective on the Remarketing Settlement Date. If we elect a floating rate, we also have the option to change the interest payment dates and manner of calculation of interest on the Notes to correspond with the market conventions applicable to notes bearing interest at a rate based on the applicable base rate. The Notes will bear interest at the new rate from and after the Remarketing Settlement Date.

As noted above, if you hold Normal PPS and prefer to retain your economic interest in the Notes represented by your Normal PPS if a Remarketing is successful, you may elect to exchange them for Stripped PPS and Capital PPS. To make this election, you must, by 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period, deliver your Normal PPS to the Transfer Agent and, for each Normal PPS, also deliver $1,000 principal amount of Qualifying Treasury Securities to the Collateral Agent, all as described under “Description of the PPS—Remarketing of the Notes—Normal PPS” on page S-55. If the Remarketing is successful, on the Remarketing Settlement Date, the Qualifying Treasury Securities you delivered will be substituted under the pledge for the Notes, you will be deemed to have exchanged your Normal PPS for Stripped PPS and Capital PPS, your Normal PPS will be cancelled and the Stripped PPS and Capital PPS will be delivered to you. If the Remarketing is unsuccessful, your Normal PPS and Qualifying Treasury Securities will be returned to you.

If you hold Capital PPS, you may elect to dispose of them in connection with the Remarketing, as a result of which you will receive an amount in cash equal to the Remarketing Value of the corresponding Notes on the Remarketing Settlement Date if the Remarketing is successful. To make this election, you must deliver your Capital PPS to the Transfer Agent by 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period, as described under “Description of the PPS—Remarketing of the Notes—Capital PPS” on page S-55. If the Remarketing is not successful, your Capital PPS will be returned to you. Since distributions on the Capital PPS correspond to interest on the Notes, the new interest rate established in a successful Remarketing will also apply to any Capital PPS that are not disposed of in connection with the Remarketing.

The Reset Rate or Reset Spread will be determined in the Remarketing such that the proceeds from the Remarketing, net of any remarketing fee, will be at least 100% of the Remarketing Value; provided that the Reset Rate may not exceed the Fixed Rate Reset Cap or the Reset Spread may not exceed the Floating Rate Reset Cap, as applicable, in connection with the first four Remarketing Periods. The “Fixed Rate Reset Cap” will be the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at our option in the event of a successful Remarketing, plus 500 basis points, or 5.00%, per annum, and the “Floating Rate Reset Cap,” which the Reset Spread may not exceed, will be 425 basis points, or 4.25%, per annum.

In connection with a Remarketing, we may elect:

•

to change the date after which the Notes will be redeemable at our option to any date on or after the First Optional Redemption Date and to change the redemption price; provided that no redemption price may be less than the principal plus accrued and unpaid interest (including additional interest) on the Notes, or

•	to move the maturity date of the Notes up to any date on or after the First Optional Redemption Date.

We may also elect to remarket the Notes in the form of trust preferred securities. If we make this election, we will either establish a new Delaware statutory trust or designate an existing Delaware statutory trust that has not previously offered any securities (in either case, the “New Trust”) and offer its trust preferred securities in the Remarketing instead of the Notes. If the Remarketing is successful, the New Trust will purchase the Notes included in the Remarketing from the Trust with the proceeds of the trust common securities of the New Trust, which we will purchase, and the proceeds of the trust preferred securities sold in the Remarketing, and the Trust will exchange the Notes not included in the Remarketing for additional trust preferred securities of the New Trust.

Each Remarketing Period will last for 30 days. On any day other than the last business day of a Remarketing Period, we will have the right, in our absolute discretion and without prior notice to the holders of the PPS, to postpone the Remarketing until the next business day.

The following diagram shows the principal features of a Remarketing:

Remarketing Process

(1)	The Notes owned by the Trust and pledged to Wells Fargo are remarketed to new investors.

(2)	Net proceeds from the Remarketing are placed in the Deposit, which will be used to purchase the Preferred Stock under the Stock Purchase Contracts and, combined with the final semi-annual Contract Payment on the Stock Purchase Contracts, make the final semi-annual payment due to holders of the Normal PPS on the Stock Purchase Date at the rate of 7.70% per annum of their liquidation amount.

What happens if the first Remarketing is not successful?

If the Remarketing Agent cannot remarket the Notes during the first Remarketing Period at a price that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value, then:

•	the interest rate on the Notes will not be reset;

•	the Notes will continue to bear interest at the interest rate originally applicable;

•

the Remarketing Agent will attempt to establish a Reset Rate or Reset Spread meeting the requirements described under “What is a Remarketing?” on page S-18 and remarket the Notes in subsequent Remarketing Periods; and

•	the subsequent Remarketing Periods shall begin on each of April 21, 2013, July 21, 2013, October 21, 2013 and January 21, 2014.

Any Remarketing after the first Remarketing will be subject to the same conditions and procedures described under “What is a Remarketing?” on page S-18, except that if a successful Remarketing has not previously occurred and, as a result, the Remarketing Agent attempts a Remarketing in the Remarketing Period beginning on January 21, 2014, the Reset Rate for that

Remarketing will not be subject to the Fixed Rate Reset Cap or the Reset Spread for that Remarketing will not be subject to the Floating Rate Reset Cap, as applicable, and we may elect that the Notes will be remarketed as senior notes.

What is an Early Remarketing?

If an Early Settlement Event occurs, as described under “What is an Early Settlement Event?” below, the Remarketing process will be moved up such that the first Remarketing Period will begin on the next January 21, April 21, July 21 or October 21 that is at least 30 days after the occurrence of the Early Settlement Event. We will conduct an “Early Remarketing” in which:

•

the first Remarketing attempt will be on the basis that the Notes will be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, and will continue to be subordinated to our senior debt as prior to the Remarketing;

•

the second, third and fourth Remarketing attempts will be on the basis that the Notes will be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, but may, at our election, be remarketed as senior notes; and

•

the fifth and last Remarketing attempt will be on the basis that the Notes will not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, and may, at our election, be remarketed as senior notes.

The elections described under “What is a Remarketing?” on page S-18 with respect to changing the optional redemption date and maturity date and remarketing the Notes in the form of trust preferred securities will also apply to an Early Remarketing.

If the first Remarketing attempt in an Early Remarketing is not successful, up to four additional attempts will be made beginning on the next January 21, April 21, July 21 or October 21, as applicable, immediately following the first Remarketing Period, and the Stock Purchase Date shall be the March 26, June 26, September 26 or December 26, or if any such day is not a business day, the next business day, immediately following the Remarketing Settlement Date or the final unsuccessful attempt. In the case of an Early Settlement Event resulting from the entry of an order for dissolution of the Trust by a court of competent jurisdiction, however, there shall be only one Remarketing Period and the Reset Rate shall not be subject to the Fixed Rate Reset Cap or the Reset Spread shall not be subject to the Floating Rate Reset Cap, as applicable. If that Remarketing is not successful, it shall be deemed a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 26, June 26, September 26 or December 26, or if such day is not a business day, the next business day.

What is an Early Settlement Event?

An “Early Settlement Event” shall be deemed to occur if:

•	our “total risk-based capital ratio” is less than 10%;

•	our “tier 1 risk-based capital ratio” is less than 6%;

•	our “leverage capital ratio” is less than 4%;

•	the Federal Reserve, in its discretion, anticipates that we may fail one or more of the capital tests referred to above in the near term and delivers a notice to us so stating; or

•	the Trust is dissolved pursuant to the entry of an order for dissolution by a court of competent jurisdiction.

The related Early Settlement Event in the case of the tests described in the first three bullets will be deemed to occur on the date we file a Form FR Y-9C showing in Schedule HC-R (or successor forms) that the related capital measure has not been met.

If I hold Capital PPS, may I dispose of them in a Remarketing?

If you hold Capital PPS, you may elect to dispose of them in the Remarketing. If the Remarketing is successful, you would then receive an amount equal to the Remarketing Value of the corresponding Notes on the Remarketing Settlement Date. You may wish to make this election if you think that you would not want to hold Capital PPS after the Remarketing because of the changes in the distribution rate and other terms that may occur as a result of the Remarketing. To make this election, you must deliver your Capital PPS to the Transfer Agent for the PPS by 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period, as described under “Description of the PPS—Remarketing of the Notes—Capital PPS” on page S-55.

What happens if the Remarketing Agent cannot remarket the Notes successfully by the end of the fifth Remarketing Period?

If the Remarketing Agent fails to remarket the Notes successfully by the end of the fifth Remarketing Period, which except in an Early Remarketing would be the 30-day period beginning on January 21, 2014, the interest rate on the Notes will not be reset and they will continue to accrue interest at the interest rate that would otherwise apply. We refer to this situation as a “Failed Remarketing.” In the event of a Failed Remarketing, we may move the maturity date of the Notes to any date on or after the First Optional Redemption Date.

Following a Failed Remarketing, on the Stock Purchase Date we will exercise our rights as a secured party and, subject to applicable law, retain the Notes pledged to secure the Trust’s obligations under the Stock Purchase Contracts or their proceeds under the Collateral Agreement or sell the Notes in one or more public or private sales. In either case, together with the application of the proceeds at maturity of any Qualifying Treasury Securities held by the Collateral Agent, this would satisfy the Trust’s obligations under the Stock Purchase Contracts in full and we would deliver the Preferred Stock to the Trust. We will pay any accrued and unpaid interest not otherwise paid in cash on the Notes pledged to us by the Trust in Additional Subordinated Notes. Holders of Normal PPS and Capital PPS will receive distributions corresponding to payments of principal of and interest on these Additional Subordinated Notes received by the Trust.

Stock Purchase Date—Settlement after Failed Remarketing

(1)	If five Remarketing attempts fail, Wells Fargo will exercise its rights under the Collateral Agreement either to retain the Notes or dispose of them and apply the proceeds in settlement of the Stock Purchase Contracts. In either case, the Trust’s obligations under the Stock Purchase Contracts will be satisfied in full and Wells Fargo will deliver the Preferred Stock to the Trust and make a final semi-annual Contract Payment on the Stock Purchase Contracts.

(2)	The Trust uses the final semi-annual Contract Payment and the interest payment due on the Stock Purchase Date on the Notes to make a distribution to holders of the Normal PPS at the rate of 7.70% per annum of their liquidation amount, which is the initial combined distribution rate on the Normal PPS.

After the Settlement of the Stock Purchase Contracts

(1)	After settlement of the Stock Purchase Contracts on the Stock Purchase Date, for each $1,000 liquidation amount of Normal PPS and Stripped PPS the Trust will own 1/100th of a share of Preferred Stock.

What happens on the Stock Purchase Date?

If there has been a successful Remarketing, on the Stock Purchase Date, the Bank will repay the Deposit and a portion of the proceeds, together with the cash proceeds of the Qualifying Treasury Securities, automatically will be applied towards satisfying the Trust’s obligation to purchase Preferred Stock under the Stock Purchase Contracts, and we will issue the Preferred Stock to the Trust. The Trust will apply the remainder of the proceeds of the Deposit and the Contract Payments actually received from Wells Fargo to make the distributions due on the Regular Distribution Date to holders of Normal PPS and Stripped PPS. Whether or not there has been a successful Remarketing, holders will not be required to deliver any additional cash or securities to the Trust.

Each Stripped PPS will automatically, without any action by holders being necessary, be and become a Normal PPS on the business day immediately following the Stock Purchase Date, unless there has been a Failed Remarketing and we have issued Additional Subordinated Notes to the Trust in respect of deferred interest on the Notes, in which case the Stripped PPS will only be and become Normal PPS on the first business day after these Additional Subordinated Notes have been paid in full. The Normal PPS, and the Stripped PPS if then outstanding, will represent a beneficial interest in the Trust corresponding to 1/100th of a share of Preferred Stock. If we have issued Additional Subordinated Notes to the Trust in respect of deferred interest on the Notes, the Normal PPS, but not the Stripped PPS, will also correspond to these Additional Subordinated Notes. On the Stock Purchase Date, holders of the Normal PPS and the Stripped PPS will also receive the distributions described under “What distributions or payments will be made to holders of the Normal PPS, Stripped PPS and Capital PPS?” on page S-13.

The following diagrams show what happens on the Stock Purchase Date if there has been a successful Remarketing during the first scheduled Remarketing Period beginning on January 21, 2013, as well as the corresponding assets of the Trust for each Normal PPS after the Stock Purchase Date:

Stock Purchase Date

(1)	The Bank repays the Deposit.

(2)	The Trust purchases the Preferred Stock from Wells Fargo for $100,000 per share under the Stock Purchase Contracts using the proceeds at maturity of the Qualifying Treasury Securities and a portion of the proceeds of the Deposit. Wells Fargo makes the final semi-annual Contract Payment to the Trust.

(3)	The Trust uses the final semi-annual Contract Payment and the remainder of the proceeds of the Deposit to make a distribution to holders of the Normal PPS at the rate of 7.70% per annum of their liquidation amount, which is the initial combined distribution rate on the Normal PPS corresponding to interest on the Notes and the Contract Payment.

After settlement of the Stock Purchase Contracts on the Stock Purchase Date, for each $1,000 liquidation amount of Normal PPS and Stripped PPS the Trust will own 1/100th of a share of Preferred Stock.

What happens to the Stock Purchase Contracts in the event of a bankruptcy or merger of Wells Fargo?

The Stock Purchase Contracts, our and the Trust’s related rights and obligations under the Stock Purchase Contracts, including the right and obligation to purchase Preferred Stock and the right to receive accrued Contract Payments, automatically will terminate upon a bankruptcy, insolvency or reorganization of Wells Fargo (not including any of its subsidiaries). If the Bank is placed in receivership while it is holding the Deposit, and if the Stock Purchase Contracts have not been terminated, the Deposit will be assigned to us on the Stock Purchase Date as payment for the Preferred Stock corresponding to the Normal PPS; however, if the Stock Purchase Contracts have been terminated, the Deposit will remain property of the Trust until the Trust’s assets are distributed to the holders of the Trust securities.

We can generally merge or consolidate with another entity, or transfer all or substantially all our property and assets. We will agree not to merge or consolidate with any other person unless the surviving corporation assumes our obligations under the Stock Purchase Contracts and reserves sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred Stock, such that the Trust will receive, on the Stock Purchase Date, or if the merger or consolidation occurs after the Stock Purchase Date, the surviving entity issues to the Trust preferred stock having substantially the same rights as the Preferred Stock that it would have received had such merger or consolidation not occurred.

What is the ranking of the Trust’s claims against Wells Fargo either for the Contract Payments under the Stock Purchase Contracts or for interest or principal on the Notes if Wells Fargo were to become insolvent?

The Trust’s claims against us for Contract Payments or for payments of principal and interest on the Notes are junior and subordinated to our senior debt as described under “Description of the Notes—Subordination” on page S-80. As mentioned above, your right to receive accrued and unpaid Contract Payments automatically will terminate upon the occurrence of particular events of Wells Fargo’s bankruptcy, insolvency or reorganization.

In connection with an Early Remarketing, other than the first attempt at Remarketing, we may elect that our obligations under the Notes shall be remarketed as senior notes.

Are there limitations on our or the Trust’s right to redeem or repurchase the PPS?

At or prior to the initial issuance of the Normal PPS, we will enter into a Replacement Capital Covenant, referred to as the “Replacement Capital Covenant,” relating to the PPS, the Notes and the shares of Preferred Stock the Trust will purchase under the Stock Purchase Contracts. The Replacement Capital Covenant will become effective if we so notify the holders of Covered Debt, as defined in “Replacement Capital Covenant” on page S-117, and will benefit only these holders and not be enforceable by holders of the PPS, the Notes or the Preferred Stock. However, if the Replacement Capital Covenant becomes effective it could preclude us from repurchasing the PPS or redeeming or repurchasing Notes or shares of Preferred Stock at a time when we might otherwise wish to repurchase the PPS or redeem or repurchase Notes or shares of Preferred Stock. If notice of redemption of any Preferred Stock has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, from and after such deposit and notice of the redemption date, those shares shall no longer be deemed outstanding and all rights of the holders of those shares of Preferred Stock (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

In the Replacement Capital Covenant, we covenant that neither we nor any of our subsidiaries will redeem or purchase:

•	Notes prior to the Stock Purchase Date, or

•	Normal PPS, Stripped PPS or Preferred Stock prior to the date that is 10 years after the Stock Purchase Date,

except in either case to the extent:

•	we have obtained the prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve, and

•	the total redemption or purchase price is equal to or less than the sum, as of the date of redemption or repurchase, of

•	133.33% of the aggregate amount of

•	net cash proceeds we or our subsidiaries have received from the issuance and sale of common stock and rights to acquire common stock of Wells Fargo, and

•

the market value of common stock of Wells Fargo that we or our subsidiaries have delivered (1) in connection with the conversion or exchange of any securities of Wells Fargo or any subsidiary for which neither we nor any subsidiary have received previous equity credit from a nationally recognized statistical rating organization or (2) as consideration for property or assets in an arm’s-length transaction, plus

•

100% of the aggregate net cash proceeds we or our subsidiaries have received from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant and are the same as, or more equity-like than, the applicable characteristics of the PPS at that time, in each case during the 180 days prior to the date of such purchase or the date we give notice of such redemption.

Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Notes prior to the Stock Purchase Date and any redemption or repurchase of the PPS currently is subject to prior approval of the Federal Reserve. See “What are the basic terms of the Notes?” on page S-5 concerning limitations on our right to redeem the Notes before the Stock Purchase Date and “What are the basic terms of the Preferred Stock?—Redemption” on page S-8 concerning limitations on our right to redeem or repurchase shares of Preferred Stock.

The Trust will redeem the Capital PPS in exchange for Notes (or, if we elect to remarket the Notes as trust preferred securities as described under “What is a Remarketing?” on page S-18, in exchange for trust preferred securities of the New Trust) promptly after the Remarketing Settlement Date. After the Stock Purchase Date, if the Notes have not been successfully remarketed, or the earlier termination of the Stock Purchase Contracts upon our bankruptcy, insolvency or reorganization or the redemption of the Notes prior to the Stock Purchase Date, the Trust may redeem the Capital PPS, in whole but not in part, in exchange for Notes having a principal amount equal to the liquidation amount of the Capital PPS so redeemed, provided that there are no Additional Subordinated Notes outstanding that were issued in respect of deferred interest on the Notes. The Trust is also required to redeem the Normal PPS upon redemption of the Preferred Stock and to redeem any outstanding Capital PPS upon the maturity or earlier redemption of the Notes, in each case from the proceeds of the corresponding security.

When can the Trust be dissolved?

The Trust may only be dissolved: (i) upon a bankruptcy, dissolution or liquidation of the holder of the Trust Common Securities, (ii) at any time after the Stock Purchase Date or earlier termination of the Stock Purchase Contracts, upon the direction of the holder of the Trust Common Securities, (iii) upon the redemption of all the PPS in accordance with the provisions of the Trust Agreement, or (iv) upon the entry of an order for the dissolution of the Trust by a court of competent jurisdiction. The dissolution of the Trust pursuant to the entry of an order for dissolution will constitute an Early Settlement Event if it occurs prior to the Stock Purchase Date and the Stock Purchase Contracts have not otherwise been terminated. Wells Fargo is the initial holder of the Trust Common Securities.

Upon the dissolution, after satisfaction of liabilities of creditors of the Trust, holders of each series of PPS will generally receive corresponding assets of the Trust in respect of their PPS, which may in the case of Normal PPS after the Stock Purchase Date consist of depositary shares evidenced by depositary receipts, each representing a fraction of a share of Preferred Stock deposited with a depositary, and the PPS will no longer be deemed to be outstanding.

What is the extent of our Guarantee?

Pursuant to a guarantee, or “Guarantee,” that we will execute and deliver for the benefit of holders of PPS, we will irrevocably guarantee, on a junior subordinated basis, the payment in full of the following:

•	any accumulated and unpaid distributions required to be paid on the PPS, to the extent the Trust has funds available to make the payment;

•	the redemption price for any PPS called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to the holders of the PPS, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the PPS to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the PPS upon liquidation of the Trust.

Our obligations under the Guarantee are unsecured, are subordinated to and junior in right of payment to all of our senior debt, are pari passu with our existing parity obligations and will rank on a parity with any other similar guarantees we may issue in the future.

The PPS, the Guarantee and the Notes do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to or equally with the Notes and the Guarantee.

The Guarantee, when taken together with our obligations under the Notes and the Indenture, the Stock Purchase Contracts and the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than liabilities with respect to the Trust securities, has the effect of providing a full and unconditional guarantee by Wells Fargo of amounts due on the PPS.

What are the U.S. federal income tax consequences related to the PPS?

If you purchase Normal PPS in the offering, we will treat you for U.S. federal income tax purposes as having acquired an interest in the Notes and Stock Purchase Contracts held by the Trust. You must allocate the purchase price of the Normal PPS between those Notes and Stock Purchase Contracts in proportion to their respective fair market values, which will establish your initial tax basis in the Notes and the Stock Purchase Contracts. We will treat the fair market value of each interest in the Notes as $1,000 and the fair market value of each Stock Purchase Contract as $0. This position generally will be binding on the beneficial owner of each Normal PPS but not on the Internal Revenue Service.

Assuming full compliance with the terms of the Trust Agreement, the Trust will not be classified as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and the Trust intends to treat itself as one or more grantor trusts or agency arrangements for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, we will treat each U.S. holder (as defined under “Certain U.S. Federal Income Tax Consequences” on page S-125) of Normal PPS as purchasing and owning a beneficial interest in the Notes and as required to take into account its pro rata share of all items of income, gain, loss or deduction of the Trust.

The Notes will be treated as our indebtedness for U.S. federal income tax purposes (although not free from doubt). We intend to treat stated interest on the Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting, and by purchasing a Normal PPS you agree to report income on this basis. However, because there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, other treatments of the Notes are possible.

If we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive. We intend to report Contract Payments on the Stock Purchase Contracts as income to you, but you may want to consult your tax advisor concerning the U.S. federal income tax treatment of the Contract Payments. See “Certain U.S. Federal Income Tax Consequences” on page S-125.

What are the U.S. federal income tax consequences related to the Preferred Stock?

Any distribution with respect to the Preferred Stock that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you. Any such dividend will be eligible for the dividends received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction.

What are our expected uses of proceeds from the offering of the PPS?

We expect to receive net proceeds from this offering of approximately $2,468,250,000, after estimated expenses and underwriting commissions. The Trust will invest all of the proceeds from the sale of the Normal PPS and the Trust Common Securities in the Notes issued by us.

We intend to use the net proceeds for general corporate purposes. The precise amounts and timing of the application of proceeds will depend on the requirements of Wells Fargo and its subsidiaries and affiliates.

R ISK FACTORS

An investment in the PPS is subject to a number of risks. You should carefully review the following risk factors and other information contained in this prospectus supplement, in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether this investment is suited to your particular circumstances. In addition, because each PPS sold in the offering will represent a beneficial interest in the Trust, which will own our Notes and enter into Stock Purchase Contracts with us to acquire our Preferred Stock, you are also making an investment decision with regard to the Notes and the Preferred Stock. You should carefully review all the information in this prospectus supplement about all of these securities.

Risks Relating to the PPS

We may defer Contract Payments and interest payments on the Notes, and this may have an adverse effect on the value of the PPS.

We may at our option, and will if so directed by the Federal Reserve, defer the payment of all or part of the Contract Payments on the Stock Purchase Contracts through the Stock Purchase Date, in which case the Trust would defer distributions of corresponding amounts on the Normal PPS and the Stripped PPS. We may at our option, and will if so directed by the Federal Reserve, elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to seven years, as described under “Description of the Notes—Option to Defer Interest Payments” on page S-79, in which case the Trust would defer distributions of corresponding amounts on the Normal PPS and Capital PPS. Further, if we defer payment on the Stock Purchase Contracts or the Notes, the market price of the Normal PPS is likely to be adversely affected. As a result of our right to defer payment of Contract Payments on the Stock Purchase Contracts and interest on the Notes, the market price of the Normal PPS, payments that depend solely on Contract Payments and payments of interest made on the Notes, may be more volatile than the market prices of other securities that are not subject to optional deferral. If we exercise our option to defer interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount. As a result, you will be required to continue to accrue income for U.S. federal income tax purposes even though you would not receive current cash payments in respect of the Notes. See “Certain U.S. Federal Income Tax Consequences” on page S-125. Furthermore, if the Stock Purchase Contracts are terminated due to our bankruptcy, insolvency or reorganization, the right to receive Contract Payments and deferred Contract Payments, if any, will also terminate.

If the Notes are successfully remarketed, the proceeds will reflect the value of accrued and unpaid interest and, to the extent not placed in the Deposit to fund the purchase of the Preferred Stock and the final payment under the Normal PPS, will be paid to the holders of the Normal PPS and Trust Common Securities and holders of Capital PPS who elected to dispose of their Capital PPS in connection with the Remarketing. If the Notes are not successfully remarketed, on the Stock Purchase Date, the Trust will receive Additional Subordinated Notes in respect of any deferred interest, which it will hold as additional assets corresponding to the Normal PPS and Capital PPS. If we defer any Contract Payments until the Stock Purchase Date, in lieu of a cash payment the Trust will receive Additional Subordinated Notes in respect of any deferred payments, which it will hold as additional assets corresponding to the Normal PPS, the Stripped PPS and Trust Common Securities. The Additional Subordinated Notes that we issue to the Trust in satisfaction of deferred interest or Contract Payments will be pari passu with, and bear interest at the rate originally applicable to, the Notes, which could be less than the then-current market rate of interest.

In addition, the terms of our outstanding junior subordinated debt securities prohibit us from making any payment of principal of or interest on the Notes or the Guarantee relating to the PPS and from repaying, redeeming or repurchasing any Notes if any event of default has occurred and is continuing with respect to such securities, we are in default relating to our payment of any obligations under a guarantee with respect to the securities of any trust holding such securities or we shall have given notice of our election to defer payments of interest on such securities but the related deferral period has not yet commenced or a deferral period is continuing.

The indenture does not limit the amount of indebtedness for money borrowed we may issue that ranks senior to the Notes upon our liquidation or in right of payment as to principal or interest.

The Notes will be subordinate and junior upon our liquidation to all of our existing and future senior debt. Our senior debt includes approximately $2.8 billion of existing junior subordinated debt securities issued in connection with trust preferred securities issued by our capital trusts. As of March 31, 2008, there was approximately $89.7 billion of outstanding senior debt of Wells Fargo, excluding obligations under letters of credit, guarantees, foreign exchange contracts and interest swap contracts. In addition, Wells Fargo was obligated on such date under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts to which the Notes will be subordinated pursuant to the terms of the Indenture. The Indenture does not limit the amount of senior debt that we may issue.

In addition, the terms of the Notes permit us to make any payment of principal or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities. They also permit us to make any payment of current or deferred interest on parity securities and on the Notes during a deferral period that is made pro rata to the amounts due on such parity securities and the Notes. For these purposes, “parity securities” means debt securities or guarantees that rank on a parity with the Notes upon our liquidation and includes at the date of this prospectus supplement only the existing parity obligations. Under the terms of the existing parity securities, we may be required to make payments of interest during a deferral period on the Notes.

Neither the Indenture nor the Trust Agreement restricts our incurrence of additional debt, including senior debt and parity securities.

If the Trust must settle the Stock Purchase Contracts early, you may earn a smaller return on your investment.

The Remarketing process may begin before January 21, 2013 if certain adverse events described under “Description of the Notes—Early Settlement Events” on page S-87 occur. Although dividends will accrue on the Preferred Stock at the same rate as the combined rate at which Contract Payments and interest on the Notes would have accrued through the Distribution Date in March 2013, Preferred Stock dividends are non-cumulative and thus the distributions on the Normal PPS would become non-cumulative at an earlier date than expected. The Preferred Stock acquired by the Trust will also rank junior in priority on liquidation of Wells Fargo to the Notes. Accordingly, if an Early

Settlement Event occurs, the Trust may skip distributions that otherwise would have been cumulative and if Wells Fargo becomes insolvent prior to the date on which the Stock Purchase Date would otherwise have occurred, the Trust’s claim against Wells Fargo in the insolvency will rank lower than it would have ranked.

The Preferred Stock that the Trust purchases on the Stock Purchase Date may be worth less than the amount it pays for it.

The Trust must buy our Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date at a fixed price of $100,000 per share, or $1,000 for each 1/100th interest in a Stock Purchase Contract corresponding to Normal PPS or Stripped PPS. Although dividends, if declared, will accrue on the Preferred Stock at a floating rate commencing on the later of the Dividend Payment Date in March 2013 and the Stock Purchase Date, the Dividend Rate will be determined by a spread from LIBOR that is established at the time of this offering. Accordingly, adverse changes in our credit quality or market rates may cause the market value of the Preferred Stock that the Trust will purchase on the Stock Purchase Date to be lower than the price per share that the Stock Purchase Contracts require it to pay. Holders of Normal PPS and Stripped PPS are assuming the entire risk that the market value of the Preferred Stock purchased by the Trust will be lower than the purchase price of the Preferred Stock and that the market value of 1/100th of a share of Preferred Stock corresponding to a Normal PPS may be less than the price they paid for it, and that difference could be substantial.

The return of Pledged Securities on termination of the Stock Purchase Contracts could be delayed if we become subject to a bankruptcy proceeding.

Notwithstanding the automatic termination of the Stock Purchase Contracts, if we become the subject of a case under the U.S. Bankruptcy Code, imposition of an automatic stay under Section 362 of the Bankruptcy Code, if applicable, or any court-ordered stay may delay the return to the Trust of the securities or Deposit being held as collateral for the Stock Purchase Contracts, and the delay may continue until the stay has been lifted. The stay will not be lifted until the bankruptcy judge agrees to lift it and return the collateral to the Trust, and the Trust will not be able to distribute the Notes or proceeds of the Deposit held as collateral to the holders of the Normal PPS or to distribute the Qualifying Treasury Securities held as collateral to the holders of the Stripped PPS until they are returned to it.

The Contract Payments and interest on the Notes beneficially owned by the Trust will be contractually subordinated and will be effectively subordinated to the obligations of our subsidiaries.

Our obligations with respect to Contract Payments and interest on the Notes will be subordinate and junior in right of payment and upon liquidation to our obligations under all of our senior debt, as defined under “Description of the Notes—Subordination” on page S-80.

We receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including any depositors, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the Contract Payments and payments on our Notes, and therefore the payments on the PPS, effectively will be subordinated to all existing and future liabilities of our subsidiaries.

We guarantee distributions on the PPS only to the extent the Trust has cash available.

If you hold any of the PPS, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the PPS, to the extent the Trust has funds available to make the payment;

•	the redemption price for any PPS called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to holders of PPS, the lesser of:

•	the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the PPS to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the PPS upon liquidation of the Trust.

If we do not make a required Contract Payment on the Stock Purchase Contracts or interest payment on the Notes, the Trust will not have sufficient funds to make the related payment on the PPS. The Guarantee does not cover payments on the PPS when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the Stock Purchase Contracts or the Notes when due, holders of the PPS will have to rely on the enforcement by the Property Trustee of the trustee’s rights as owner of the Stock Purchase Contracts or the Notes, or, to the extent permitted, proceed directly against us for payment of any amounts due on the Stock Purchase Contracts or the Notes.

Our obligations under the Guarantee are unsecured and are subordinated to and junior in right of payment to all of our senior debt, and will rank on a parity with any similar guarantees issued by us in the future.

Holders of the PPS have limited rights under the Notes and Stock Purchase Contracts.

Except as described below, as a holder of the PPS you will not be able to exercise directly any other rights with respect to the Notes or Stock Purchase Contracts.

If an event of default under the Trust Agreement were to occur and be continuing, holders of the PPS would rely on the enforcement by the Property Trustee of its rights as the registered holder of the Notes and the Stock Purchase Contracts against us. In addition, the holders of a majority in liquidation amount of the relevant series of PPS would have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as the holder of the Notes and Stock Purchase Contracts.

The Indenture provides that the Indenture Trustee must give holders notice of all defaults as and to the extent provided under the Trust Indenture Act. However, except in the cases of a default in the payment of the principal of (or premium, if any) or interest (including additional interest) on the Notes, the Indenture Trustee will be protected in withholding the notice if its board of directors, executive committee or a trust committee of directors and/or responsible officers of the Indenture Trustee determine in good faith that withholding of the notice is in the interest of such holders. For this purpose, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to the Notes.

If the Property Trustee were to fail to enforce its rights under the Notes in respect of an Indenture event of default after a record holder of the Capital PPS or (if prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS had made a written request, that record holder of the Capital PPS or the Normal PPS may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the Property Trustee’s rights under the Notes. In addition, if we were to fail to pay interest or principal on the Notes on the date that interest or principal is otherwise payable, except for deferrals permitted by the Indenture, and this failure to pay were continuing, holders of the Capital PPS and, if such failure occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, holders of the Normal PPS may directly institute a proceeding for enforcement of payment of the principal of or interest on the Notes having a principal amount equal to the aggregate liquidation amount of their Capital PPS or Normal PPS (a “direct action”) after the respective due dates specified in the Notes. In connection with a direct action, we would have the right under the Trust Agreement and the Guarantee Agreement to set off any payment made to that holder by us. The Stock Purchase Contract Agreement contains similar provisions with respect to a direct action by holders of Normal PPS or Stripped PPS in the event of our default under the Stock Purchase Contracts.

The Property Trustee, as holder of the Notes on behalf of the Trust, has only limited rights of acceleration.

The Property Trustee, as holder of the Notes on behalf of the Trust, may accelerate payment of the principal and accrued and unpaid interest on the Notes only upon the occurrence and continuation of an Indenture event of default. An Indenture event of default is generally limited to payment defaults after giving effect to our deferral rights, the voluntary or involuntary dissolution, winding-up or other termination of the Trust at any time it is holding the Notes, subject to certain exceptions, and specific events of bankruptcy, insolvency and reorganization of Wells Fargo (not including any of its subsidiaries).

There is no right to acceleration upon breaches by us of other covenants under the Indenture or default on our payment obligations under the Guarantee.

The secondary market for the PPS may be illiquid.

We are unable to predict how the PPS will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the PPS. Although we will apply to list the Normal PPS on the New York Stock Exchange under the symbol “WFC/PPS”, we can give you no assurance as to the liquidity of any market that may develop for the Normal PPS. In addition, in the event that substantial numbers of Normal PPS are exchanged for Stripped PPS and Capital PPS, the liquidity of Normal PPS could decrease. If Stripped PPS or Capital PPS are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may list the Stripped PPS or

Capital PPS on the same exchange as the Normal PPS are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so. Accordingly, if you exchange Normal PPS for Stripped PPS and Capital PPS, your ability to sell them may be limited, and we can give you no assurance whether a trading market, if it develops, will continue. As Normal PPS may only be held or transferred in amounts having an aggregate liquidation amount of at least $1,000, the trading market for Normal PPS may be less active than markets for securities that may be held or transferred in smaller denominations and may be less liquid.

The listing of the Normal PPS will not necessarily ensure that an active trading market will be available or will continue for the Normal PPS or that you will be able to sell your Normal PPS at the price you originally paid for them.

We may redeem the PPS prior to March 26, 2017 upon the occurrence of certain special events.

We may redeem all, but not less than all, of the Notes prior to the Stock Purchase Date upon the occurrence of a tax event, an investment company event, a rating agency event or a capital treatment event. Additionally, we may redeem all, but not less than all, of the Notes on or after the Stock Purchase Date and prior to March 26, 2017 upon the occurrence of a capital treatment event, a tax event or an investment company event. The redemption price of the Notes in the case of a redemption in connection with a rating agency event or tax event will be equal to the greater of 100% of their principal amount and a make-whole amount, plus in each case accrued and unpaid interest through the date of redemption. The redemption price of the Notes in the case of a redemption in connection with a capital treatment or an investment company event will be equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption. If we redeem the Notes prior to the Stock Purchase Date, the Stock Purchase Contracts will terminate automatically and the Trust will redeem the PPS. Holders of Normal PPS and Capital PPS will receive an amount in cash equal to the redemption price of the Notes that are corresponding assets of their PPS and holders of Stripped PPS will receive the Qualifying Treasury Securities that are corresponding assets of their Stripped PPS. Holders of Normal PPS and Stripped PPS will also receive accrued and unpaid Contract Payments through the date of redemption with respect to their beneficial interests in Stock Purchase Contracts that are corresponding assets of the relevant series of PPS. See “Description of the Notes—Redemption” on page S-90.

Federal banking authorities may restrict distributions on or redemptions of the PPS.

Federal banking authorities have the right to supervise and examine us and our subsidiaries, including the Trust. Such supervision and examination is intended primarily for the benefit of depositors and not for holders of our securities. The Comptroller of the Currency has the authority to restrict the payment of dividends and other payments from the Bank and our other national bank subsidiaries to us. The Federal Reserve also has the authority to restrict or prohibit the payment of dividends on our common stock and distributions on the PPS. Such actions, if taken, could cause us to defer interest payments on the Notes and distributions on the PPS or not declare dividends on the Preferred Stock. Any redemptions or repurchases of PPS (other than redemptions of Capital PPS in connection with a successful Remarketing) are, under current rules, subject to prior Federal Reserve approval and repurchases of Preferred Stock will also require prior Federal Reserve approval. Any redemption of the Notes prior to the Stock Purchase Date (or, if we if we elect to remarket the Notes in the form of trust preferred securities as described under “Description of the Notes—Remarketing” on page S-83, at any time thereafter) will be subject to receipt of prior approval by the Federal Reserve, if required.

Certain aspects of the tax accounting for the Notes are unclear.

The Notes will be treated as our indebtedness for U.S. federal income tax purposes (although the matter is not free from doubt). We intend to treat stated interest on the Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting, and by purchasing a Normal PPS you agree to report income on this basis. However, because no regulations, rulings or other authorities address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, other treatments of the Notes are possible. See “Certain U.S. Federal Income Tax Consequences—Taxation of the Notes—Possible Alternative Characterizations and Treatments” on page S-127.

Additional Risks Related to the Normal PPS after the Stock Purchase Date

In purchasing the PPS in the offering, you are making an investment decision with regard to the Preferred Stock.

As described in this prospectus supplement, on the Stock Purchase Date we will issue the Preferred Stock to the Trust. If you hold Normal PPS or Stripped PPS on the Stock Purchase Date, your securities will thereafter represent beneficial interests in the Trust corresponding to 1/100th of a share of Preferred Stock for each $1,000 liquidation amount of PPS. After the Stock Purchase Date, the Trust will rely solely on the payments it receives on the Preferred Stock to fund all payments on the Normal PPS, other than payments corresponding to payments on Additional Subordinated Notes that we may issue in respect of any deferred interest on the Notes after a Failed Remarketing or in respect of deferred Contract Payments. Accordingly, you should carefully review the information in this prospectus supplement regarding the Preferred Stock.

The Preferred Stock is equity and ranks junior to all of our existing and future indebtedness, and our ability to declare dividends on the Preferred Stock may be limited.

Shares of Preferred Stock are equity interests in Wells Fargo and do not constitute indebtedness. As such, shares of Preferred Stock will rank junior to all indebtedness and other non-equity claims on Wells Fargo with respect to assets available to satisfy claims on Wells Fargo, including in a liquidation of Wells Fargo. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Preferred Stock (1) dividends are payable only when and if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds.

Also, as a bank holding company, Wells Fargo’s ability to declare and pay dividends is dependent on certain federal regulatory considerations. Wells Fargo is an entity separate and distinct from its principal subsidiary, the Bank, and depends upon dividends, including dividends from the Bank, to meet its obligations to pay the principal of and interest on its outstanding debt obligations and corporate expenses. Wells Fargo has issued and outstanding debt securities (and may issue additional debt securities in the future) under which we may defer interest payments from time to time, but in that case we would not be permitted to pay dividends on any of our capital stock, including the Preferred Stock, during the deferral period. The Preferred Stock will rank on parity with respect to the payment of dividends with the outstanding Convertible Preferred Stock.

Investors should not expect Wells Fargo to redeem the Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. The Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Preferred Stock may be redeemed by us at our option either in whole or in part on any Dividend Payment Date occurring on or after the later of March 26, 2013 and the Stock Purchase Date. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend, among other things, upon our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. In addition to limitations imposed by law and our Certificate of Incorporation, our right to redeem the Preferred Stock once issued is subject to two important limitations, as described below. Accordingly, investors should not expect us to redeem the Preferred Stock on the date it first becomes redeemable or on any particular date thereafter.

First, under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock currently is subject to prior approval of the Federal Reserve. Moreover, unless the Federal Reserve authorizes us to do otherwise in writing, we will redeem the Preferred Stock only if it is replaced with other Tier 1 capital that is not a restricted core capital element—for example, common stock or another series of non-cumulative perpetual preferred stock.

There can be no assurance that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing the Preferred Stock with Tier 1 capital that is not a restricted core capital element, the Federal Reserve will authorize such redemption. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with Tier 1 capital that is not a restricted core capital element, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations.

Second, at or prior to initial issuance of the PPS, we are entering into the Replacement Capital Covenant. If the Replacement Capital Covenant becomes effective, it will limit our right to redeem or purchase the Normal PPS or Stripped PPS and the Preferred Stock. In the Replacement Capital Covenant, we covenant that neither we nor any of our subsidiaries will redeem or purchase the Normal PPS or Stripped PPS, the Preferred Stock or, prior to the Stock Purchase Date, the Notes, from and after the date we notify the holders of the Covered Debt of the effectiveness of the Replacement Capital Covenant and prior to the date that is 10 years after the Stock Purchase Date except to the extent that (i) we have obtained prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve under the Federal Reserve’s capital guidelines applicable to bank holding companies, and (ii) the total redemption or purchase price is equal to or less than designated percentages of (a) the market value of our common stock that we or our subsidiaries have delivered in connection with the conversion or exchange of any of our securities for which neither we nor any of our subsidiaries have received previous equity credit from any rating agency or as consideration for property or assets in an arm’s-length transaction, and (b) the net cash proceeds that we or our subsidiaries have received from the issuance of our common stock and certain other securities, in each case to persons other than our subsidiaries, during the 180 days prior to the date of such purchase or the date we give notice of such redemption.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or purchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, if the Replacement Capital Covenant becomes effective there could be circumstances where we would wish to redeem or repurchase some or all of the Preferred Stock and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from qualifying securities sufficient for that purpose.

Dividends on the Preferred Stock will be non-cumulative.

Dividends on the Preferred Stock will be non-cumulative. Consequently, if our board of directors does not declare a dividend for any Dividend Period, holders of Normal PPS will not be entitled to receive a distribution in respect of any such dividend, and any such unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a Dividend Period after the Dividend Payment Date for that period if our board of directors has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Preferred Stock or any other preferred stock we may issue.

If we are deferring payments on our outstanding junior subordinated debt securities or the Notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of the Notes and our other outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to our Preferred Stock, if an event of default has occurred and is continuing under the applicable indenture, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock will have limited voting rights in the event of non-payment of dividends under certain circumstances and with respect to certain fundamental changes in the terms of the Preferred Stock and certain other matters, as described under “Description of the Preferred Stock—Voting Rights” on page S-109.

WELLS FARGO & COMPANY

Wells Fargo & Company is a diversified financial services company organized under the laws of the State of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services organization, we own subsidiaries engaged in banking and a variety of related businesses. Our subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

Our principal executive office is located at 420 Montgomery Street, San Francisco, CA 94163. Our telephone number is (866) 249-3302.

If you would like to know more about us, see our documents incorporated by reference in the accompanying prospectus as described under the heading “Where You Can Find More Information” in the accompanying prospectus.

THE TRUST

The following is a summary of some of the terms of the Trust. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described under “Where You Can Find More Information” in the accompanying prospectus.

Wells Fargo Capital XIII, or the “Trust,” is a statutory trust organized under Delaware law pursuant to a Trust Agreement, dated as of April 22, 2004, and established by the filing of a certificate of trust with the Delaware Secretary of State on such date. The Trust Agreement of the Trust will be amended and restated in its entirety by us, the Delaware Trustee, the Property Trustee and the administrative trustees before the issuance of the PPS. We refer to the Trust Agreement, as so amended and restated, as the “Trust Agreement.” The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.”

The Trust was established solely for the following purposes:

•

issuing the PPS and the common securities issued concurrently to us by the Trust, or “Trust Common Securities,” and together with the PPS, the “Trust securities,” representing beneficial interests in the Trust;

•	investing the gross proceeds of the Trust securities in the Notes;

•	entering into the Stock Purchase Contract Agreement and holding the Stock Purchase Contracts;

•	holding the Notes, Qualifying Treasury Securities and an interest-bearing deposit with the Bank (the “Deposit”) and pledging them to secure the Trust’s obligations under the Stock Purchase Contracts;

•	selling the Notes in a Remarketing or an Early Remarketing;

•	purchasing the Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date and holding it thereafter; and

•	engaging in other activities that are directly related to the activities described above.

We will own all of the Trust Common Securities, either directly or indirectly. The Trust Common Securities rank equally with the PPS and the Trust will make payment on its Trust securities pro rata, except that upon certain events of default under the Trust Agreement relating to payment defaults on the Notes or non-payment of Contract Payments, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the PPS. We will acquire Trust Common Securities in an aggregate liquidation amount equal to $100,000.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as depositor of the Trust. The trustees will be BNY Trust, as the property trustee, or the “Property Trustee,” and BNYM (Delaware), as the Delaware trustee, or the “Delaware Trustee,” and two or more individual trustees, or “administrative trustees,” who are employees or officers of us or our affiliates. BNY Trust, as Property Trustee, will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act and will also act as trustee under the Guarantee and the Indenture. See “Description of the Guarantee” on page S-98.

Unless an event of default under the Indenture has occurred and is continuing at a time that the Trust owns any Notes, the holders of the Trust Common Securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee.

The Property Trustee and/or the Delaware Trustee may be removed or replaced for cause by the holders of a majority in liquidation amount of the PPS, considered together as a single series. In addition, holders of a majority in liquidation amount of the Capital PPS and, if prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, Normal PPS, considered together as a single series, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee if an event of default under the Indenture has occurred and is continuing and, at any time after the Stock Purchase Date, the holders of a majority in liquidation amount of the Normal PPS and the Stripped PPS will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee if we have failed to declare and pay dividends on the Preferred Stock held by the Trust for six or more consecutive quarters.

The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the Trust Common Securities, and in no event will the holders of the PPS have such right.

The Trust is a “finance subsidiary” of us within the meaning of Rule 3-10 of Regulation S-X under the Securities Act of 1933, as amended, or the “Securities Act.” As a result, no separate financial statements of the Trust are included in this prospectus supplement, and we do not expect that the Trust will file reports with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

The Trust is perpetual, but may be dissolved earlier as provided in the Trust Agreement.

We will pay all fees and expenses related to the Trust and the offering of the PPS.

USE OF PROCEEDS

We expect to receive net proceeds from the offering of approximately $2,468,250,000, after estimated expenses and underwriting commissions. The Trust will invest all of the proceeds from the sale of the Normal PPS and the Trust Common Securities in the Notes issued by us.

We intend to use the net proceeds for general corporate purposes. The precise amounts and timing of the application of proceeds will depend on the requirements of Wells Fargo and its subsidiaries and affiliates.

ACCOUNTING TREATMENT; REGULATORY CAPITAL

General

The proceeds from the sale of the PPS will be allocated between the Stock Purchase Contracts and the Notes in proportion to the fair market value of each at the date of the offering.

We will recognize the present value of the Contract Payments under the Stock Purchase Contracts as a liability with an offsetting reduction in stockholders’ equity. This liability increases over five years by interest charges to the statement of income based on a constant rate calculation. Contract Payments paid on the Stock Purchase Contracts will reduce this liability.

Each of the Stock Purchase Contracts is a forward transaction in the Preferred Stock. Upon settlement of a Stock Purchase Contract, we will receive $100,000 on that Stock Purchase Contract and will issue a share of Preferred Stock. The $100,000 we receive from the sale of each share of Preferred Stock pursuant to the Stock Purchase Contracts will be credited to our stockholders’ equity.

Fees and expenses incurred in connection with the offering will be allocated between the Notes and the Stock Purchase Contracts. The amount allocated to the Notes will be amortized and recognized as interest expense over the term of the Notes. The amount allocated to the Stock Purchase Contracts will be charged to stockholders’ equity.

Other Matters

Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to evaluate the accounting for financial instruments and derivative instruments, including instruments such as the PPS and the Stock Purchase Contracts. It is possible that our accounting for the PPS and the Stock Purchase Contracts could be affected by any new accounting guidance that might be issued by these standard-setting bodies.

Regulatory Capital Treatment

We expect that the Federal Reserve will treat the Normal PPS and Stripped PPS as Tier 1 capital in an amount equal to the amount of this offering for purposes of its capital guidelines applicable to bank holding companies such as Wells Fargo. We also expect that, although the Normal PPS and Stripped PPS will be “restricted core capital elements” for purposes of the guidelines prior to issuance of the Preferred Stock on the Stock Purchase Date, the Normal PPS and Stripped PPS will be treated as “qualifying mandatory convertible preferred securities” for purposes of those guidelines, with the consequence that the Normal PPS and Stripped PPS, taken together with the other enumerated restricted core capital elements that in the aggregate are limited to 15% of Tier 1 capital, will be subject to the separate sub-limit of 25% of Tier 1 capital for internationally active banking organizations once the guidelines adopted in 2005 become fully effective on March 31, 2009.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Quarter Ended	Fiscal Year Ended December 31,
	March 31, 2008	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges:

Excluding interest on deposits	2.98	2.85	3.38	4.03	5.92	5.76
Including interest on deposits	1.98	1.81	2.01	2.51	3.68	3.63

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:

Excluding interest on deposits	2.98	2.85	3.38	4.03	5.92	5.74
Including interest on deposits	1.98	1.81	2.01	2.51	3.68	3.62

•	The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes and effects of changes in accounting principles)

                              + (fixed charges) - (capitalized interest)

(fixed charges)

•	The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

(income before income taxes and effects of changes in accounting principles)

                              + (fixed charges) – (capitalized interest)

(fixed charges) + (pretax earnings required to cover preferred stock dividends)

•	Pretax earnings required to cover preferred stock dividends are calculated as follows:

        preferred stock dividends

1 – (our effective income tax rate)

•	Fixed charges, excluding interest on deposits, consist of

•	interest on short-term borrowings and long-term debt,

•	amortization of debt expense,

•	capitalized interest, and

•	one-third of net rental expense, which we believe is representative of the interest factor.

•	Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

We have included these computations in compliance with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

DESCRIPTION OF THE PPS

The following is a brief description of the terms of the PPS and of the Trust Agreement under which they are issued. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Trust Agreement, copies of which are available upon request from us.

General

The PPS will be issued pursuant to the Trust Agreement. The Property Trustee, BNY Trust, will act as indenture trustee for the PPS under the Trust Agreement for purposes of compliance with the provisions of the Trust Indenture Act. The PPS, each with a liquidation amount of $1,000, may be either Normal PPS, Stripped PPS or Capital PPS, and unless indicated otherwise, as used in this prospectus supplement the term “PPS” will include all three of these series of PPS. The PPS issued in the offering will consist of 2,500,000 Normal PPS, which are exchangeable for the other series of PPS as described herein. The terms of each series of PPS will include those stated in the Trust Agreement, including any amendments thereto and those made part of the Trust Agreement by the Trust Indenture Act and the Delaware Statutory Trust Act.

The Property Trustee, on behalf of the Trust, will initially own all of our Remarketable 7.50% Junior Subordinated Notes due 2044, or “Notes,” and will enter into a stock purchase contract agreement, or “Stock Purchase Contract Agreement,” with us pursuant to which it will own 25,001 stock purchase contracts, each a “Stock Purchase Contract,” having a stated amount of $100,000.

In addition to the PPS, the Trust Agreement authorizes the administrative trustees of the Trust to issue the Trust Common Securities on behalf of the Trust. We will own directly or indirectly all of the Trust Common Securities. The Trust Common Securities rank on parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis, with the PPS except as set forth under “—Ranking of Trust Common Securities” on page S-61. The Trust Agreement does not permit the Trust to issue any securities other than the Trust Common Securities and the PPS or to incur any indebtedness.

Under the Trust Agreement, the Property Trustee on behalf of the Trust:

•	will own the Notes purchased by the Trust for the benefit of the holders of the Normal PPS, Capital PPS and Trust Common Securities;

•

will enter into the Stock Purchase Contracts and own the Preferred Stock purchased by the Trust pursuant thereto for the benefit of the holders of the Normal PPS, Stripped PPS and Trust Common Securities;

•

will own the Qualifying Treasury Securities delivered upon exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS or purchased by the Collateral Agent with the proceeds of maturing Qualifying Treasury Securities for the benefit of the holders of Stripped PPS;

•

will place in the Deposit, which is payable on the Stock Purchase Date, the cash proceeds from the Remarketing of the Notes on the Remarketing Settlement Date for the benefit of the holders of Normal PPS; and

•

may own the Additional Subordinated Notes, if any, we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes and/or deferred Contract Payments on the Stock Purchase Contracts, as the case may be.

The payment of distributions out of money held by the Trust, and payments upon redemption of the PPS or liquidation of the Trust, are guaranteed by us to the extent described under “Description of the Guarantee” on page S-98. The Guarantee, when taken together with our obligations under the Stock Purchase Contracts, the Notes and the Indenture and our obligations under the Trust Agreement, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust Common Securities and the PPS, has the effect of providing a full and unconditional guarantee of amounts due on the PPS. BNY Trust, as the Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the PPS. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of the PPS is to vote to direct the Property Trustee to enforce the Property Trustee’s rights under the Notes or the Stock Purchase Contracts, as the case may be.

When we use the term “holder” in this prospectus supplement with respect to a registered PPS, we mean the person in whose name such PPS is registered in the security register. The PPS will be held in book-entry form only, as described under “Book-Entry System” on page S-120, except in the circumstances described in that section, and will be held of record in the name of The Depository Trust Company, or “DTC,” or its nominee.

We will apply to list the Normal PPS on the New York Stock Exchange under the symbol “WFC/PPS”. Unless and until Normal PPS are exchanged for Stripped PPS and Capital PPS, the Stripped PPS and the Capital PPS cannot trade separately. If Stripped PPS or Capital PPS are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may list the Stripped PPS or Capital PPS on the same exchange as the Normal PPS are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so.

The Trust has the right to issue additional Normal PPS of this series at any time and from time to time within 13 days of May 19, 2008. Any such additional Normal PPS will have the same terms as the Normal PPS being offered by this prospectus supplement but may be offered at a different offering price than the Normal PPS being offered hereby. If issued, any such additional Normal PPS will become part of the same series as the Normal PPS being offered hereby.

Normal PPS

The PPS sold in the offering are called the 7.70% Fixed-to-Floating Rate Normal PPS, or “Normal PPS,” and each represents a beneficial interest in the Trust initially corresponding to the following Trust assets:

•	$1,000 principal amount of Notes; and

•	a 1/100th interest in a Stock Purchase Contract under which:

•

the Trust will agree to purchase from us, and we will agree to sell to the Trust, on the Stock Purchase Date, for $100,000 in cash, a share of our Perpetual Non-Cumulative Preferred Stock, Series A, $100,000 liquidation preference per share, or “Preferred Stock”; and

•	we will pay Contract Payments to the Trust at the rate of 0.20% per annum on the liquidation amount of $100,000, subject to our right to defer these payments.

We describe the Stock Purchase Contracts, the Trust’s obligation to purchase our Preferred Stock and the Contract Payments in more detail under “Description of the Stock Purchase Contracts” on page S-72, and we describe the Notes and how and when they will be remarketed in more detail under “Description of the Notes” on page S-78.

The stock purchase date under the Stock Purchase Contracts, or “Stock Purchase Date,” is expected to be March 26, 2013 (or if such day is not a business day, the next business day), but could (i) occur on an earlier date in the circumstances described under “Description of the Notes—Early Settlement Events” on page S-87 or (ii) be deferred for quarterly periods until as late as March 26, 2014 (or if such day is not a business day, the next business day) if the first four attempts to remarket the Notes are not successful. Through the later of March 26, 2013 (or if such day is not a business day, the next business day) and the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, unless we otherwise defer such payments, we will make interest payments on the Notes at the annual rate of 7.50% per annum, semi-annually in arrears on each March 26 and September 26, commencing September 26, 2008, calculated on the basis of a 360-day year consisting of twelve 30-day months, and the Trust will pass through such interest payments when received as distributions on the Normal PPS. We will also make an interim interest payment on the Stock Purchase Date if the Notes have not been successfully remarketed and such date is not otherwise an interest payment date. After the later of March 26, 2013 (or if such day is not a business day, the next business day) and the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the Trust will not pass through interest on the Notes to holders of Normal PPS.

The purchase price of each Normal PPS will be allocated between the interests in the corresponding Stock Purchase Contract and the corresponding Notes in proportion to their respective fair market values at the time of issuance. We will treat the fair market value of each Note as $1,000 and the fair market value of each Stock Purchase Contract as $0. This position generally will be binding on each beneficial owner of each Normal PPS but not on the Internal Revenue Service.

Any Notes beneficially owned by the Trust corresponding to the Normal PPS and their proceeds will be pledged to us under a collateral agreement, or “Collateral Agreement,” between us and Wilmington Trust Company, or “Wilmington Trust,” acting as collateral agent, or “Collateral Agent,” to secure the Trust’s obligation to purchase the Preferred Stock under the corresponding Stock Purchase Contract. Wilmington Trust will also act as registrar and transfer agent, or “Transfer Agent,” for the PPS and as custodial agent, or “Custodial Agent,” for other property of the Trust. If Wilmington Trust should resign or be removed in any of these capacities, we or the Trust will designate a successor and the terms Collateral Agent, Transfer Agent and Custodial Agent as used in this prospectus supplement will refer to that successor.

A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York, Minneapolis, Minnesota or Wilmington, Delaware are permitted or required by any applicable law to close.

Exchanging Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS

You will have the right prior to the Stock Purchase Date or, if earlier, the successful Remarketing of the Notes, to exchange Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS by depositing with the Collateral Agent $1,000 principal amount of Qualifying

Treasury Securities for each $1,000 liquidation amount of Normal PPS to be exchanged, transferring your Normal PPS to the Transfer Agent and delivering the required notice, as described under “—Exchange Procedures” on page S-48. Upon any such exchange, you will receive $1,000 liquidation amount of Stripped PPS and $1,000 liquidation amount of Capital PPS, and you will be able to trade the Stripped PPS and the Capital PPS separately, although they will not be listed on any stock exchange unless we decide to list them. You will be able to exercise this right on any business day until the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, other than from and including the 10th through the 26th day of March, June, September or December (or through the next business day if any such 26th day is not a business day) or from 3:00 P.M., New York City time, on the second business day before the beginning of any Remarketing Period and until the business day after the end of that Remarketing Period. We refer to periods during which exchanges are permitted as “Exchange Periods.”

Each “Stripped PPS” will be a beneficial interest in the Trust corresponding to:

•	a 1/100th interest in a Stock Purchase Contract; and

•	$1,000 principal amount of U.S. treasury securities that were Qualifying Treasury Securities on the date they were acquired by the Trust.

On each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), each holder of Stripped PPS will also be entitled to receive Excess Proceeds Distributions consisting of the excess of the principal amount at maturity of the Qualifying Treasury Securities over the cost of replacing them with new Qualifying Treasury Securities.

Each “Capital PPS” will be a beneficial interest in the Trust corresponding to $1,000 principal amount of Notes held by the Custodial Agent on behalf of the Trust. The Trust will redeem the Capital PPS promptly after the Remarketing Settlement Date in exchange for Notes having an aggregate principal amount (or, if we elect to remarket the Notes as trust preferred securities as described under “Description of the Notes—Remarketing” on page S-83, in exchange for trust preferred securities of the New Trust having an aggregate liquidation amount) equal to the aggregate liquidation amount of Capital PPS so redeemed.

Qualifying Treasury Securities.    In order to determine what U.S. treasury security is the Qualifying Treasury Security during any Exchange Period, any administrative trustee shall, for each March 26, June 26, September 26 and December 26, commencing on September 26, 2008 and ending on the Stock Purchase Date or the earlier termination of the Stock Purchase Contracts, or if any such day is not a business day, the next business day, or an “Additional Distribution Date,” identify:

•	the 13-week U.S. treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date; or

•

if no 13-week U.S. treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date is or is scheduled to be outstanding on the immediately preceding Additional Distribution Date, the 26-week U.S. treasury bill that matures at least one but not more than six business days prior to that Additional Distribution Date; or

•

if neither of such treasury bills is or is scheduled to be outstanding on the immediately preceding Additional Distribution Date, any other U.S. treasury security (which may be a zero coupon U.S. treasury security) that is outstanding on the immediately preceding

Additional Distribution Date, is highly liquid and matures at least one business day prior to such Additional Distribution Date; provided that any U.S. treasury security identified pursuant to this clause shall be selected in a manner intended to minimize the cash value of the security selected.

The administrative trustees shall use commercially reasonable efforts to identify the security meeting the foregoing criteria for each Additional Distribution Date promptly after the United States Department of the Treasury makes the schedule for upcoming auctions of U.S. treasury securities publicly available and shall, to the extent that a security previously identified with respect to any Additional Distribution Date is no longer expected to be outstanding on the immediately preceding Additional Distribution Date, identify another security meeting the foregoing criteria for such Additional Distribution Date. The security most recently identified by the administrative trustees with respect to any Additional Distribution Date shall be the “Qualifying Treasury Security” with respect to the period from and including its date of issuance (or if later, the date of maturity of the Qualifying Treasury Security with respect to the immediately preceding Additional Distribution Date) to but excluding its date of maturity, and the administrative trustees’ identification of a security as a Qualifying Treasury Security for such period shall be final and binding for all purposes absent manifest error. You will be able to obtain the issue date, the maturity date and, when available, the CUSIP number of the U.S. treasury bills or other U.S. treasury securities that are Qualifying Treasury Securities for the current Exchange Period from the Collateral Agent by calling (302) 636-6000. Since this information is subject to change from time to time, holders should confirm this information prior to purchasing or delivering U.S. treasury securities in connection with any exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS.

Each Qualifying Treasury Security delivered to the Collateral Agent in connection with any exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS and each Qualifying Treasury Security purchased by the Collateral Agent with the proceeds of any maturing Qualifying Treasury Security will be pledged to us through the Collateral Agent to secure the Trust’s obligation to purchase the Preferred Stock under the corresponding Stock Purchase Contracts. In purchasing Qualifying Treasury Securities, the Collateral Agent will solicit offers from at least three U.S. government securities dealers, one of which may be Wilmington Trust or an affiliate of Wilmington Trust, and will accept the lowest offer so long as at least two offers are available. The Collateral Agent shall have no liability to the Trust, any trustee or any holder of the PPS in connection with the purchase of Qualifying Treasury Securities in the absence of gross negligence or willful misconduct.

Exchange Procedures.    To exchange Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS, for each Normal PPS you must:

•

for each Normal PPS being exchanged, deposit with the Collateral Agent $1,000 principal amount of U.S. treasury securities that on the date of deposit are Qualifying Treasury Securities, which you must purchase on the open market at your expense unless you already own them;

•	transfer the Normal PPS to the Transfer Agent; and

•

deliver a notice to the Collateral Agent and the Transfer Agent, in connection with the actions specified above, stating that you are depositing the appropriate Qualifying Treasury Securities with the Collateral Agent, transferring the Normal PPS to the Transfer Agent in connection with the exchange of the Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS and requesting the delivery to you of Stripped PPS and Capital PPS.

Upon the deposit, transfer and receipt of notice, the Collateral Agent will release the Notes corresponding to the exchanged Normal PPS from the pledge under the Collateral Agreement, free and clear of our security interest, and continue to hold them as Custodial Agent for the Trust in connection with the Capital PPS to be delivered to you. The Transfer Agent will cancel the exchanged Normal PPS and then deliver the Stripped PPS and Capital PPS to you.

Exchanging Stripped PPS and Capital PPS for Normal PPS and Qualifying Treasury Securities

If you hold Stripped PPS and Capital PPS, you will have the right, at any time during an Exchange Period, to exchange them for Normal PPS and Qualifying Treasury Securities by transferring your Stripped PPS and Capital PPS to the Transfer Agent and delivering the notice specified below. The Collateral Agent will substitute a principal amount of Notes equal to the liquidation amount of the Stripped PPS so exchanged for the same principal amount of Qualifying Treasury Securities pledged to secure the Trust’s obligations under the Stock Purchase Contracts and deliver these Qualifying Treasury Securities to you, unencumbered by the security interest created under the Collateral Agreement, after which you will own the Qualifying Treasury Securities separately from the Normal PPS.

To exchange Stripped PPS and Capital PPS for Normal PPS and Qualifying Treasury Securities, you must transfer to the Transfer Agent Stripped PPS and Capital PPS having the same liquidation amount, accompanied by a notice to the Transfer Agent, which you must also deliver to the Collateral Agent, stating that you are transferring the Stripped PPS and Capital PPS in connection with the exchange of Stripped PPS and Capital PPS for Normal PPS and Qualifying Treasury Securities, requesting the release to you of pledged Qualifying Treasury Securities having a principal amount equal to the liquidation amount of Stripped PPS and Capital PPS so exchanged and requesting the delivery to you of Normal PPS. You must purchase the Stripped PPS or the Capital PPS at your expense unless you otherwise own them.

Upon the transfer of Stripped PPS and Capital PPS together with the notice and request, the Collateral Agent will release the corresponding Qualifying Treasury Securities from the pledge under the Collateral Agreement, free and clear of our security interest, and deliver them to you. The Transfer Agent will then cancel the exchanged Stripped PPS and Capital PPS and deliver the Normal PPS to you.

The Notes corresponding to the Capital PPS you delivered will be pledged to us through the Collateral Agent to secure the Trust’s obligation to purchase the Preferred Stock under the Stock Purchase Contracts related to the Normal PPS.

If you elect to exchange Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS or vice versa, you will be responsible for any fees or expenses payable in connection with the exchange.

Current Payments

The Trust must make distributions on each series of PPS on the relevant Distribution Dates to the extent that it has funds available therefor. The Trust’s funds available for distribution to you as a holder of any series of PPS will be limited to payments actually received from us on the assets held by the Trust corresponding to that series. We will guarantee the payment of distributions on the PPS out of moneys held by the Trust to the extent of available Trust funds, as described under “Description of the Guarantee” on page S-98. Our obligation to pay Contract Payments and to make payments on the

Guarantee will be subordinate and junior in right of payment to all our senior debt, to the same extent as our obligations under our Notes, as described under “Description of the Notes” on page S-78.

The distribution dates for Normal PPS and Stripped PPS, which we call “Regular Distribution Dates,” are:

•

each March 26 and September 26 occurring prior to and including the later of March 26, 2013 and the Stock Purchase Date, commencing September 26, 2008 (or in the case of Stripped PPS, the first such date on which Stripped PPS are outstanding), or if any such day is not a business day, the next business day;

•	after the later of March 26, 2013 and the Stock Purchase Date, each March 26, June 26, September 26 and December 26, or if any such day is not a business day, the next business day; and

•	the Stock Purchase Date if not otherwise a Regular Distribution Date;

provided that the last Regular Distribution Date for the Stripped PPS shall be the Stock Purchase Date or, if later, the date on which no Additional Subordinated Notes issued in respect of deferred interest on the Notes are outstanding.

The distribution dates for Capital PPS, which we call “Capital PPS Distribution Dates,” are:

•

each March 26 and September 26, commencing on the later of the first such date on which Capital PPS are outstanding and September 26, 2008, or if any such day is not a business day, the next business day, and continuing through and including the last such date to occur prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date; and

•	thereafter for so long as Capital PPS remain outstanding, each day on which interest is payable on the Notes.

Also, prior to the Stock Purchase Date, the Trust will make additional distributions on the Stripped PPS relating to the Qualifying Treasury Securities quarterly on each March 26, June 26, September 26 and December 26, or if any such day is not a business day, the next business day, which dates we call “Additional Distribution Dates,” or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable, commencing on the later of the first such day after Stripped PPS are outstanding and September 26, 2008.

We use the term “Distribution Date” to mean a Regular Distribution Date, a Capital PPS Distribution Date or an Additional Distribution Date. A “Distribution Period” is (i) with respect to Normal PPS, Stripped PPS and Trust Common Securities, each period of time beginning on a Regular Distribution Date (or the date of original issuance of the Normal PPS in the case of the Distribution Period ending in September 2008) and continuing to but not including the next succeeding Regular Distribution Date for such series; and (ii) with respect to Capital PPS, each period of time beginning on a Capital PPS Distribution Date (or the date of original issuance of the Normal PPS in the case of the Distribution Period ending in September 2008) and continuing to but not including the next succeeding Capital PPS Distribution Date. The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated.

Distributions made for periods prior to the later of the Distribution Date in March 2013 and the Stock Purchase Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and distributions for periods beginning on or after such date will be calculated on the basis of a 360-day year and the number of days actually elapsed.

Distributions on the PPS will be payable to holders as they appear in the security register of the Trust on the relevant record dates. The record dates will be the 10th day of the month in which the Distribution Date falls. Distributions will be paid through the paying agent, which will hold amounts received in respect of the Notes, the Stock Purchase Contracts and the Preferred Stock for the benefit of the holders of the PPS. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each distribution will be made as described under “Book-Entry System” on page S-120.

Normal PPS.    Subject to the deferral provisions described below, through the later of March 26, 2013 (or if such day is not a business day, the next business day) and the Stock Purchase Date holders of Normal PPS will be entitled to receive cash distributions semi-annually on each Regular Distribution Date at the rate of 7.70% per annum of the liquidation amount, corresponding to (i) interest on the Notes accruing for each Distribution Period ending prior to that date at the rate of 7.50% per annum and Contract Payments accruing for each Distribution Period ending prior to that date at the rate of 0.20% per annum on the liquidation amount of $1,000 per Normal PPS or (ii) if the Stock Purchase Date occurs prior to March 26, 2013, dividends on the Preferred Stock accruing for each Distribution Period ending prior to that date.

Subject to the deferral provisions described below, holders of Normal PPS will also receive on the Stock Purchase Date, without duplication of the above payments, an amount equal to accrued and unpaid Contract Payments and interest on the Notes, whether or not the Notes have been successfully remarketed. A portion of the net proceeds of any successful Remarketing will be placed in the Deposit in an amount equal to the amount of interest that would have been payable to the Trust on the Notes had they not been sold in the Remarketing and the interest rate not been reset. Holders of Normal PPS making the election described under “—Remarketing of the Notes—Normal PPS” on page S-55 will not be entitled to this additional cash payment due to other holders of Normal PPS if the Remarketing is successful since their Normal PPS will automatically become Stripped PPS and Capital PPS on the Remarketing Settlement Date. Any excess proceeds, net of any remarketing fee, will be remitted to holders of Normal PPS. In the case of a Failed Remarketing, the Stock Purchase Date will be an interest payment date on the Notes.

After the Stock Purchase Date, holders of Normal PPS will be entitled to receive distributions corresponding to non-cumulative dividends on the Preferred Stock held by the Trust. These cash dividends will be payable if, as and when declared by our board of directors, on the Dividend Payment Dates, which are:

•	if the Preferred Stock is issued prior to March 26, 2013, semi-annually in arrears on each March 26 and September 26 through March 26, 2013; and

•

from and including the later of March 26, 2013 and the date of issuance, quarterly in arrears on each March 26, June 26, September 26 and December 26 (or if any such day is not a business day, the next business day).

Dividends on each share of Preferred Stock will be calculated on the liquidation preference of $100,000 per share (i) to but not including the Dividend Payment Date in March 2013 at a rate per annum equal to 7.70%, and (ii) thereafter for each related Dividend Period at a rate per annum equal to Three-Month LIBOR plus 3.89%.

For more information about dividends on the Preferred Stock, see “Description of the Preferred Stock—Dividends” on page S-105.

Stripped PPS.    Subject to the deferral provisions described below, holders of Stripped PPS will be entitled to receive cash distributions on each Regular Distribution Date corresponding to Contract Payments payable by us through the Stock Purchase Date, at the rate of 0.20% per annum on the liquidation amount of $1,000 per Stripped PPS, accruing for each Stripped PPS from the Regular Distribution Date immediately preceding its issuance. Not later than each Additional Distribution Date on which any Stripped PPS are outstanding, the Collateral Agent will reinvest the proceeds of maturing Qualifying Treasury Securities on behalf of the Trust in securities that are Qualifying Treasury Securities as of such date, in each case having the same principal amount at maturity as the maturing Qualifying Treasury Securities. The Collateral Agent will invest the excess of the proceeds over the cost of the replacement securities in cash equivalents, and deliver to the Trust for distribution to the holders of Stripped PPS, on each Additional Distribution Date (or as promptly thereafter as the Collateral Agent and the paying agent determine to be practicable), an amount, or “Excess Proceeds Distribution,” equal to the excess of $1,000 per Stripped PPS over the cost of such replacement Qualifying Treasury Securities plus any interest earned on those cash equivalents from the maturity date until the Additional Distribution Date. Since the principal amount of the Qualifying Treasury Securities will be used to pay the purchase price under the Stock Purchase Contracts on the Stock Purchase Date, the Excess Proceeds Distribution on the Stock Purchase Date will consist only of interest earned from the maturity date of the Qualifying Treasury Securities through the Stock Purchase Date, if any.

For as long as they hold the Capital PPS, the holders of the Stripped PPS will continue to receive the scheduled distributions on the Capital PPS that were delivered to them when the Stripped PPS were created, subject to our right to defer interest payments on the Notes. Each Stripped PPS will automatically, without any action by holders being necessary, be and become a Normal PPS on the first business day following the Stock Purchase Date and be entitled to receive the same current payments as each Normal PPS after the Stock Purchase Date; provided that if after a Failed Remarketing we have issued Additional Subordinated Notes to the Trust in respect of deferred interest on the Notes, the Stripped PPS will only be and become Normal PPS on the first business day after such Additional Subordinated Notes have been paid in full. In this case, the Stripped PPS will not become Normal PPS until we have paid all amounts due on these Additional Subordinated Notes, and until then the holders of Stripped PPS will be entitled to receive on each Regular Distribution Date distributions corresponding to the dividends on the Preferred Stock.

Capital PPS.    Subject to the deferral provisions described below, holders of Capital PPS will be entitled to receive cumulative cash distributions semi-annually on each March 26 and September 26, or if any such day is not a business day, the next business day, commencing on the later of the first such date on which Capital PPS are outstanding and September 26, 2008, corresponding to interest on the Notes accruing for each Distribution Period ending on such date at the rate of 7.50% per annum on the liquidation amount of $1,000 per Capital PPS. If the Stock Purchase Date occurs on a date that is not a semi-annual distribution date and the Notes have not been successfully remarketed, that date will also be an interest payment date on the Notes and, accordingly, subject to the deferral provisions described below, holders of Capital PPS will receive a distribution on that date corresponding to interest on the Notes.

The distributions paid on any Capital PPS Distribution Date will include any additional interest or deferred interest amounts received by the Trust on the Notes that are corresponding assets for the Capital PPS, as well as payments of interest on and principal of any Additional Subordinated Notes we issue to the Trust on the Stock Purchase Date in respect of deferred interest on the Notes, if any.

Upon a successful Remarketing, we may elect to change the rate of interest on the Notes from and after the Remarketing Settlement Date, as described under “Description of the Notes—Remarketing” on page S-83. Accordingly, distributions will accrue on the Capital PPS that are not disposed of in connection with the Remarketing from and including the Remarketing Settlement Date to but excluding the date on which they are redeemed in exchange for Notes (or, if we elect to remarket the Notes as trust preferred securities as described under “Description of the Notes—Remarketing” on page S-83, in exchange for trust preferred securities of the New Trust) at the rate established in the Remarketing. See “Description of the PPS—Remarketing of the Notes” on page S-54.

Deferral of Contract Payments and Interest Payments.    We may at our option, and will if so directed by the Federal Reserve, defer the Contract Payments until no later than the Stock Purchase Date as described under “Description of the Stock Purchase Contracts—Option to Defer Contract Payments” on page S-73. As a consequence, the Trust will defer corresponding distributions on the Normal PPS and the Stripped PPS during the deferral period. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date, at the interest rate per annum originally applicable to the Notes. If we elect to defer the payment of Contract Payments until the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments in additional junior subordinated notes, or “Additional Subordinated Notes.” The Additional Subordinated Notes will:

•	have a principal amount equal to the aggregate amount of deferred Contract Payments, including accrued interest thereon, as of the Stock Purchase Date;

•	mature on the later of March 26, 2017 and seven years after commencement of the related deferral period;

•	bear interest at a rate per annum equal to the rate of interest originally applicable to the Notes;

•	be subordinate and rank junior in right of payment to all of our senior debt on the same basis as the Notes;

•	permit us to optionally defer interest on the same basis as the Notes; and

•	be redeemable by us at any time prior to their stated maturity.

The Additional Subordinated Notes will be issued as a new series of notes under our junior subordinated indenture described under “Description of the Notes” on page S-78.

Also, we may at our option, and will if so directed by the Federal Reserve, defer cash payments of interest on the Notes that are owned by the Trust for up to seven years, in which case the deferred amounts will accrue additional interest at the applicable rate then borne by the Notes. As a consequence, the Trust will defer corresponding distributions on the Normal PPS (prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) and on the Capital PPS during the deferral period. Deferred distributions to which you are entitled will accrue interest, from the relevant Distribution Date during any deferral period, at the rate originally applicable to the Notes compounded on each interest payment date with respect to the Notes, to the extent permitted by applicable law.

During any period that we are deferring Contract Payments or interest on the Notes (and, accordingly, the Trust is deferring distributions on the PPS) or have issued but not yet repaid in full Additional Subordinated Notes in respect of deferred interest or deferred Contract Payments, we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock as described under “Description of the Notes—Restrictions on Certain Payments, including on Deferral of Interest” on page S-89. If we have elected to defer interest on the Notes and there is a Failed Remarketing, then we will pay the Trust the deferred interest in Additional Subordinated Notes.

Agreed Tax Treatment of the PPS

As a beneficial owner of PPS, by acceptance of the beneficial interest therein, you will be deemed to have agreed, for all U.S. federal income tax purposes:

•	to treat yourself as the owner of:

•	for each Normal PPS or Stripped PPS, a 1/100th interest in a Stock Purchase Contract;

•	for each Normal PPS or Capital PPS, $1,000 principal amount of Notes;

•	for each Stripped PPS, $1,000 principal amount of Qualifying Treasury Securities; and

•	for each Normal PPS participating in a successful Remarketing, its pro rata portion of the Deposit;

•	to treat the Trust as one or more grantor trusts or agency arrangements;

•

to treat the fair market value of the $1,000 principal amount of Notes corresponding to one Normal PPS as $1,000 and the fair market value of a 1/100th fractional interest in a Stock Purchase Contract corresponding to one Normal PPS as $0 at the time of initial purchase;

•	to treat the Notes as our indebtedness; and

•

to treat stated interest on the Notes as ordinary interest income that is includible in your gross income at the time the interest is paid or accrued in accordance with your regular method of tax accounting, and otherwise to treat the Notes as described under “Certain U.S. Federal Income Tax Consequences—Taxation of the Notes” on page S-127.

Remarketing of the Notes

The Trust will attempt to remarket the Notes in order to fund the purchase of the Preferred Stock on the Stock Purchase Date under the Stock Purchase Contracts in a process we call “Remarketing.” If a Remarketing is successful, the interest rate on and certain other terms of the Notes may be changed, as a result of which the distribution rate, distribution dates and other terms of the Capital PPS may also change. We describe the timing of the Remarketing and how the Remarketing will be conducted under “Description of the Notes—Remarketing” on page S-83 and “—Early Remarketing” on page S-87. In this section we describe choices that you may make in connection with a Remarketing as a holder of Normal PPS or Capital PPS.

We may elect to remarket the Notes in the form of trust preferred securities. If we make this election, we will either establish a new Delaware statutory trust or designate an existing Delaware statutory trust that has not previously offered any securities (in either case, the “New Trust”) and offer its trust preferred securities in the Remarketing instead of the Notes. If the Remarketing is successful, the New Trust will purchase the Notes included in the Remarketing from the Trust with the proceeds of the trust preferred securities sold in the Remarketing together with the proceeds of the trust common securities of the New Trust, which we will purchase, and the Trust will exchange the Notes not included in the Remarketing for additional trust preferred securities of the New Trust.

Normal PPS.    If you hold Normal PPS, you may decide that, in the event a Remarketing is successful, you would prefer to exchange your Normal PPS for Stripped PPS and Capital PPS instead of continuing to hold your Normal PPS. You may make a contingent exchange election by transferring to the Transfer Agent your Normal PPS and the notice of contingent exchange election in the form set forth on the reverse side of the Normal PPS certificate executed and completed as indicated during the period that commences on the tenth business day immediately preceding the beginning of any Remarketing Period and ending at 3:00 P.M., New York City time, on the second business day before the beginning of that Remarketing Period and depositing Qualifying Treasury Securities having a principal amount equal to the liquidation amount of your Normal PPS on the date of deposit with the Collateral Agent on or prior to 3:00 P.M., New York City time, on the second business day before the beginning of that Remarketing Period. If you hold your Normal PPS in book-entry form, your broker will be able to obtain the form by contacting the Transfer Agent.

If the Notes are successfully remarketed during that Remarketing Period and you have made an effective election, your Normal PPS will be cancelled and you will receive Stripped PPS and Capital PPS having the same liquidation amount on or promptly after the Remarketing Settlement Date. As with any other exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS, you will be able to trade the Stripped PPS and Capital PPS separately, although they will not be listed on any stock exchange unless we decide to list them. As a result of the successful Remarketing, the Stock Purchase Date will occur on the March 26, June 26, September 26 or December 26 next following the Remarketing Settlement Date, or if such day is not a business day, the next business day, and on the business day following the Stock Purchase Date each Stripped PPS will automatically be and become a Normal PPS, corresponding to 1/100th of a share of Preferred Stock held by the Trust. Each Capital PPS you receive will correspond to $1,000 principal amount of Notes beneficially owned by the Trust and the Trust will redeem the Capital PPS promptly after the Remarketing Settlement Date in exchange for the corresponding Notes (or, if we elect to remarket the Notes as trust preferred securities, in exchange for trust preferred securities of the New Trust).

If you have given notice of a contingent exchange election but fail to deliver the Qualifying Treasury Securities to the Collateral Agent by 3:00 P.M., New York City time, on the second business day before the beginning of the applicable Remarketing Period, the notice will be void and your Normal PPS will be returned to you promptly after the end of that Remarketing Period.

If you have given notice of a contingent exchange election and delivered the Qualifying Treasury Securities but the Remarketing is unsuccessful, your Qualifying Treasury Securities will be promptly returned to you by the Collateral Agent and your Normal PPS will be promptly returned to you by the Transfer Agent.

Capital PPS.    If you hold Capital PPS, you may decide that, in the event a Remarketing is successful, you would prefer to dispose of your Capital PPS and receive the net cash proceeds of the Remarketing of the Notes. You may make a contingent disposition election by transferring to the Transfer Agent your Capital PPS and the notice of contingent disposition election in the form set forth on the reverse side of the Capital PPS certificate executed and completed as indicated during the period that commences on the tenth business day immediately preceding the beginning of a Remarketing Period and ending at 3:00 P.M., New York City time, on the second business day immediately preceding the beginning of any Remarketing Period. If the Notes are successfully remarketed during that Remarketing Period and you have made an effective election, on or promptly after the Remarketing Settlement Date, your Capital PPS will be cancelled and you will receive an amount in cash equal to the net proceeds of the sale of $1,000 principal amount of Notes in the Remarketing for each $1,000 liquidation amount of Capital PPS with respect to which you made your election. If you hold your Capital PPS in book-entry form, your broker will be able to obtain the form by contacting the Transfer Agent.

If you have given notice of a contingent disposition election but the Remarketing is unsuccessful, your Capital PPS will remain outstanding and will be promptly returned to you by the Transfer Agent.

Stripped PPS.    The timing and success or failure of any Remarketing affects the timing of the Stock Purchase Date, and thus the date upon which holders of Stripped PPS cease to receive distributions corresponding to Contract Payments and Additional Distributions and begin to receive distributions corresponding to the non-cumulative dividends on the Preferred Stock. Unless there has been a Failed Remarketing and we have issued Additional Subordinated Notes in respect of deferred interest on the Notes, each Stripped PPS automatically, without any action by holders being necessary, will be and become a Normal PPS on the first business day after the Stock Purchase Date.

Otherwise, each Stripped PPS automatically, without any action by holders being necessary, will be and become a Normal PPS on the first business day after we have paid all amounts due on the Additional Subordinated Notes.

Mandatory Redemption of Normal PPS upon Redemption of Preferred Stock

The Normal PPS have no stated maturity but must be redeemed on the date we redeem the Preferred Stock, and the paying agent will apply the proceeds from such repayment or redemption to redeem a like amount, as defined below, of the Normal PPS. The Preferred Stock is perpetual but we may redeem it on any Dividend Payment Date occurring on or after the later of March 26, 2013 (or if such day is not a business day, the next business day) and the Stock Purchase Date, subject to certain limitations. See “Description of the Preferred Stock—Redemption” on page S-107 and “Replacement Capital Covenant” on page S-117. The redemption price per Normal PPS will equal the redemption price of the corresponding assets. See “Description of the Preferred Stock—Redemption” on page S-107. If notice of redemption of any Preferred Stock has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, from and after the date of the redemption notice, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price on the redemption date.

If less than all of the shares of Preferred Stock held by the Trust are to be redeemed on a redemption date, then the proceeds from such redemption will be allocated pro rata to the redemption of the Normal PPS and the Trust Common Securities, except as set forth under “—Ranking of Trust Common Securities” on page S-61.

The term “like amount” as used above means Normal PPS having a liquidation amount equal to that portion of the liquidation amount of the Preferred Stock to be contemporaneously redeemed, the proceeds of which will be used to pay the redemption price of such Normal PPS.

Conditional Right to Redeem the PPS upon a Special Event

The Stock Purchase Contracts will automatically terminate and the Trust will redeem the PPS if we exercise our right to redeem all, but not less than all, of the Notes prior to the Stock Purchase Date upon the occurrence of certain special events. The redemption price of the Notes in the case of a redemption in connection with a rating agency event or tax event will be equal to the greater of 100% of their principal amount and a make-whole amount, plus in each case accrued and unpaid interest through the date of redemption. The redemption price of the Notes in the case of a redemption in connection with a capital treatment or an investment company event will be equal to 100% of their principal amount, plus accrued and unpaid interest through the date of redemption. Holders of Normal PPS and Capital PPS will receive an amount in cash equal to the redemption price of the Notes that are corresponding assets of their PPS and holders of Stripped PPS will receive the Qualifying Treasury Securities that are corresponding assets of their Stripped PPS. Holders of Normal PPS and Stripped PPS will also receive accrued and unpaid Contract Payments through the date of redemption with respect to the interests in Stock Purchase Contracts that are corresponding assets of their PPS. For a description of the special events that would permit us to redeem the Notes and the make-whole amount, see “Description of the Notes—Redemption” on page S-90.

Redemption of Capital PPS for Notes in Connection with Remarketing

If the Notes are successfully remarketed, the Trust must redeem in kind the Capital PPS in whole but not in part (including Capital PPS issued in connection with a contingent exchange election as described under “—Remarketing of the Notes—Normal PPS” on page S-55) in exchange for a principal amount of Notes equal to the liquidation amount of each Capital PPS so redeemed promptly after the Remarketing Settlement Date. If we have elected to remarket the Notes in the form of trust preferred securities as described under “—Remarketing of the Notes” on page S-54, instead of delivering Notes the Trust will deliver trust preferred securities with a liquidation amount equal to the principal amount of such Notes. On the redemption date, the Capital PPS will be cancelled and you will receive Notes or trust preferred securities of the New Trust.

If a Failed Remarketing occurs but on the Stock Purchase Date there is no deferred interest amount outstanding on the Notes, then promptly after the Stock Purchase Date the Trust must redeem the Capital PPS, in whole but not in part, in kind, and in exchange for a like amount of Notes. If a Failed Remarketing occurs and there is a deferred interest amount outstanding on the Stock Purchase Date, or if the Stock Purchase Contracts are terminated before the Stock Purchase Date, then we may instruct the Trust at any time thereafter when there is no deferred interest amount outstanding to redeem the Capital PPS, in whole but not in part, in kind, and in exchange for a like amount of Notes.

Mandatory Redemption of Capital PPS upon Maturity of the Notes

The Capital PPS have no stated maturity but must be redeemed, if they remain outstanding after a Failed Remarketing and are not thereafter exchanged for a like amount of Notes, in cash upon the date the Notes mature or are redeemed. On each date the Capital PPS must be redeemed, or “Capital PPS Mandatory Redemption Date,” the paying agent will apply the proceeds from the repayment or redemption of Notes to redeem a liquidation amount of the Capital PPS equal to that portion of the principal amount of Notes to be contemporaneously redeemed in accordance with the Indenture. The redemption price per Capital PPS will equal the liquidation amount per Capital PPS plus accumulated and unpaid distributions to but excluding the redemption date.

Redemption Procedures

Notice of any redemption will be mailed at least 30 days (or at least 20 days for a redemption in kind after a successful Remarketing) but not more than 60 days before the redemption date to the registered address of each holder of PPS to be redeemed.

If (i) the Trust gives an irrevocable notice of redemption of any series of PPS for cash and (ii) we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Notes or Preferred Stock, then on the redemption date, the Property Trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the series of PPS being redeemed. See “Book-Entry System” on page S-120. The Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the PPS, or in the case of a redemption of Capital PPS in exchange for Notes after the Remarketing Settlement Date, to credit Notes having a principal amount equal to the liquidation amount of the Capital PPS to the beneficial owners of the global securities representing the Capital PPS. Distributions to be paid on or before the redemption date for any PPS called for redemption will be payable to the holders as of the record dates for the related Distribution Dates. If the PPS called for redemption are no longer in book-entry form, the Property Trustee, to the extent funds are available in the Trust, will irrevocably deposit with the paying agent for the PPS funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the PPS.

If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•

all rights of the holders of such PPS called for redemption will cease, except the right of the holders of such PPS to receive the redemption price and any distribution payable in respect of the PPS on or prior to the redemption date, but without interest on such redemption price, or in the case of a redemption of Capital PPS in exchange for Notes (or, if we elect to remarket the Notes as trust preferred securities as described under “Description of the Notes—Remarketing” on page S-83, in exchange for trust preferred securities of the New Trust) after the Remarketing Settlement Date, the right to receive the Notes (or such trust preferred securities); and

•	the PPS called for redemption will cease to be outstanding.

If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar month, then payment will be on the immediately preceding business day.

If payment of the redemption amount for any Notes or shares of Preferred Stock called for redemption is improperly withheld or refused and accordingly the redemption amount of the relevant series of PPS is not paid either by the Trust or by us under the Guarantee, then interest on the Notes, or dividends on the Preferred Stock, as the case may be, will continue to accrue and distributions on such series of PPS called for redemption will continue to accumulate at the applicable rate then borne by such PPS from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

Redemptions of the PPS (other than the redemption of Capital PPS in connection with a Remarketing) will require prior approval of the Federal Reserve.

If less than all of the outstanding shares of Preferred Stock are to be redeemed on a redemption date, then the aggregate liquidation amount of Normal PPS and Trust Common Securities to be redeemed shall be allocated pro rata to the Normal PPS and Trust Common Securities based upon the relative liquidation amounts of such series, except as set forth under “—Ranking of Trust Common Securities” on page S-61. The Property Trustee will select the particular Normal PPS to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding Normal PPS not previously called for redemption or, if that is not practical, by any other method the Property Trustee deems fair and appropriate, or if the Normal PPS are in book-entry only form, in accordance with the procedures of DTC. The Property Trustee shall promptly notify the Transfer Agent in writing of the Normal PPS selected for redemption and, in the case of any Normal PPS selected for redemption in part, the liquidation amount to be redeemed.

If less than all of the outstanding Capital PPS are to be redeemed on a redemption date, then the Property Trustee will select the particular Capital PPS to be redeemed on a pro rata basis based upon their respective liquidation amounts not more than 60 days before the redemption date from the outstanding Capital PPS not previously called for redemption by any method the Property Trustee deems fair and appropriate, or if the Capital PPS are in book-entry only form, in accordance with the procedures of DTC. The Property Trustee shall promptly notify the Transfer Agent in writing of the Capital PPS selected for redemption and, in the case of any Capital PPS selected for partial redemption, the liquidation amount to be redeemed.

For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of PPS shall relate, in the case of any PPS redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of PPS that has been or is to be redeemed. If less than all of the Normal PPS or Capital PPS are redeemed, the Normal PPS or Capital PPS held through the facilities of DTC will be redeemed pro rata in accordance with DTC’s internal procedures. See “Book-Entry System” on page S-120.

For U.S. federal income tax purposes, a partial redemption of PPS shall be treated by us and the Trust, and in purchasing the PPS, the holders agree to treat such partial redemption, as an in kind distribution of the trust assets to be redeemed to the holders of the PPS in redemption of the PPS chosen to be redeemed by the Property Trustee or DTC immediately followed by a cash redemption by us of such trust property held by such holders.

Subject to applicable law, including, without limitation, U.S. federal securities laws and, at all times after we give notice of the effectiveness of the Replacement Capital Covenant to the holders of the Covered Debt and prior to the date that is 10 years after the Stock Purchase Date, the Replacement Capital Covenant, and subject to the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, we or our affiliates may at any time and from time to time purchase outstanding PPS of any series by tender, in the open market or by private agreement.

Liquidation Distribution upon Dissolution

Pursuant to the Trust Agreement, the Trust shall dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of the holder of the Trust Common Securities;

•	at any time after the Stock Purchase Date or earlier termination of the Stock Purchase Contracts, upon the direction of the holder of the Trust Common Securities;

•	redemption of all of the PPS as described above; and

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

Except as set forth in the next paragraph, if an early termination occurs as a result of certain events of bankruptcy, dissolution or liquidation of the holder of Trust Common Securities, the Property Trustee and the administrative trustees will liquidate the Trust as expeditiously as they determine possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of PPS of each series a like amount of corresponding assets as of the date of such distribution. Except as set forth in the next paragraph, if an early termination occurs as a result of the entry of an order for the dissolution of the Trust by a court of competent jurisdiction, unless otherwise required by applicable law, the Trust will not be liquidated until after the Stock Purchase Date but, commencing promptly thereafter, the Property Trustee will liquidate the Trust as expeditiously as it determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to each holder of PPS of each series a like amount of corresponding assets as of the date of such distribution. The Property Trustee shall give notice of liquidation to each holder of PPS at least 30 days and not more than 60 days before the date of liquidation.

If, whether because of an order for dissolution entered by a court of competent jurisdiction or otherwise, the Property Trustee determines that distribution of the corresponding assets in the manner provided above is not practical, or if the early termination occurs as a result of the redemption of all the PPS, the Property Trustee shall liquidate the property of the Trust and wind up its affairs. In that case, upon the winding-up of the Trust, except with respect to an early termination that occurs as a result of the redemption of all the PPS, the holders will be entitled to receive out of the assets of the Trust available for distribution to holders and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate liquidation amount per Trust security plus accrued and unpaid distributions to the date of payment. If, upon any such winding-up, the Trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust securities shall be paid on a pro rata basis, except as set forth under “—Ranking of Trust Common Securities” on page S-61.

The term “like amount” as used above means:

•

with respect to a distribution of Notes to holders of any Normal PPS, Capital PPS or Trust Common Securities in connection with a dissolution or liquidation of the Trust or a redemption in kind of Capital PPS, Notes having a principal amount equal to the liquidation amount of the PPS or Trust Common Securities of the holder to whom such Notes would be distributed; and

•

with respect to a distribution of Preferred Stock to holders of Normal PPS in connection with a dissolution or liquidation of the Trust therefor, Preferred Stock having a liquidation preference equal to the liquidation amount of the Normal PPS of the holder to whom such Preferred Stock would be distributed.

Distribution of Trust Assets

Upon liquidation of the Trust other than as a result of an early dissolution upon the redemption of all the PPS and after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, the assets of the Trust will be distributed to the holders of such Trust securities in exchange therefor.

After the liquidation date fixed for any distribution of assets of the Trust:

•	the PPS will no longer be deemed to be outstanding;

•

if the assets to be distributed are Notes, Additional Subordinated Notes or shares of Preferred Stock, DTC or its nominee, as the record holder of the PPS, will receive a registered global certificate or certificates representing the Notes, Additional Subordinated Notes and Preferred Stock to be delivered upon such distribution and if the assets to be distributed are Qualifying Treasury Securities that are Pledged Securities, such securities will be delivered in book-entry form;

•

any certificates representing the Capital PPS not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent the Notes having a principal amount equal to the liquidation amount of the Capital PPS, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the Capital PPS until such certificates are so surrendered for transfer or reissuance (and until such certificates are surrendered, no payments of interest, principal, dividends, redemption price or otherwise will be made to holders);

•

any certificates representing the Normal PPS not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent shares of Preferred Stock having a liquidation preference equal to the Normal PPS until such certificates are so surrendered for transfer and reissuance; and

•	all rights of the holders of the PPS will cease, except the right to receive Notes, Qualifying Treasury Securities or Preferred Stock, as the case may be, upon such surrender.

Since after the Stock Purchase Date each Normal PPS corresponds to 1/100th of a share of Preferred Stock, holders of Normal PPS may receive fractional shares of Preferred Stock or depositary shares representing the Preferred Stock upon this distribution.

Ranking of Trust Common Securities

If on any Distribution Date the Trust does not have funds available from payments of interest on the Notes, dividends on the Preferred Stock or Contract Payments on the Stock Purchase Contracts (as applicable) to make full distributions on the PPS and the Trust Common Securities (other than as a result of the proper exercise of our deferral right in respect of interest or Contract Payments), then:

•

if such deficiency in funds results from our failure to make a full payment of interest on the Notes on any interest payment date, then the available funds shall be applied first to make distributions then due on the Normal PPS and the Capital PPS on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to interest payments on the Notes (or if less, the amount of the corresponding distribution that would have been made on the Normal PPS and Capital PPS had we made a full payment of interest on the Notes) before any such amount is applied to make a distribution on the Trust Common Securities on such Distribution Date;

•

if the deficiency in funds results from our failure to make a full payment of Contract Payments on the Stock Purchase Contracts on a payment date for Contract Payments, then the available funds shall be applied first to make distributions then due on the Normal PPS and the Stripped PPS on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to the Contract Payments on the Stock Purchase Contracts (or if less, the amount of the corresponding distributions that would have been made on the Normal PPS and the Stripped PPS had we made a full payment of Contract Payments on the Stock Purchase Contracts) before any such amount is applied to make a distribution on the Trust Common Securities on such Distribution Date; and

•

if the deficiency in funds results from our failure to pay a full dividend on shares of Preferred Stock on a Dividend Payment Date, then the available funds from dividends on the Preferred Stock shall be applied first to make distributions then due on the Normal PPS on a pro rata basis on such Distribution Date up to the amount of such distributions corresponding to dividends on the Preferred Stock (or if less, the amount of the corresponding distributions that would have been made on the Normal PPS had we paid a full dividend on the Preferred Stock) before any such amount is applied to make a distribution on Trust Common Securities on such Distribution Date.

If on any date where Normal PPS and Trust Common Securities must be redeemed because we are redeeming Preferred Stock and the Trust does not have funds available from our redemption of shares of Preferred Stock to pay the full redemption price then due on all of the outstanding Normal PPS and Trust Common Securities to be redeemed, then (i) the available funds shall be applied first to pay the redemption price on the Normal PPS to be redeemed on such redemption date and (ii) Trust Common Securities shall be redeemed only to the extent funds are available for such purpose after the payment of the full redemption price on the Normal PPS to be redeemed.

If an early termination event occurs in respect of the Trust, no liquidation distributions shall be made on the Trust Common Securities until full liquidation distributions have been made on each series of the PPS.

In the case of any event of default under the Trust Agreement resulting from (i) an event of default under the Indenture or (ii) our failure to comply in any material respect with any of our obligations under the Stock Purchase Contract Agreement or as issuer of the Preferred Stock, including obligations set forth in our Restated Certificate of Incorporation, as amended, or “Certificate of Incorporation,” or arising under applicable law, we, as holder of the Trust Common Securities, will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to the PPS have been cured, waived or otherwise eliminated. Until all events of default under the Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the PPS and not on our behalf, and only the holders of the PPS will have the right to direct the Property Trustee to act on their behalf.

Events of Default; Notice

Any one of the following events constitutes an event of default under the Trust Agreement, or a “Trust Event of Default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the Indenture with respect to the Notes beneficially owned by the Trust;

•

the failure to comply in any material respect with our obligations (i) under the Stock Purchase Contract Agreement or (ii) as issuer of the Preferred Stock, under our Certificate of Incorporation or arising under applicable law;

•	the default by the Trust in the payment of any distribution on any Trust security of the Trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any Trust security of the Trust when such becomes due and payable;

•

the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the Trust Agreement for 90 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach in the manner specified in such Trust Agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and our failure to appoint a successor Property Trustee within 60 days.

Within 30 days after any Trust Event of Default actually known to the Property Trustee occurs, the Property Trustee will transmit notice of such Trust Event of Default to the holders of the affected series of Trust securities and to the administrative trustees, unless such Trust Event of Default shall have been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the Property Trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the Trust Agreement.

The existence of a Trust Event of Default under the Trust Agreement, in and of itself, with respect to the Notes does not entitle the holders of the Normal PPS or the Capital PPS to accelerate the maturity of such Notes.

Removal of Trustees

Unless an event of default under the Indenture has occurred and is continuing, the Property Trustee and/or the Delaware Trustee may be removed at any time by the holder of the Trust Common Securities. The Property Trustee and the Delaware Trustee may be removed by the holders of a majority in liquidation amount of the outstanding PPS, considered together as a single series, for cause or by the holders of a majority in liquidation amount of the Capital PPS and, if prior to the Stock Purchase Date (or, if earlier, the Remarketing Settlement Date) the Normal PPS, considered together as a single series, if an event of default under the Indenture has occurred and is continuing. In no event will the holders of the PPS have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the Trust Common Securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the Indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, we, as the holder of the Trust Common Securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such Trust Agreement. If an event of default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the Property Trustee or the Delaware Trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the Trust Agreement, provided that such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the Trust Agreement. The Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the PPS, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, the successor trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to the PPS, or

•	substitutes for each series of PPS other securities having substantially the same terms as that series of PPS, or the “Successor Securities,” so long as the Successor Securities rank the same as the corresponding series of PPS in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•

a trustee of such successor entity possessing the same powers and duties as the Property Trustee is appointed to hold the Notes, the Stock Purchase Contracts, Qualifying Treasury Securities and the Preferred Stock then held by or on behalf of the Property Trustee;

•

such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause any series of PPS, including any Successor Securities, to be downgraded by any nationally recognized statistical rating organization;

•

such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of any series of PPS, including any Successor Securities, in any material respect;

•	such successor entity has purposes substantially identical to those of the Trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from counsel to the Trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of any series of PPS, including any Successor Securities, in any material respect, and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, or the “Investment Company Act”;

•

the Trust has received an opinion of counsel experienced in such matters that such merger, consolidation, amalgamation, conveyance, transfer or lease will not cause the Trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes; and

•

we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the PPS, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

Except as provided herein and under “Description of the Guarantee—Amendments and Assignment” on page S-99 and as otherwise required by law and the Trust Agreement, the holders of the PPS will have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to the Trust Agreement, including in respect of Notes, Stock Purchase Contracts or Preferred Stock beneficially owned by the Trust. Under the Trust Agreement, however, the Property Trustee will be required to obtain their consent before exercising some of its rights in respect of these securities.

Trust Agreement.    We and the administrative trustees may amend the Trust Agreement without the consent of the holders of the PPS, the Property Trustee or the Delaware Trustee, unless in the case of the first two bullets below such amendment will materially and adversely affect the interests of any holder of PPS or the Property Trustee or the Delaware Trustee or impose any additional duty or obligation on the Property Trustee or the Delaware Trustee, to:

•

cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which may not be inconsistent with the other provisions of the Trust Agreement;

•

modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will not be classified for U.S. federal income tax purposes as an association or a publicly traded partnership taxable as a corporation at all times that any Trust securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act or to ensure the treatment of the PPS as Tier 1 capital under prevailing Federal Reserve rules and regulations;

•

provide that certificates for the PPS may be executed by an administrative trustee by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by us of an authentication agent and certain related provisions; or

•

conform the terms of the Trust Agreement to the description of the Trust Agreement, the PPS and the Trust Common Securities in this prospectus supplement, in the manner provided in the Trust Agreement.

Any such amendment shall become effective when notice thereof is given to the Property Trustee, the Delaware Trustee and the holders of the PPS.

We and the administrative trustees may generally amend the Trust Agreement:

•	with the consent of holders representing not less than a majority, based upon liquidation amounts, of each outstanding series of PPS affected by the amendments; and

•

upon receipt by the administrative trustees of the Trust of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees of the Trust in accordance with such amendment will not cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or affect the Trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each affected holder of Trust securities, the Trust Agreement may not be amended to:

•	change the amount or timing, or otherwise adversely affect the amount, of any distribution required to be made in respect of Trust securities as of a specified date; or

•	restrict the right of a holder of Trust securities to institute a suit for the enforcement of any such payment on or after such date.

Prior to the issuance of definitive certificates representing the PPS upon any termination of the global securities, without the consent of the holders of the PPS, we and the trustees of the Trust will enter into such amendments or supplements to the Trust Agreement as are necessary to provide for exchanges of Normal PPS in definitive form and Qualifying Treasury Securities for Stripped PPS and Capital PPS in definitive form and vice versa, as well as for the elections to be made by holders of Normal PPS and Stripped PPS in definitive form in connection with a remarketing.

Indenture and Notes.    So long as the Property Trustee holds any Notes, the trustees of the Trust may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Capital PPS and (if prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS, considered together as a single series:

•

direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for the Notes, or execute any trust or power conferred on the Indenture Trustee with respect to such Notes;

•	waive any past default that is waivable under the Indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Notes is due and payable; or

•	consent to any amendment, modification or termination of the Indenture or such Notes, where such consent by the holders of the Notes shall be required.

If a consent under the Indenture would require the consent of each holder of Notes affected thereby, no such consent may be given by the Property Trustee without the prior consent of each holder of Capital PPS and (if prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS.

The Property Trustee will notify each holder of the Capital PPS and prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, each holder of the Normal PPS of any notice of default with respect to the Notes. In addition to obtaining the foregoing approvals of the holders of the PPS, before taking any of the foregoing actions, the administrative trustees of the Trust will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the PPS except by subsequent vote of the holders of the same series of PPS.

Stock Purchase Contract Agreement and Collateral Agreement.    We may modify the Stock Purchase Contract Agreement or the Collateral Agreement with the consent of the trustees of the Trust. The trustees may consent to any amendment or modification of these agreements without the prior consent of the holders of any series of PPS for any of the following purposes:

•	to evidence the succession of another person to the obligations of the Trust or the Property Trustee,

•	to add to the covenants for the benefit of the Trust or the Property Trustee or to surrender any of our rights or powers under those agreements,

•	to evidence and provide for the acceptance of appointment of a successor Collateral Agent, Custodial Agent or securities intermediary under the Collateral Agreement,

•	to cure any ambiguity, or to correct or supplement any provisions that may be inconsistent,

•	to conform the terms of the Stock Purchase Contract Agreement or the Collateral Agreement to their respective descriptions in this prospectus supplement, or

•	to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders of any series of PPS in any material respect.

The trustees of the Trust may agree, with the consent of not less than a majority of the Normal PPS and Stripped PPS at the time outstanding, considered together as a single series, to amend or modify the Stock Purchase Contract Agreement or the Collateral Agreement. However, no such amendment or modification may, without the consent of the holder of each outstanding Normal PPS and Stripped PPS:

•	change any payment date,

•

change the amount or type of Pledged Securities required to be pledged, impair the right of the Trust to receive distributions on the Pledged Securities or otherwise adversely affect the Trust’s rights in or to the Pledged Securities,

•	change the place or currency of payment or reduce any Contract Payments,

•	impair the Property Trustee’s, or the holders’ in the case of a direct action, right to institute suit for the enforcement of the Stock Purchase Contract or payment of any Contract Payments, or

•

reduce the number of shares of Preferred Stock purchasable under the Stock Purchase Contracts, increase the price to purchase Preferred Stock upon settlement of the Stock Purchase Contracts, change the Stock Purchase Date or otherwise adversely affect the Trust’s rights under the Stock Purchase Contracts.

If any amendment or proposal referred to above would adversely affect only the Normal PPS or the Stripped PPS, then only the affected series of holders will be entitled to consent to such modification, and the Property Trustee’s consent to such modification will not be effective except with the consent of the holders of not less than a majority of the affected series or of all of the holders of the affected series, as applicable.

Preferred Stock.    So long as the Preferred Stock is held by the Property Trustee on behalf of the Trust, the trustees of the Trust will not waive any rights in respect of the Preferred Stock without obtaining the prior approval of the holders of at least a majority in liquidation amount of the Normal PPS and the Stripped PPS then outstanding, considered together as a single series. The trustees of the Trust shall also not consent to any amendment to the Trust’s or our governing documents that would change the dates on which dividends are payable or the amount of such dividends, without the prior written consent of each holder of Normal PPS and Stripped PPS. In addition to obtaining the foregoing approvals from holders, the administrative trustees shall obtain, at our expense, an opinion of counsel to the effect that such action shall not cause the Trust to be taxable as a corporation or classified as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

General.    Any required approval of holders of any series of PPS may be given at a meeting of holders of such series of PPS convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of any series of PPS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each record holder of such PPS in the manner set forth in the Trust Agreement.

No vote or consent of the holders of PPS will be required for the Trust to redeem and cancel the PPS in accordance with the Trust Agreement.

Notwithstanding that holders of the PPS are entitled to vote or consent under any of the circumstances described above, any of the PPS that are owned by us or our affiliates or the trustees or any of their affiliates shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Voting and consensual rights available to or in favor of holders or beneficial owners under the Trust Agreement may be exercised only by a United States Person that is a beneficial owner of a Trust security or by a United States Person acting as irrevocable agent with discretionary powers for the beneficial owner of a Trust security that is not a United States Person. Holders that are not United States Persons must irrevocably appoint a United States Person with discretionary powers to act as their agent with respect to such voting and consensual rights. For this purpose, “United States Person” means a citizen or resident of the United States, a domestic partnership, a domestic corporation, an estate the income of which is subject to U.S. Federal income tax regardless of its source, and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

Payment and Paying Agent

Payments on the PPS shall be made to DTC, which shall credit the relevant accounts on the applicable Distribution Dates. If any PPS are not held by DTC, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

The paying agent shall initially be Wilmington Trust and any co-paying agent chosen by the paying agent and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees, the Property Trustee and us, as depositor. In the event that Wilmington Trust shall no longer be the paying agent, the administrative trustees will appoint a successor to act as paying agent, which will be a bank or trust company reasonably acceptable to the Property Trustee and to us.

Registrar and Transfer Agent

Wilmington Trust will act as registrar and transfer agent, or the “Transfer Agent,” for the PPS.

Registration of transfers of PPS will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Neither the Trust nor the Transfer Agent shall be required to register the transfer of or exchange any Trust security during a period beginning at the opening of business 15 days before the day of selection for redemption of Trust securities and ending at the close of business on the day of mailing of notice of redemption or to transfer or exchange any Trust security so selected for redemption in whole or in part, except, in the case of any Trust security to be redeemed in part, any portion thereof not to be redeemed.

Any PPS can be exchanged for other PPS of the same series so long as such other PPS are denominated in authorized denominations and have the same aggregate liquidation amount and same terms as the PPS that were surrendered for exchange. The PPS may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the PPS, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the PPS. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the PPS for registration of transfer or exchange. However, the Trust will be required to maintain an office or agency in each place of payment for the PPS.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of a Trust Event of Default, the Property Trustee undertakes to perform only the duties that are specifically set forth in the Trust Agreement. After a Trust Event of Default, the Property Trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of PPS unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no Trust Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one upon which holders of PPS are entitled under the Trust Agreement to vote, then the Property Trustee will take any action that we direct. If we do not provide direction, the Property Trustee may take any action that it deems advisable and in the interests of the holders of the Trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

We and our affiliates have maintained and may maintain certain accounts, other banking and similar relationships with the Property Trustee and its affiliates in the ordinary course of business, including the Property Trustee serving as trustee and in other roles in connection with various classes and series of debt and trust preferred securities issued by us and our affiliates.

Trust Expenses

Pursuant to the Trust Agreement, we, as depositor, agree to pay:

•	all debts and other obligations of the Trust (other than with respect to the PPS);

•

all costs and expenses of the Trust, including costs and expenses relating to the organization of the Trust, the fees, expenses and indemnities of the trustees and the cost and expenses relating to the operation of the Trust; and

•	any and all taxes and costs and expenses with respect thereto, other than U.S. withholding taxes, to which the Trust might become subject.

Governing Law

The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than one or more grantor trusts or agency arrangements for U.S. federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the Notes will be treated as indebtedness of Wells Fargo for U.S. federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the PPS.

Holders of the PPS have no preemptive or similar rights. The PPS are not convertible into or exchangeable for our common stock or preferred stock.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets except for pledges of Notes, the Deposit and Qualifying Treasury Securities to secure its obligations under the Stock Purchase Contracts.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

The following is a brief description of the terms of the Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Collateral Agreement. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Stock Purchase Contract Agreement and the Collateral Agreement, copies of which are available upon request from us.

Purchase of Preferred Stock

Each Stock Purchase Contract will obligate the Trust to purchase, and us to sell, a newly-issued share of Preferred Stock on the Stock Purchase Date for $100,000 in cash. The Stock Purchase Date is expected to be March 26, 2013 (or, if such day is not a business day, the next business day), but could (i) occur on an earlier date if an Early Settlement Event (as described below) occurs or (ii) be deferred for quarterly periods until as late as March 26, 2014 (or if such day is not a business day, the next business day) if the first four Remarketing attempts are not successful. The Stock Purchase Date will be the March 26, June 26, September 26 or December 26 (or if any such day is not a business day, the next business day) immediately following the Remarketing Settlement Date, or if no successful Remarketing has occurred by the March 26, June 26, September 26 or December 26 immediately following the fifth Remarketing attempt, then the March 26, June 26, September 26 or December 26 (or if any such day is not a business day, the next business day) after such fifth unsuccessful Remarketing. For example, if no Early Settlement Event has occurred and the Remarketing during each successive Remarketing Period beginning on January 21, 2013, April 21, 2013, July 21, 2013, October 21, 2013 and January 21, 2014 is unsuccessful, the Stock Purchase Date would then be on March 26, 2014 (or if any such day is not a business day, on the next business day).

On the Stock Purchase Date, the Trust will satisfy its obligation to purchase the Preferred Stock for $100,000 per Stock Purchase Contract. Unless an event described under “—Termination” on page S-74 has occurred, then the settlement of the Stock Purchase Contracts will occur as follows:

•

a portion of the cash proceeds from the Remarketing will be withdrawn from the Deposit and applied together with the proceeds at maturity of the Qualifying Treasury Securities to satisfy in full the Trust’s obligation to purchase the Preferred Stock under the Stock Purchase Contracts; and

•

if there has not been a successful Remarketing, we will exercise our rights as a secured party in accordance with applicable law, including disposition of the Notes pledged to secure the Trust’s obligations under the Stock Purchase Contracts or their proceeds or applying these Notes or their proceeds against the Trust’s obligation to purchase the Preferred Stock under the Stock Purchase Contracts.

In either of these events, a share of Preferred Stock will then be issued and delivered to the Trust in respect of each Stock Purchase Contract.

Contract Payments

We will make periodic contract payments, or “Contract Payments,” to the Trust on the Stock Purchase Contracts at the rate of 0.20% per annum of the stated amount of $100,000 per Stock Purchase Contract. Contract Payments will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Contract Payments will accrue from May 19, 2008 and, subject to our right to defer Contract Payments described below, will be payable on each Regular Distribution Date through the Stock Purchase Date. If any Regular Distribution Date is not a business day, then payment of the Contract Payments payable on that date will be made on the next business day, without adjustment.

Our obligations with respect to Contract Payments will be subordinate and junior in right of payment to our obligations under any of our senior debt to the same extent as the Notes. The Stock Purchase Contracts do not limit the incurrence by us of other indebtedness, including senior debt. No Contract Payments may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.

Option to Defer Contract Payments

We may, at our option, and will at the direction of the Federal Reserve, defer Contract Payments on the Stock Purchase Contracts at any time or from time to time. If we defer Contract Payments, we will provide prior written notice to the Property Trustee, who will notify holders of Normal PPS and Stripped PPS. We may elect to defer Contract Payments on more than one occasion. Deferred Contract Payments will accrue interest until paid, compounded on each Regular Distribution Date at the rate per annum originally applicable to the Notes. If we elect or are directed by the Federal Reserve to defer the payment of Contract Payments and such deferral is continuing on the Stock Purchase Date, then we will pay the Trust the deferred Contract Payments in Additional Subordinated Notes. The Trust will hold these notes as assets corresponding to the Normal PPS and Stripped PPS and make distributions to the holders thereof corresponding to payments of principal of, and interest on, these notes. If the Stock Purchase Contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Wells Fargo (not including any of its subsidiaries), the Trust’s right to receive Contract Payments and deferred Contract Payments also will terminate.

If we elect or are directed by the Federal Reserve to defer Contract Payments, then until the deferred Contract Payments have been paid in cash or any notes we issue in respect of deferred Contract Payments have been repaid in full, we will not take any of the actions that we would be prohibited from taking during a deferral of interest payments on the Notes as described under “Description of the Notes—Restrictions on Certain Payments, including on Deferral of Interest” on page S-89.

Direct Action by Holders of Normal PPS or Stripped PPS

Up to and including the Stock Purchase Date, or the earlier termination of the Stock Purchase Contracts, any holder of Normal PPS or Stripped PPS may institute a direct action if we fail to make Contract Payments on the Stock Purchase Contracts when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Stock Purchase Contracts; or

•	suing us to enforce the Property Trustee’s rights under the Stock Purchase Contracts.

This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Normal PPS or Stripped PPS thereunder without the consent of all such holders.

Termination

Our rights and obligations and the rights and obligations of the Trust under the Stock Purchase Contracts, including the right and obligation to purchase the Preferred Stock and the right to receive deferred Contract Payments, will immediately and automatically terminate, without any further action, upon the termination of the Stock Purchase Contracts as a result of the bankruptcy, insolvency or reorganization of Wells Fargo (not including any of its subsidiaries). In the event of a termination of the Stock Purchase Contracts as a result of our bankruptcy, insolvency or reorganization, the Trust will not have a claim in bankruptcy under the Stock Purchase Contracts with respect to our issuance of the Preferred Stock or the right to receive Contract Payments.

Upon any termination, the Collateral Agent will release the aggregate principal amount of the Notes corresponding to the aggregate liquidation amount of the Normal PPS and the aggregate principal amount of Qualifying Treasury Securities corresponding to the aggregate liquidation amount of the Stripped PPS, as the case may be, held by it to the Property Trustee for distribution to the holders of the Normal PPS and the Stripped PPS. Upon any termination, however, the release and distribution may be subject to the automatic stay under Section 362 of the U.S. Bankruptcy Code, and claims arising out of the Notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court. In the event that we become the subject of a case under the U.S. Bankruptcy Code, a delay may occur as a result of the automatic stay under the U.S. Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited. The automatic stay will not be lifted until such time as the bankruptcy court agrees to lift it and allow the release and distribution of the Pledged Securities.

If the Bank is placed in receivership while it is holding the Deposit made with the net proceeds of the Remarketing, and if the Stock Purchase Contracts have not been terminated, the Deposit will be assigned to us on the Stock Purchase Date as payment for the Preferred Stock corresponding to the Normal PPS. However, if the Stock Purchase Contracts have been terminated, the Deposit will remain property of the Trust until the Trust’s assets are distributed to the holders of the Trust securities.

If the Stock Purchase Contracts are terminated as a result of our bankruptcy, insolvency or reorganization, the Trust will have no right to receive any accrued Contract Payments.

The Stock Purchase Contracts will also terminate automatically upon the redemption of the Notes prior to the Stock Purchase Date. Upon any such termination, we will pay to the Trust for distribution to the holders of the Normal PPS and the Stripped PPS all accrued and unpaid contract payments and the Collateral Agent will release the redemption price of the Notes corresponding to the aggregate liquidation amount of the Normal PPS and the aggregate principal amount of Qualifying Treasury Securities corresponding to the aggregate liquidation amount of the Stripped PPS, as the case may be, held by it to the Property Trustee for distribution to the holders of the Normal PPS and the Stripped PPS, respectively.

Pledged Securities and the Collateral Agreement

The Trust will pledge Notes and Qualifying Treasury Securities, also referred to as the “Pledged Securities,” and, after a successful Remarketing the Deposit, to us through the Collateral Agent, for our benefit, pursuant to the Collateral Agreement to secure the obligations of the Trust to purchase Preferred Stock under the Stock Purchase Contracts. The rights of the Trust (acting through the Property Trustee) to the Pledged Securities and the Deposit will be subject to our security interest created by the Collateral Agreement. The aggregate principal amount of Notes and Qualifying Treasury Securities constituting Pledged Securities, together with the amount of any proceeds of Qualifying Treasury Securities held by the Collateral Agent for reinvestment in additional Qualifying Treasury Securities and, after a successful Remarketing, the Deposit with the Bank must always equal the purchase price of the Preferred Stock under the Stock Purchase Contracts. Accordingly, Pledged Securities may not be withdrawn from the pledge arrangement except:

•

to substitute Qualifying Treasury Securities for Notes in connection with an exchange of Normal PPS for Stripped PPS and Capital PPS, as provided for under “Description of the PPS—Exchanging Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS” on page S-46;

•

to substitute Notes for Qualifying Treasury Securities in connection with an exchange of Stripped PPS and Capital PPS for Normal PPS, as provided for under “Description of the PPS—Exchanging Stripped PPS and Capital PPS for Normal PPS and Qualifying Treasury Securities” on page S-49;

•	to substitute the Deposit for Notes upon completion of a successful Remarketing; or

•	upon the termination of the Stock Purchase Contracts.

Subject to the security interest and the terms of the Collateral Agreement, the Trust (acting through the Property Trustee) will own the Pledged Securities and, subject to the terms of the Trust Agreement, it will be entitled to exercise all rights pertaining to the Notes and Preferred Stock, including voting rights and, in the case of the Notes, redemption rights. We will have no interest other than our security interest in the Pledged Securities or the Deposit.

Except as described under “Certain Other Provisions of the Stock Purchase Contract Agreement and the Collateral Agreement” on page S-76, the Collateral Agent will, upon receipt, if any, of payments on the Pledged Securities (except to the extent it applies the proceeds at maturity of any Qualifying Treasury Securities to purchase replacement Qualifying Treasury Securities), distribute the payments to the Trust, which will in turn distribute those payments together with Contract Payments actually received from us, to the persons in whose names the Normal PPS and Stripped PPS are registered at the close of business on the record date for the next Distribution Date.

CERTAIN OTHER PROVISIONS OF THE STOCK PURCHASE CONTRACT AGREEMENT AND THE COLLATERAL AGREEMENT

The following is a brief description of certain other provisions of the Stock Purchase Contract Agreement and the Collateral Agreement. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to these agreements, copies of which are available upon request from us.

No Consent to Assumption

The Trust (acting through the Property Trustee) will under the terms of the Stock Purchase Contract Agreement be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the Stock Purchase Contracts by us or our trustee if we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We covenant in the Stock Purchase Contract Agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless:

•

the successor entity is a corporation organized and existing under the laws of a domestic jurisdiction and the successor expressly assumes our obligations under the Stock Purchase Contracts, the Stock Purchase Contract Agreement, the Collateral Agreement, the Trust Agreement, the Indenture for the Notes, the Guarantee and the Remarketing Agreement;

•

the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the Stock Purchase Contracts, the Stock Purchase Contract Agreement, the Collateral Agreement, the Trust Agreement or the Remarketing Agreement or in material default in the performance of any other covenants under these agreements; and

•

the successor entity reserves sufficient authorized and unissued shares of preferred stock having substantially the same terms and conditions as the Preferred Stock, such that the Trust will receive, on the Stock Purchase Date, or if the merger or consolidation occurs after the Stock Purchase Date, the successor entity issues to the Trust, preferred stock having substantially the same rights as the Preferred Stock that the Trust would have received had such merger, consolidation or other transaction not occurred.

Governing Law

The Stock Purchase Contract Agreement, the Stock Purchase Contracts and the Collateral Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Collateral Agent

Wilmington Trust initially will be the Collateral Agent, Custodial Agent and securities intermediary under the Collateral Agreement. Wilmington Trust, in its capacity as Collateral Agent, will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with the Property Trustee or any of the holders of the PPS, except for the obligations owed by a pledgee of property to the owner of the property under the Collateral Agreement and applicable law. Wilmington Trust, in its capacity as Custodial Agent, will act solely as agent for the Trust and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PPS.

The Collateral Agreement will contain provisions limiting the liability of the Collateral Agent and Custodial Agent and provisions under which they may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Miscellaneous

The Collateral Agreement will provide that we will pay all fees and expenses related to the retention of the Collateral Agent and Custodial Agent.

DESCRIPTION OF THE NOTES

The following is a brief description of the terms of the Notes. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Notes and the Indenture referred to below, copies of which are available upon request from us.

The Notes will be issued pursuant to a junior subordinated indenture, dated as of August 1, 2005, between us and The Bank of New York Trust Company, or “BNY Trust,” as successor in interest to J.P. Morgan Trust Company, N.A., as amended and supplemented by a supplemental indenture, to be dated as of May 19, 2008, between us and BNY Trust. We refer to the junior subordinated indenture, as so amended and supplemented, as the “Indenture,” and to BNY Trust or its successor, as indenture trustee, as the “Indenture Trustee.” You should read the Indenture for provisions that may be important to you.

When we use the term “holder” in this prospectus supplement with respect to a registered Note, we mean the person in whose name such Note is registered in the security register. It is expected that Wilmington Trust, in its capacity as either Collateral Agent or Custodial Agent, will be the registered holder of the Notes at all times prior to the Remarketing Settlement Date. After the Remarketing Settlement Date, we expect that the Notes (or, if we elect to remarket the Notes as trust preferred securities as described under “—Remarketing” on page S-83, these trust preferred securities) will be held in book-entry form only, as described under “Book-Entry System” on page S-120, and will be held in the name of DTC or its nominee.

We may not modify or amend the Indenture without the consent of each holder of outstanding Notes if this would result in a significant modification for purposes of Treasury Regulations Section 1.1001-3.

The Indenture does not limit the amount of debt that we or our subsidiaries may incur either under the Indenture or other indentures to which we are or become a party. The Notes are not convertible into or exchangeable for our common stock or authorized preferred stock.

General

The Notes will be unsecured and will be subordinated to all of our existing and future senior debt, as defined under “—Subordination” on page S-80, but not to trade creditors and pari passu securities, as defined below under “—Subordination”; provided that after the fourth Remarketing attempt (or after the first Remarketing attempt in connection with an Early Remarketing), we may elect that our obligations under the Notes shall no longer be subordinated to our senior debt, effective on the Remarketing Settlement Date.

We will have the right at any time after the Stock Purchase Date or the earlier termination of the Stock Purchase Contracts to dissolve the Trust and cause the Notes to be distributed to the holders of the Capital PPS and, if the Stock Purchase Contracts have been terminated, the holders of the Normal PPS. If Notes are distributed to holders of the Normal PPS and Capital PPS in liquidation of the holders’ interests in the Trust at any time that the Normal PPS and Capital PPS are represented by global securities, those Notes initially will be issued as a global security. Unless the Trust is dissolved and the Notes distributed to holders of the Normal PPS and Capital PPS, Wilmington Trust, in its capacity as either Collateral Agent or Custodial Agent, will continue to hold legal title to the Notes, subject, in the case of Notes that are Pledged Securities, to the pledge under the Collateral Agreement, until the Stock Purchase Date or, if earlier, the Remarketing Settlement Date.

Interest Rate and Maturity

The interest payment provisions for the Notes correspond to the distribution provisions of the Normal PPS described under “Description of the PPS—Current Payments—Normal PPS” on page S-51. The record date for interest payments on the Notes is the 10th day of the month in which the applicable interest payment date falls. The Notes will mature on March 26, 2044 or such earlier date as we may elect in connection with a Remarketing, as described under “—Remarketing” on page S-83, and will bear interest accruing from May 19, 2008, at the rate of 7.50% per annum, payable semi-annually in arrears on March 26 and September 26 of each year, commencing September 26, 2008, subject to the deferral provisions described under “—Option to Defer Interest Payments” below. If there is a Failed Remarketing, interest will also be payable on the Notes on the Stock Purchase Date if it is not otherwise an interest payment date.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the case that any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next business day, without adjustment.

We may elect, by irrevocable notice to the Indenture Trustee, at any time at least 21 days prior to the beginning of the first Remarketing Period, to provide that the Notes will bear interest, effective from and including the Remarketing Settlement Date, at a floating rate. If we make this election, we must remarket the Notes as floating-rate notes in all remarketings and will not be permitted to remarket the Notes as fixed-rate Notes.

Option to Defer Interest Payments

We will have the right under the Indenture to defer, and will defer if directed to do so by the Federal Reserve, the payment of interest on the Notes at any time or from time to time. We may not defer interest payments for any period of time that exceeds seven years with respect to any deferral period. If we elect to move up the maturity date of the Notes in connection with a Remarketing and, at the time of the Remarketing, are deferring interest, we may not elect a maturity date that is earlier than seven years after commencement of the deferral period. Any deferral period must end on an interest payment date. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. If we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive. If the Stock Purchase Date occurs during a deferral period and we have not successfully remarketed the Notes, on the Stock Purchase Date we will pay the Trust deferred interest on the Notes that are Pledged Securities in Additional Subordinated Notes.

Prior to the termination of any deferral period, we may extend such deferral period, provided that such extension does not:

•	cause such extended deferral period to exceed the maximum deferral period;

•	end on a date other than an interest payment date; or

•	extend beyond the stated maturity of the Notes.

Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the Indenture Trustee, the Property Trustee, the administrative trustees and the paying agent for the PPS notice of our election to begin or extend a deferral period at least five business days prior to the earlier of the date distributions on the Normal PPS and Capital PPS would have been payable except for the election to begin or extend the deferral period or the date the administrative trustees are required to give notice to any securities exchange or to holders of the Normal PPS and Capital PPS of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

The Indenture Trustee shall give notice of our election to begin or extend a deferral period to the holders of the Notes, to the administrative trustees and to the holders of the Capital PPS and, if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal PPS. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend a deferral period.

As described under “—Restrictions on Certain Payments, including on Deferral of Interest” on page S-89 , during any such deferral period we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock.

The terms of our outstanding junior subordinated debt securities prohibit us from making any payment of principal of or interest on the Notes and from repaying, redeeming or repurchasing the Notes if there has occurred and is continuing an event of default with respect to such securities, we are in default regarding our payment obligations of any obligations under our guarantee regarding the trust preferred securities related to such securities or we have given notice of our election to defer interest payments on such securities but the related deferral period has not yet commenced or a deferral period is continuing.

Subordination

Our obligations to pay interest and premium (if any) on, and principal of, the Notes and our obligations under the Guarantee are subordinate and junior in right of payment and upon liquidation to all our senior debt. Our “senior debt” includes our senior debt securities and our subordinated debt securities and means:

•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debt securities, notes or other written instruments,

•	our obligations under letters of credit,

•

any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates,

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, and

•

our debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by such entity of capital securities or other similar securities except to the extent, in the case of any such securities or guarantees issued after the date hereof, the instrument creating those obligations provides that they are not superior in right of payment to the Notes, whether outstanding on the date of execution of the Indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the junior subordinated debt securities. Senior debt will exclude trade accounts payable and accrued liabilities arising in the ordinary course of business.

The Notes and the Guarantee will rank equally in right of payment with any pari passu securities. “Pari passu securities” means:

•

the junior subordinated debentures and guarantees issued by us in connection with the $750 million capital securities issued by Wells Fargo Capital X, the $1,000 million capital securities issued by Wells Fargo Capital XI and the $1,575 million capital securities issued by Wells Fargo Capital XII (collectively, the “existing parity obligations”); and

•

debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by such entity of capital securities or other similar securities to the extent, in the case of any such securities or guarantees issued after the date hereof, the instrument creating those obligations provides that they rank pari passu with the Notes.

Pari passu securities do not include our junior subordinated debt securities or guarantees issued in connection with the outstanding trust preferred securities of any other trust, or that we may in the future issue or, as a result of mergers, acquisitions or otherwise, assume under other traditional trust preferred securities, each of which will rank senior to the Notes and the Guarantees. As of March 31, 2008, there was approximately $89.7 billion of outstanding senior debt of Wells Fargo, excluding obligations under letters of credit, guarantees, foreign exchange contracts and interest swap contracts. In addition, Wells Fargo was obligated on such date under letters of credit, guarantees, foreign exchange contracts and interest rate swap contracts to which the Notes will be subordinated pursuant to the terms of the Indenture.

As a result of the subordination provisions, no payment of principal (including redemption payments), premium, if any, or interest on the Notes may be made if any principal, premium, interest or any other payment due on any of our senior debt has not been paid when due and that default continues, or an event of default with respect to any senior debt resulting in the acceleration of the maturity of such senior debt, or if any judicial proceeding shall be pending with respect to any such default.

After the fourth Remarketing attempt (or after the first Remarketing attempt in connection with an Early Remarketing), we may elect that our obligations under the Notes no longer be subordinated to our senior debt, effective on the Remarketing Settlement Date.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes. In such an event, we will pay or deliver directly to the holders of senior debt any payment or distribution otherwise payable or deliverable to holders of the Notes. We will make the payments to the holders of senior debt according to priorities existing among those holders until we have paid all senior debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the Notes so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•

payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Notes.

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior debt, the holders of Notes together with the holders of any of our other obligations ranking equal with the Notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Notes.

If we violate the Indenture by making a payment or distribution to holders of the Notes before we have paid all the senior debt in full, then such holders of the Notes will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the senior debt outstanding at the time. Notwithstanding the subordination provisions discussed in this paragraph, holders of Notes will not be required to pay, or transfer payments or distributions to, holders of senior debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•

payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Notes.

Because of the subordination, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the Notes having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the Notes.

We may modify or amend the Indenture as provided under “—Modification of Indenture” on page S-96. However, the modification or amendment may not, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner that would adversely affect the holders of senior debt, except in connection with a Remarketing as described under “—Remarketing” on page S-83.

The Indenture does not limit the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.

Additional Amounts

If the Notes are owned by the Trust and if the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional amounts (“additional amounts”) on the Notes. The additional amounts will be sufficient so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Remarketing

Remarketings will occur during the 30-day periods, or “Remarketing Periods,” beginning on each January 21, April 21, July 21 and October 21 and continuing until the fifth such period or the earlier settlement of a successful Remarketing. Any successful Remarketing will settle on the date, or “Remarketing Settlement Date,” that is the third business day after date of the successful Remarketing. Unless an Early Settlement Event occurs, the Remarketing Periods will consist of the 30-day periods beginning on January 21, 2013, April 21, 2013, July 21, 2013, October 21, 2013 and January 21, 2014 until the settlement of a successful Remarketing.

Before the first Remarketing, we will appoint a nationally recognized investment bank as “Remarketing Agent” pursuant to a “Remarketing Agreement” with that firm. We covenant in the Indenture to use our commercially reasonable efforts to effect the Remarketing of the Notes as described in this prospectus supplement. If in the judgment of our counsel or counsel to the Remarketing Agent a registration statement is required to effect the Remarketing of the Notes, we will use our commercially reasonable efforts to ensure that a registration statement covering the full principal amount of the Notes to be remarketed will be effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing process or we will effect such Remarketing pursuant to Rule 144A under the Securities Act, if available, or any other available exemption from applicable registration requirements under the Securities Act.

All of the outstanding Notes will be remarketed in the Remarketing other than Notes having an aggregate principal amount equal to (i) the liquidation amount of Normal PPS the holders of which have elected to exchange their Normal PPS for Stripped PPS and Capital PPS if the Remarketing is successful and (ii) the liquidation amount of Capital PPS the holders of which have not elected to dispose of their Capital PPS in the Remarketing if it is successful. We describe the procedures for these elections under “Description of the PPS—Remarketing of the Notes” on page S-54. We may also elect to remarket the Notes in the form of trust preferred securities. If we make this election, we will offer trust preferred securities of the New Trust in the Remarketing instead of the Notes. If the Remarketing is successful, the New Trust will purchase the Notes included in the Remarketing from the Trust with the proceeds of the trust preferred securities sold in the Remarketing, together with the proceeds of the trust common securities of the New Trust, which we will purchase, and the Trust will exchange the Notes not included in the Remarketing for additional trust preferred securities of the New Trust.

The net proceeds of Notes sold in a successful Remarketing, to the extent not distributed to holders of Capital PPS who have elected to dispose of their Capital PPS in connection with the Remarketing, will be placed in the Deposit, in an amount equal to at least 100% of the Remarketing

Value, and the Deposit will be pledged under the Collateral Agreement to secure the Trust’s obligation to purchase the Preferred Stock under the Stock Purchase Contracts. If on the Stock Purchase Date we are deferring interest on the Notes, (1) holders will receive an amount in cash from the proceeds of the Deposit equal to the amount of such deferred interest if there has been a successful Remarketing and (2) the Trust will receive Additional Subordinated Notes with a principal amount equal to the amount of such deferred interest if there has been a Failed Remarketing. The net proceeds of the aggregate principal amount of Notes sold in a successful Remarketing corresponding to the liquidation amount of Capital PPS, the holders of which elected to dispose of their Capital PPS in the Remarketing, will be distributed to such holders promptly after the Remarketing Settlement Date and their Capital PPS will be cancelled. Any remaining proceeds, net of any remarketing fee, will be remitted to holders of Normal PPS.

Pursuant to the Remarketing Agreement, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for the Notes to be remarketed that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value. Any remarketing fee payable to the Remarketing Agent shall be paid from the cash proceeds of a successful Remarketing. The “Remarketing Value” of each Note will be equal to the present value on the Remarketing Settlement Date of an amount equal to the principal amount of such Note, plus the interest payable on such Note on the next interest payment date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date, determined using a discount rate equal to the interest rate on the Deposit.

To obtain that value, the Remarketing Agent may reset the interest rate on the Notes to a new fixed or floating rate that will apply to all outstanding Notes, whether or not included in the Remarketing, and will become effective on the Remarketing Settlement Date. If the interest rate is reset as a fixed rate, the Notes will bear interest at that rate, or “Reset Rate,” from and after the Remarketing Settlement Date, and if the interest rate is reset as a floating rate, the Notes will bear interest at the applicable base rate as in effect from time to time plus a spread, or “Reset Spread,” from and after the Remarketing Settlement Date. In addition, in connection with the Remarketing the maturity of the Notes may be moved up and the date after which the Notes are optionally redeemable and the redemption price may be changed. If we elect a floating rate, we also have the option to change the interest payment dates and manner of calculation of interest on the Notes to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable base rate. Any such changes will be announced as described below prior to the Remarketing attempt.

Each Remarketing Period will last for 30 days. Our covenant in the Indenture to use our commercially reasonable efforts to effect the Remarketing of the Notes is subject to the following limitations.

•

On any day other than the last business day of a Remarketing Period, we will have the right, in our absolute discretion and without prior notice to the holders of the PPS, to postpone the Remarketing until the next business day.

•

If a Remarketing Disruption Event has occurred and is continuing as of the last day of the Remarketing Period beginning on January 21, 2013, April 21, 2013, July 21, 2013 or October 21, 2013 and no Early Settlement Event has occurred, we may elect not to attempt a Remarketing on that day. The consequence of that election will be that the Remarketing for the related Remarketing Period will not be successful and under the Indenture we will be obligated to use our commercially reasonable efforts to effect the Remarketing Period beginning on the next succeeding April 21, 2013, July 21, 2013, October 21, 2013 or January 21, 2014, as applicable. “Remarketing Disruption Event” means there shall have occurred an event that, if not disclosed in the offering document for the Remarketing, could cause such offering document to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and either

•	in our judgment, such event is not required by law to be disclosed at such time and its disclosure might have a material adverse effect on our business, or

•	the disclosure of such event relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction.

If the Remarketing Agent cannot remarket the Notes during any Remarketing Period at a price that results in proceeds, net of any remarketing fee, equal to 100% of the Remarketing Value of the Notes to be remarketed, then:

•	the Stock Purchase Date will be deferred until after the next Remarketing Settlement Date;

•	the interest rate on the Notes will not be reset; and

•

the Remarketing Agent will thereafter attempt to establish a new Reset Rate or Reset Spread meeting the requirements described above and remarket the Notes during subsequent Remarketing Periods, which will begin on April 21, 2013, July 21, 2013, October 21, 2013 and January 21, 2014.

Any subsequent Remarketing will be subject to the conditions and procedures described above, and will settle (if successful) on the corresponding Remarketing Settlement Date; provided that if a successful Remarketing has not previously occurred and, as a result, the Remarketing Agent attempts a Remarketing in the Remarketing Period beginning on January 21, 2014 (or the fifth scheduled Remarketing Period in the case of an Early Remarketing), then the Reset Rate for that Remarketing will not be subject to the Fixed Rate Reset Cap or the Reset Spread for that Remarketing will not be subject to the Floating Rate Reset Cap, as applicable; provided that the resulting rate may not exceed the maximum rate, if any, permitted by applicable law.

If the Remarketing Agent is unable to remarket the Notes successfully by the end of the Remarketing Period beginning on January 21, 2014 (or the fifth scheduled Remarketing Period in the case of an Early Remarketing), a “Failed Remarketing” will be deemed to have occurred. In that case:

•

The interest rate on the Notes will not be reset, and the Normal PPS and Capital PPS will continue to bear cash distributions at the rate otherwise applicable, payable in arrears on each Regular Distribution Date. In the event of a Failed Remarketing, we may move up the stated maturity of the Notes and, accordingly, the Capital PPS Mandatory Redemption Date, to any date on or after March 26, 2017 or, if we are deferring interest on the Notes at the time of the Remarketing, the date seven years after commencement of the deferral period (the “First Optional Redemption Date”).

•

We will exercise our rights as a secured party with respect to the Pledged Securities under the Collateral Agreement and, subject to applicable law, retain the Pledged Securities or their proceeds and apply them against the Trust’s obligation to us under the Stock Purchase Contract or sell them in one or more private sales. In either case, the Trust’s obligations under the Stock Purchase Contracts would be satisfied in full. We will issue notes, payable on the later of March 26, 2017 and the date seven years after commencement of any related deferral period on the Notes and bearing interest at the interest rate per annum originally applicable to the Notes, in the amount of any accrued and unpaid distributions on the Normal PPS and the Stripped PPS as of the Stock Purchase Date, to the Property Trustee.

•	If you hold Capital PPS and elected to dispose of them in the Remarketing, your Capital PPS will be returned to you.

We will cause notice of any unsuccessful Remarketings and of a Failed Remarketing to be made publicly available.

The Reset Rate or Reset Spread will be equal to the interest rate determined to result in proceeds from the Remarketing of the Notes, net of any remarketing fee, of at least 100% of the Remarketing Value; provided that the Reset Rate may not exceed the Fixed Rate Reset Cap or the Reset Spread may not exceed the Floating Rate Reset Cap, as the case may be, in connection with the first four Remarketing Periods. For this purpose, the “Fixed Rate Reset Cap” is the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at our option in the event of a successful Remarketing, plus 500 basis points, or 5.00%, per annum, and the “Floating Rate Reset Cap,” which the Reset Spread may not exceed, will be 425 basis points, or 4.25%, per annum. Since the new rate will become effective part way through an interest period, the first interest payment due on the Notes after the Remarketing Settlement Date will reflect the initial rate for the period from and including the immediately preceding payment date to but excluding the Remarketing Settlement Date and the new rate for the period from and including the Remarketing Settlement Date to but excluding the date of payment.

If a Remarketing is attempted after the Remarketing Period beginning on October 21, 2013 or after the fourth Remarketing attempt following the occurrence of an Early Settlement Event, the Reset Rate will not be subject to the Fixed Rate Reset Cap or the Reset Spread or will not be subject to the Floating Rate Reset Cap, as the case may be; provided that the resulting rate may not exceed the maximum rate, if any, permitted by applicable law.

In connection with a Remarketing, we may elect, in our sole discretion, to move up the stated maturity of the Notes to any date on or after the First Optional Redemption Date, to change the date on and after which the Notes are redeemable at our option to a new date not earlier than the First Optional Redemption Date and to change the redemption price so long as it is not less than the principal plus accrued and unpaid interest (including additional interest) on the Notes. In addition, we may also elect, in our discretion, in the case of a Remarketing after the fourth Remarketing attempt (or after the first Remarketing attempt in connection with an Early Remarketing), that the Notes will no longer be subordinated to our senior debt and that the Notes no longer be subject to optional deferral. Any such election would take effect, upon a successful Remarketing, on the Remarketing Settlement Date.

The Property Trustee will give holders of Normal PPS and Capital PPS notice of Remarketing at least 21 calendar days prior to the first day of any Remarketing Period. Such notice will set forth:

•	the beginning and ending dates of the Remarketing Period and the applicable Stock Purchase Date in the event the Remarketing is successful;

•	the applicable Distribution Dates and record dates for cash distributions on the Normal PPS and Capital PPS;

•	any change to the stated maturity of the Notes if the Remarketing is successful;

•

in the case of a Remarketing after an unsuccessful Remarketing during the first four scheduled Remarketing Periods (or during the first Remarketing Period following an Early Settlement Event), whether the Notes will no longer be subordinated to our senior debt and no longer be subject to optional deferral;

•

whether the Notes will be remarketed as fixed-rate notes or as floating-rate notes, and if the Notes will be remarketed as floating-rate notes, the applicable base rate, the interest payment dates and the manner of calculation of interest on the Notes, which shall correspond with the market conventions applicable to notes bearing interest at rates based on the applicable base rate;

•	whether the Notes are being remarketed in the form of trust preferred securities;

•	whether we intend to list the Notes (or the trust preferred securities) if the Remarketing is successful;

•

the procedures you must follow if you hold Normal PPS to elect to exchange your Normal PPS for Stripped PPS and Capital PPS if the Remarketing is successful and the date by which such election must be made; and

•	the procedures you must follow if you hold Capital PPS to elect to dispose of them in connection with the Remarketing and the date by which such election must be made.

Early Settlement Events

An “Early Settlement Event” shall be deemed to occur if:

•	our “total risk-based capital ratio” is less than 10%;

•	our “tier 1 risk-based capital ratio” is less than 6%;

•	our “leverage capital ratio” is less than 4%;

•	the Federal Reserve, in its discretion, anticipates that we may fail one or more of the capital tests referred to above in the near term and delivers a notice to us so stating; or

•	the Trust is dissolved pursuant to the entry of an order for dissolution by a court of competent jurisdiction.

In the case of the tests described in the first three bullets, each ratio will be determined as required pursuant to Appendix A to Regulation Y of the Federal Reserve Board, 12 C.F.R. Part 225. The related Early Settlement Event will be deemed to occur on the date we file a Form FR Y-9C showing in Schedule HC-R (or successor form) that the related capital measure has not been met.

Early Remarketing

If an Early Settlement Event occurs, the Remarketing process described above will begin earlier. The first attempted Remarketing will take place during the first following Remarketing Period that begins at least 30 days after the occurrence of such Early Settlement Event. In the event of such an “Early Remarketing”:

•	the first Remarketing attempt will be on the basis that the PPS will be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, with the underlying Notes remaining subordinated to the same extent as when they are originally issued (i.e., we will not have the option to elect to remarket them as senior notes) and subject to optional deferral;

•

the second, third and fourth Remarketing attempts will be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, but the underlying Notes may, at our election, no longer be subordinated to our senior debt and no longer be subject to optional deferral; and

•

the fifth and last Remarketing attempt will not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as applicable, and the underlying Notes may, at our election, no longer be subordinated to our senior debt and no longer be subject to optional deferral.

If the first Remarketing attempt in an Early Remarketing is not successful, up to four additional attempts will be made beginning on January 21, April 21, July 21 or October 21, as applicable, immediately following the first Remarketing Period, and the Stock Purchase Date will be the March 26, June 26, September 26 or December 26 immediately following the Remarketing Settlement Date or the final unsuccessful attempt, or on the next business day if not a business day. For example, if an Early Settlement Event (other than as a result of the entry of an order for dissolution of the Trust by a court of competent jurisdiction) occurs on November 15, 2008, then the first Remarketing attempt would begin on January 21, 2009; if that Remarketing is not successful, successive Remarketing attempts would be made beginning on April 21, 2009, July 21, 2009 and October 21, 2009; and if none of those Remarketing attempts succeeds, then the fifth and final Remarketing attempt will be made beginning on January 21, 2010, in which case the Stock Purchase Date would be March 26, 2010, or if such day is not a business day, the next business day.

In the case of an Early Settlement Event resulting from the entry of an order for dissolution of the Trust by a court of competent jurisdiction, as described under “Description of the PPS—Liquidation Distribution upon Dissolution” on page S-59, there shall be only one Remarketing Period and the Reset Rate shall not be subject to the Fixed Rate Reset Cap or the Reset Spread shall not be subject to the Floating Rate Reset Cap, as applicable; provided that the resulting rate may not exceed the maximum rate, if any, permitted by applicable law. If the Remarketing conducted on such date is not successful, it shall be deemed a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 26, June 26, September 26 or December 26, or if such day in not a business day, the next business day.

Except as described above, an Early Remarketing after the occurrence of an Early Settlement Event will be conducted as described under “—Remarketing” on page S-83.

Payment; Exchange; Transfer

We will appoint a paying agent on or before the Remarketing Settlement Date from whom holders of Notes can receive payment of the principal of and any premium and interest on the Notes on and after such date. We may elect to pay any interest on the Notes by mailing a check to the person listed as the owner of the Notes in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. One of our affiliates may serve as the paying agent under the Indenture. We will pay interest on the Notes:

•	on an interest payment date to the person in whose name that Note is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment to the person who surrenders such Note at the office of our appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the Notes and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such Notes can only look to us for the payments on such Notes.

Any Notes can be exchanged for other Notes so long as such other Notes are denominated in authorized denominations and have the same aggregate principal amount and same terms as the Notes that were surrendered for exchange. The Notes may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Notes, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Notes. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Notes for registration of transfer or exchange. However, we will be required to maintain an office or agency in each place of payment for the Notes. If we elect to remarket the Notes in the form of trust preferred securities as described under “—Remarketing” on page S-83, however, the foregoing provisions will apply to those trust preferred securities and not to the Notes.

Denominations

The Notes will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. Upon and following the Remarketing Settlement Date, we expect that the Notes (or, if we elect to remarket the Notes in the form of trust preferred securities, the trust preferred securities) will be held in book-entry form only, as described under “Book-Entry System” on page S-120, and will be held in the name of DTC or its nominee.

Restrictions on Certain Payments, including on Deferral of Interest

If:

•	there has occurred and is continuing an event of default with respect to the Notes;

•

the Notes are beneficially owned by the Trust (or the New Trust if we elect to remarket the Notes in the form of trust preferred securities) and we shall be in default relating to our payment of any obligations under the Guarantee (or the guarantee of such new trust preferred securities);

•	we have given notice of our election to defer payments of interest on the Notes and shall not have rescinded such notice, or the deferral period is continuing; or

•	we have paid deferred interest to the Trust in the form of Additional Subordinated Notes and not yet repaid all amounts outstanding on such notes;

then neither we nor any of our subsidiaries shall:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank or make any payments under any guarantee that ranks, upon our liquidation, pari passu with the Notes (including the Notes, “parity securities”) or junior to the Notes, except that in connection with a Failed Remarketing we may pay interest on the Notes in Additional Subordinated Notes and we may repurchase Notes in exchange for Preferred Stock; or

•	make any payment under any guarantee that ranks junior to our Guarantee related to the PPS.

The restrictions listed above do not apply to:

•

any purchase, redemption or other acquisition of shares of our capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or stockholder purchase plan, or (3) the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable deferral period;

•

any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•

any declaration of a dividend in connection with any stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption or purchase of rights pursuant thereto;

•	payments by us under our guarantee regarding the Trust;

•

any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

•

any payment of current or deferred interest on parity securities that is made pro rata to the amounts due on such parity securities (including the Notes), and any payments of principal of or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities; or

•

payments of interest on parity securities (including the Notes) in additional parity securities (including any Additional Subordinated Notes) and any repurchase of parity securities (including the Notes) in exchange for preferred stock (including the Preferred Stock), in each case in connection with a Failed Remarketing or similar event.

Redemption

We may from time to time redeem Notes, in whole or in part, at any date on or after March 26, 2017, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption. In connection with a

Remarketing, we may change the date after which we may redeem Notes to a later date or change the redemption price as described under “—Remarketing” on page S-83. The Notes will not be subject to any sinking fund and will not be redeemable at the option of the holder.

Prior to the Stock Purchase Date, we may also redeem all, but not less than all, of the Notes upon the occurrence of a capital treatment event, an investment company event, a rating agency event or a tax event, as described below. After the Stock Purchase Date and prior to March 26, 2017, we may also redeem all, but not less than all, of the Notes upon the occurrence of a capital treatment event, an investment company event or a tax event, as described below. The redemption price will be 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a capital treatment event or an investment company event, and the greater of 100% of the principal amount of Notes to be redeemed and the applicable make-whole amount, plus in each case accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a rating agency event or a tax event.

The “make-whole amount” will be equal to the sum of the present values of the principal amount of the Notes and each interest payment thereon that would have been payable to and including the relevant date (not including any portion of such payments of interest accrued as of the date of redemption), discounted from the relevant date or the applicable interest payment date to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus 0.75%. The “relevant date” means March 26, 2013 in the case of any redemption prior to such date, March 26, 2014 in the case of any redemption on or after March 26, 2013 and prior to March 26, 2014 if the Stock Purchase Date shall not have occurred on or prior to March 26, 2013, and otherwise March 26, 2017.

“Treasury rate” means the semi-annual equivalent yield to maturity of the “treasury security” that corresponds to the “treasury price” (calculated in accordance with standard market practice and computed as of the second trading day immediately preceding the redemption date).

“Treasury security” means the U.S. treasury security that the “treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to U.S. treasury yields.

“Treasury price” means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the table entitled “Treasury Bonds, Notes and Bills,” published by the Wall Street Journal (or any successor table), except that: (i) if that table (or any successor table) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.

“Treasury dealer” means J.P. Morgan Securities Inc. (or its successor) or, if J.P. Morgan Securities Inc. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

A “capital treatment event” means the reasonable determination by us that, as a result of:

•

the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the Federal Reserve, or

•	any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations,

that in either case is effective or is announced on or after the date hereof, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the Normal PPS at any time prior to the Stock Purchase Date as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve (or, if we elect to remarket the Notes in the form of trust preferred securities and do not elect to shorten the maturity of the Notes, that we will not be entitled to treat an amount equal to the liquidation amount of such trust preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve and this change becomes effective or would become effective on or after the Remarketing Settlement Date).

An “investment company event” means our receipt of an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act at any time prior to the Stock Purchase Date, and this change becomes effective or would become effective on or after the date hereof (or, if we elect to remarket the Notes in the form of trust preferred securities, that the New Trust is or will be considered an investment company that is required to be registered under the Investment Company Act and this change becomes effective or would become effective on or after the Remarketing Settlement Date).

A “rating agency event” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that currently publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the PPS, which amendment, clarification or change results in:

•

the shortening of the length of time prior to the Stock Purchase Date that the PPS are assigned a particular level of equity credit by that rating agency as compared to the length of time the PPS would have been assigned that level of equity credit by that rating agency or its predecessor on the date hereof; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the PPS prior to the Stock Purchase Date by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the date hereof.

A “tax event” means our receipt of an opinion of counsel to the effect that, as a result of any:

•

amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or issued or becomes effective after the date hereof;

•	proposed change in those laws or regulations that is announced after the date hereof;

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date hereof; or

•

threatened challenge asserted in connection with an audit of us, the Trust or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes or the PPS;

there is more than an insubstantial increase in risk that:

•

the Trust (or if we elect to remarket the Notes in the form of trust preferred securities, the New Trust) is, or will be, subject to U.S. federal income tax with respect to income received or accrued on the Notes;

•	interest payable by us on the Notes is not, or will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

•

the Trust (or if we elect to remarket the Notes in the form of trust preferred securities, the New Trust) is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges at any time it is the holder of the Notes.

We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all interest periods ending on or before the redemption date.

Any redemption of the Notes prior to the Stock Purchase Date (or, if we if we elect to remarket the Notes in the form of trust preferred securities, at any time thereafter) will be subject to receipt of prior approval by the Federal Reserve, if required.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

In the event of any redemption, neither we nor the Indenture Trustee will be required to:

•

issue, register the transfer of, or exchange, Notes during a period beginning at the opening of business 15 days before the day of publication or mailing of the notice of redemption and ending at the close of business on the day of such publication or the mailing of such notice; or

•	transfer or exchange any Notes so selected for redemption, except, in the case of any Notes being redeemed in part, any portion thereof not to be redeemed.

Limitation on Mergers and Sales of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the Indenture exists; and

•	certain other conditions as prescribed in the Indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us in such Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor entity may exercise our rights and powers under the Indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the Indenture and under the Notes.

Events of Default, Waiver and Notice

An “event of default,” when used in the Indenture, means any of the following:

•	default in the payment of any interest, including compound interest, in full on any Note for a period of 30 days after the conclusion of seven years following the commencement of a deferral period;

•

the voluntary or involuntary dissolution, winding-up or other termination of the Trust at any time it is holding the Notes, unless (i) the PPS are redeemed and the Notes are distributed to holders of Capital PPS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal PPS, (ii) the Notes and the Normal and Capital PPS are redeemed or (iii) such event is in connection with a permitted consolidation, merger, conveyance, transfer or lease of the assets of the Trust; or

•	bankruptcy of Wells Fargo (not including any of its subsidiaries).

If an event of default under the Indenture occurs and continues, the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the entire principal and all accrued but unpaid interest of all Notes to be due and payable immediately. If the Indenture Trustee or the holders of Notes do not make such declaration and the Notes are beneficially owned by the Trust or trustee of the Trust, the Property Trustee or the holders of at least 25% in aggregate liquidation amount of the Capital PPS and (if such event of default occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS shall have such right.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Notes can, subject to certain conditions (including, if the Notes are held by the Trust or the trustee of the Trust, the consent of the holders of at least a majority in aggregate liquidation amount of the Capital PPS and (if such rescission occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS), rescind the declaration. If the holders of the Notes do not rescind such declaration and the Notes are beneficially owned by the Trust or trustee of the Trust, the holders of at least a majority in aggregate liquidation amount of the Capital PPS and (if such rescission occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS shall have such right.

The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default, except:

•	a default in payment of principal or any premium or interest; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Note.

If the Notes are beneficially owned by the Trust or a trustee of the Trust, any such waiver shall require a consent of the holders of at least a majority in aggregate liquidation amount of the Capital PPS and (if such consent is given prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS.

The holders of a majority in principal amount of the Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee.

We are required to file an officers’ certificate with the Indenture Trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the Indenture.

If the Notes are beneficially owned by the Trust or a trustee of the Trust, a holder of Capital PPS or (if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) Normal PPS may institute a direct action against us if we fail to make interest or other payments on the Notes when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Notes; or

•	suing us to enforce the Property Trustee’s rights under the Notes.

This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Capital PPS and (if such amendment occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS thereunder without the consent of all such holders.

We will not enter into any supplemental indenture with the Indenture Trustee to add any additional event of default with respect to the Notes without the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes.

Actions Not Restricted by Indenture

The Indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•

pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under “—Restrictions on Certain Payments, including on Deferral of Interest” on page S-89.

The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the Notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the Notes.

No Protection in the Event of a Highly Leveraged Transaction

The Indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Distribution of Corresponding Assets

If the Notes or Additional Subordinated Notes are, or the Preferred Stock is, owned by the Trust, under circumstances involving the dissolution of the Trust, the Notes, Additional Subordinated Notes or Preferred Stock may be distributed to the holders of the Trust securities in liquidation of the Trust, provided that any required regulatory approval is obtained. See “Description of the PPS—Liquidation Distribution upon Dissolution” on page S-59.

Modification of Indenture

Under the Indenture, certain of our rights and obligations and certain of the rights of holders of the Notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest, except as expressly permitted in connection with a Remarketing;

•	a reduction in or change in the manner of calculating payments due on the Notes, except as expressly permitted in connection with a Remarketing;

•	a change in the place of payment or currency in which any payment on the Notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the Notes;

•

a reduction in the percentage of outstanding Notes required to consent to a modification or amendment of the Indenture or required to consent to a waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture;

•	a reduction in the requirements contained in the Indenture for quorum or voting;

•	a modification that would result in a “significant modification” for purposes of Treasury Regulations Section 1.1001-3; and

•	a modification of any of the foregoing requirements contained in the Indenture.

Under the Indenture, the holders of at least a majority of the aggregate principal amount of the outstanding Notes may, on behalf of all holders of the Notes, waive compliance by us with any covenant or condition contained in the Indenture.

If the Notes are held by or on behalf of the Trust, no modification may be made that adversely affects the holders of the PPS in any material respect, and no termination of the Indenture may occur, and no waiver of any compliance with any covenant will be effective without the prior consent of a majority in liquidation amount of each series of PPS so affected, voting together as a single series. If the consent of the holder of each outstanding Note is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of the series of PPS so affected.

We and the Indenture Trustee may execute, without the consent of any holder of Notes, any supplemental indenture for the purposes of:

•	evidencing the succession of another person to us, and the assumption by any such successor of our covenants contained in the Indenture and the Notes;

•

adding to our covenants for the benefit of the holders of all or any series of securities under the Indenture (and if such covenants are to be for the benefit of less than all series of securities under the Indenture, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon us by the Indenture;

•

curing any ambiguity, correcting or supplementing any provision in the Indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this bullet point shall not adversely affect the interests of the holders of the Notes in any material respect or, if the Notes are beneficially owned by the Trust and for so long as any of the PPS shall remain outstanding, the holders of the PPS;

•	evidencing and providing for the acceptance of appointment under the Indenture by a successor Indenture Trustee with respect to the Notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	reflecting any modifications to the terms of the Notes pursuant to the terms of the Indenture with respect to a Remarketing; or

•	conforming the terms of the Indenture and the Notes to the description of the Notes in this prospectus supplement, in the manner provided in the Indenture.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Indenture Trustee

The Indenture Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the Indenture Trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of Notes unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

Miscellaneous

Subject to U.S. federal securities laws, the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies and other applicable law, we or our affiliates may from time to time purchase any of the Notes that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE GUARANTEE

The following is a brief description of the terms of the Guarantee. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Guarantee, copies of which are available upon request from us.

General

The following payments on the PPS, also referred to as the “guarantee payments,” if not fully paid by the Trust, will be paid by us under a guarantee, or “Guarantee,” for the benefit of the holders of PPS. Pursuant to the Guarantee, we will irrevocably and unconditionally agree to pay in full the guarantee payments, without duplication:

•	any accumulated and unpaid distributions required to be paid on each series of PPS, to the extent the Trust has funds available to make the payment;

•

the redemption price for any PPS called for redemption other than in connection with a redemption of Capital PPS in exchange for Notes (or, if we elect to remarket the Notes as trust preferred securities, in exchange for trust preferred securities of the New Trust), to the extent the Trust has funds available to make the payment; and

•

upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of a like amount of corresponding assets to the holders of the PPS, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the PPS to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the PPS upon liquidation of the Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the PPS or by causing the Trust to pay the amounts to the holders.

If we do not make a required payment on the Notes or the Stock Purchase Contracts or, after the Stock Purchase Date, a regular dividend payment on the Preferred Stock, the Trust will not have sufficient funds to make the related payments on the relevant series of PPS. The Guarantee does not cover payments on the PPS when the Trust does not have sufficient funds to make these payments. If we do not pay any amounts on the Notes or the Stock Purchase Contracts when due, holders of the relevant series of PPS will have to rely on the enforcement by the Property Trustee of its rights as the registered holder of the Notes and Stock Purchase Contracts or proceed directly against us for payment of any amounts due on the Notes and Stock Purchase Contracts. See “—Status of the Guarantee” on page S-99. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, including any depositors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The Guarantee does not limit the incurrence or issuance by us of other secured or unsecured indebtedness.

The Guarantee will be issued pursuant to a Guarantee Agreement, or “Guarantee Agreement,” that we will enter into with BNY Trust. The Guarantee Agreement will be qualified as an indenture under the Trust Indenture Act. BNY Trust will act as “Guarantee Trustee” under the Guarantee Agreement for purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the PPS.

Effect of the Guarantee

The Guarantee, when taken together with our obligations under the Indenture and the Stock Purchase Contracts and the Trust’s obligations under the Trust Agreement, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust securities, has the effect of providing a full and unconditional guarantee, on a subordinated basis, of payments due on the PPS. See “Relationship among PPS, Notes, Stock Purchase Contracts and Guarantee” on page S-101.

We will also agree separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Trust Common Securities to the same extent as the Guarantee.

Status of the Guarantee

The Guarantee will be unsecured and at all times prior to the Stock Purchase Date will rank:

•	subordinate and junior in right of payment to all our senior debt in the same manner as our Notes as set forth in the Indenture; and

•

equally with all other guarantees for payments on securities issued by our trusts in the future to the extent the related junior subordinated notes by their terms rank pari passu with the Notes, our junior subordinated notes that we issue in the future to the extent that by their terms rank pari passu with the Notes and any of our other present or future obligations that by their terms rank pari passu with such Guarantee.

After the Stock Purchase Date, the Guarantee will rank pari passu with other guarantees for payments on securities issued by our trusts in the future to the extent the preferred stock held by such trusts ranks pari passu with the Preferred Stock and our preferred stock that we issue in the future to the extent that by its terms it ranks pari passu with the Preferred Stock.

The Guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the Guarantee without suing any other person or entity. The Guarantee will be held for the benefit of the holders of the PPS. The Guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the Trust.

Amendments and Assignment

The Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding PPS. The holders of Normal PPS, Stripped PPS and Capital PPS will also be entitled to vote separately if and to the extent that any proposed amendment would not affect each series in the same or substantially the same manner. No vote will be required, however, for any changes that do not adversely affect the rights of holders of the PPS in any material respect. All guarantees and agreements contained in the Guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the PPS then outstanding.

Termination of the Guarantee

The Guarantee will terminate:

•	upon full payment of the redemption price of all PPS; or

•	upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust.

The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of PPS must restore payment of any sums paid under the PPS or the Guarantee.

Events of Default

An event of default under the Guarantee will occur if we fail to perform any payment obligation or if we fail to perform any other obligation under the Guarantee and such default remains unremedied for 30 days.

The holders of a majority in liquidation amount of the relevant series of PPS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of PPS may institute a legal proceeding directly against us to enforce the Guarantee Trustee’s rights and our obligations under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

As guarantor, we are required to file annually with the Guarantee Trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the Guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to the Guarantee, the Guarantee Trustee is required to perform only the duties that are specifically set forth in the Guarantee. Following the occurrence of an event of default, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of PPS, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates have maintained and may maintain certain accounts, other banking and similar relationships with the Guarantee Trustee and its affiliates in the ordinary course of business, including the Guarantee Trustee serving as trustee and in other roles in connection with various classes and series of debt and trust preferred securities issued by us and our affiliates.

Governing Law

The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG PPS, NOTES, STOCK PURCHASE CONTRACTS AND GUARANTEE

As set forth in the Trust Agreement, the exclusive purposes of the Trust are:

•	issuing the Trust securities representing beneficial interests in the Trust;

•	investing the gross proceeds of the Trust securities in the Notes;

•	entering into the Stock Purchase Contract Agreement and holding the Stock Purchase Contracts;

•	holding Notes, Qualifying Treasury Securities, deposit accounts and cash, and pledging them to secure the Trust’s obligations under the Stock Purchase Contracts;

•	purchasing the Preferred Stock pursuant to the Stock Purchase Contracts on the Stock Purchase Date and holding it thereafter;

•	selling Notes in a Remarketing; and

•	engaging in only those activities necessary or incidental thereto.

As long as payments of interest, Contract Payments and other payments are made when due on the Notes and the Stock Purchase Contracts and dividends are declared and paid on the Preferred Stock, those payments will be sufficient to cover the distributions and payments due on the Trust securities. This is due to the following factors:

•

prior to the Stock Purchase Date, the Trust will hold an aggregate principal amount of Notes and aggregate stated amount of Stock Purchase Contracts equal to the sum of the aggregate liquidation amount of the Normal PPS and Trust Common Securities, the combined interest rate on the Notes and Contract Payment rate on the Stock Purchase Contracts will match the distribution rate on the Normal PPS and Trust Common Securities, and the interest, Contract Payment and other payment dates on the Notes and the Stock Purchase Contracts will match the Distribution Dates for the Normal PPS and Trust Common Securities;

•

the Trust will hold an aggregate principal amount of Qualifying Treasury Securities and aggregate stated amount of Stock Purchase Contracts equal to the aggregate stated liquidation amount of the Stripped PPS, the Contract Payment rate on the Stock Purchase Contracts will match the distribution rate on the Stripped PPS, the entitlement to additional distributions on the Stripped PPS in respect of the Qualifying Treasury Securities will match the amount of such distributions to which the Trust is entitled under the Collateral Agreement and the Contract Payment and other payment dates on the Stock Purchase Contracts will match the Distribution Dates for the Stripped PPS;

•

the Trust will hold an aggregate principal amount of Notes equal to the aggregate stated liquidation amount of the Capital PPS, and the interest rate and interest payment dates on the Notes will match the distribution rate and payment dates on the Capital PPS;

•

after the Stock Purchase Date, the Trust will hold an aggregate liquidation preference of Preferred Stock equal to the aggregate liquidation amount of the Normal PPS and Trust Common Securities, and the dividend payment rates and dates on the Preferred Stock will match the distribution payment rates and dates on the Normal PPS and the Trust Common Securities;

•

under the Guarantee Agreement, we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust, other than those relating to PPS issued by such Trust; and

•	the Trust Agreement further provides that the trustees may not cause or permit the Trust to engage in any activity that is not consistent with the purposes of the Trust.

To the extent that funds are available in the Trust, we guarantee payments of distributions and other payments due on the Trust securities to the extent described in this prospectus supplement. If we do not make interest payments on the Notes, Contract Payments on the Stock Purchase Contracts or dividend payments on the Preferred Stock, the Trust will not have sufficient funds to pay distributions on the Trust securities. The Guarantee is a subordinated guarantee in relation to the Trust securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. See “Description of the Guarantee” on page S-98.

We have the right to set off any payment that we are otherwise required to make under the Indenture or the Stock Purchase Contracts with any payment that we have previously made or are concurrently making on the date of such payment under the Guarantee.

The Guarantee covers the payment of distributions and other payments on the Trust securities only if and to the extent that we have made a payment of interest or principal or other payments on the Notes, Contract Payments on the Stock Purchase Contracts and dividends or redemption payments on the Preferred Stock, as applicable. The Guarantee, when taken together with our obligations under the Notes and the Indenture, our obligations under the Stock Purchase Contracts and our obligations under the Trust Agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the Trust securities.

If we fail to make interest or other payments on the Notes when due, taking into account any deferral period, the Trust Agreement allows the holders of the Normal PPS and Capital PPS to direct the Property Trustee to enforce its rights under the Notes. If the Property Trustee fails to enforce these rights, any holder of Normal PPS or Capital PPS may directly sue us to enforce such rights without first suing the Property Trustee or any other person or entity.

A holder of Normal PPS or Capital PPS may institute a direct action if we fail to make interest or other payments on the Notes when due, taking into account any deferral period.

A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Notes; or

•	suing us to enforce the Property Trustee’s rights under the Notes.

If we fail to make Contract Payments on the Stock Purchase Contracts when due, taking into account any deferral period, the Trust Agreement allows the holders of the Normal PPS and Stripped PPS to direct the Property Trustee to enforce its rights under the Stock Purchase Contracts. If the Property Trustee fails to enforce these rights, any holder of Normal PPS or Stripped PPS may directly sue us to enforce such rights without first suing the Property Trustee or any other person or entity.

A holder of Normal PPS or Stripped PPS may institute a direct action if we fail to make Contract Payments on the Stock Purchase Contracts when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the Property Trustee to enforce the terms of the Stock Purchase Contracts; or

•	suing us to enforce the Property Trustee’s rights under the Stock Purchase Contracts.

We acknowledge that the Guarantee Trustee will enforce the Guarantee on behalf of the holders of the Normal PPS, Stripped PPS and Capital PPS. If we fail to make payments under the Guarantee, taking into account any deferral period on the PPS, the holders of the Normal PPS, Stripped PPS and Capital PPS may direct the Guarantee Trustee to enforce its rights under such Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Normal PPS, Stripped PPS or Capital PPS may directly sue us to enforce the Guarantee Trustee’s rights under the Guarantee. Such holder need not first sue the Trust, the Guarantee Trustee, or any other person or entity. A holder of Normal PPS, Stripped PPS or Capital PPS may also directly sue us to enforce such holder’s right to receive payment under the Guarantee. Such holder need not first direct the Guarantee Trustee to enforce the terms of the Guarantee or sue the Trust or any other person or entity.

We and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the Normal PPS, Stripped PPS and Capital PPS.

Limited Purpose of Trust

The Trust securities evidence beneficial interests in the Trust. A principal difference between the rights of a holder of a Trust security and a holder of Notes, Stock Purchase Contracts or Preferred Stock is that a holder of Notes, Stock Purchase Contracts or Preferred Stock would be entitled to receive from the issuer the principal amount of and interest accrued on such Notes, Contracts Payments on and stock issued under such Stock Purchase Contracts, and dividends, redemption payments and payment upon liquidation in respect of Preferred Stock, as the case may be, while a holder of Trust securities is entitled to receive distributions from the Trust, or from us under the Guarantee, if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Dissolution

Upon any voluntary or involuntary dissolution of the Trust, holders of each series of PPS will receive the distributions described under “Description of the PPS—Liquidation Distribution upon Dissolution” on page S-59. Upon any voluntary or involuntary liquidation or bankruptcy of Wells Fargo, the holders of the Notes would be subordinated creditors of Wells Fargo, subordinated in right of payment to all indebtedness senior to the Notes as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions, and holders of the Preferred Stock would be preferred stockholders of Wells Fargo, entitled to the preferences upon liquidation described under “Description of the Preferred Stock” on page S-104. The positions of a holder of PPS relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same as if that holder held the corresponding assets of the Trust directly.

DESCRIPTION OF THE PREFERRED STOCK

The following is a brief description of the terms of the Preferred Stock we will issue to the Trust pursuant to the Stock Purchase Contracts. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated Certificate of Incorporation, as amended, including our certificate of designation with respect to the Preferred Stock, copies of which are available upon request from us.

General

Under our Certificate of Incorporation, we have authority to issue up to 20,000,000 shares of preferred stock, without par value (including the Preferred Stock), of which 3,037,700 shares have been designated as cumulative convertible preferred stock in connection with the Wells Fargo & Company 401(k) Plan as described under “Description of Wells Fargo Capital Stock—ESOP Cumulative Convertible Preferred Stock” on page S-115. When issued on the Stock Purchase Date, the Preferred Stock will be validly issued, fully paid and nonassessable. Wells Fargo will not issue any shares of the Preferred Stock prior to the Stock Purchase Date.

The holders of the Preferred Stock will be entitled to receive non-cumulative cash dividends when, as and if declared out of assets legally available for payment in respect of the Preferred Stock by our board of directors in their sole discretion. If we do not declare dividends or do not pay dividends in full on the Preferred Stock on any date on which dividends are due, then these unpaid dividends will not cumulate, accrue or be payable at any time thereafter.

Prior to the issuance of the PPS, we will file a certificate of designation with respect to the Preferred Stock with the Secretary of State of the State of Delaware. When issued, the Preferred Stock will have a fixed liquidation preference of $100,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Preferred Stock will be entitled to receive, out of our assets that are available for distribution to stockholders, an amount per share equal to the liquidation preference per share. The Preferred Stock will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

We will issue the Preferred Stock to the Trust on the Stock Purchase Date. Unless the Trust is dissolved after the Stock Purchase Date and prior to the redemption of the Preferred Stock, holders of Normal PPS and Stripped PPS will not receive shares of Preferred Stock, and their interest in the Preferred Stock will be represented from and after the Stock Purchase Date by their Normal PPS or Stripped PPS. If the Trust is dissolved after the Stock Purchase Date, we may elect to distribute depositary shares representing the Preferred Stock instead of fractional shares. Since the Preferred Stock will be held by the Property Trustee, holders of Normal PPS or Stripped PPS will only be able to exercise voting or other rights with respect to the Preferred Stock through the Property Trustee.

Ranking

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Preferred Stock; and

•

equally with all other equity securities designated as ranking on a parity with the Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Wells Fargo. The Preferred Stock will be designated as ranking on a parity with the Convertible Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Wells Fargo.

So long as any shares of Preferred Stock remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Preferred Stock have been paid, or declared and funds set aside therefor, and (b) we are not in default on our obligation to redeem any shares of Preferred Stock that have been called for redemption as described under “—Redemption” on page S-107, no dividend whatsoever shall be paid or declared on Wells Fargo’s common stock, other than a dividend payable solely in shares of common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration (other than through the use of the proceeds of a substantially contemporaneous sale of other shares of common stock), nor will we pay to or make available any monies for a sinking fund for the redemption of, any of our common stock unless we have paid full dividends on the Preferred Stock for the most recently-completed Dividend Period. However, the foregoing provisions shall not restrict the ability of any of our affiliates to engage in any market-making transactions in our common stock in the ordinary course of business.

No full dividends shall be declared or paid or set apart for payment on any of our stock ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for such payment on shares of Preferred Stock for the then-current dividend period. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Preferred Stock, all dividends declared upon shares of Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock and such other series of preferred stock bear to each other. Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of the amounts herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock.

The Convertible Preferred Stock ranks on a parity with the Preferred Stock as to the payment of dividends.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any funds legally available for such payment, and the Preferred Stock shall not be entitled to participate in any such dividend.

Dividends

Dividends on shares of Preferred Stock will not be mandatory. Holders of the Preferred Stock, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Preferred Stock as to payment of dividends, will be entitled to receive, only when, as and if declared by our board of directors, out of assets legally available for payment, cash dividends. These dividends will be payable (a) if the Preferred Stock is issued prior to March 26, 2013, at a rate per annum equal to 7.70% until the Dividend Payment Date in March 2013, and (b) thereafter, at a rate per annum that will be reset quarterly and will equal Three-Month LIBOR for the related Dividend Period plus 3.89% (the “Dividend Rate”), applied to the $100,000 liquidation preference per share and will be paid (a) if the Preferred Stock is issued prior to March 26, 2013, the March 26 and September 26 of each year until March 26, 2013, and (b) thereafter, March 26, June 26, September 26 and December 26 of each year, commencing on the first such date following the Stock Purchase Date (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of the Preferred Stock will commence on the Stock Purchase Date. Dividends will be paid to holders of record on the respective date fixed for that purpose by our board of directors in advance of payment of each particular dividend. The Dividend Rate will be reset quarterly commencing March 26, 2013. If any day on or after March 26, 2013 that would otherwise be a Dividend Payment Date is not a business day, then the next business day will be the applicable Dividend Payment Date. If a Dividend Payment Date prior to March 26, 2013 is not a business day, the applicable dividend shall be paid on the first business day following that day without adjustment.

The amount of dividends payable per share of Preferred Stock on each Dividend Payment Date will be calculated in the following manner: (a) if the Preferred Stock is issued prior to March 26, 2013, on the basis of a 360-day year consisting of 12 30-day months until the Dividend Payment Date in March 2013, and (b) thereafter, multiplying the per annum Dividend Rate in effect for that Dividend Period by a fraction, the numerator of which will be the actual number of days in that Dividend Period and the denominator of which will be 360, and multiplying the rate obtained by $100,000.

“Three-Month LIBOR” means, with respect to any Dividend Period beginning on or after the later of March 26, 2013 and the Stock Purchase Date, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on the Dividend Determination Date for that Dividend Period. If that rate does not appear on Reuters Screen LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Bank (or its successor appointed by us), as calculation agent, at approximately 11:00 a.m. (London time) on the Dividend Determination Date for that Dividend Period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period will be the same as

Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had the Preferred Stock been outstanding. The calculation agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be final and binding in the absence of manifest error. The calculation agent’s determination of any Dividend Rate, and its calculation of the dividends for any Dividend Period, will be maintained on file at our principal offices and will be available to any stockholder upon request.

“Dividend Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Reuters Screen LIBOR01” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

If we determine not to pay any dividend or a full dividend, we will provide prior written notice to the Property Trustee, who will notify holders of Normal PPS and Stripped PPS, if then outstanding, and the administrative trustees.

The terms of the Notes and our other outstanding junior subordinated debt securities prohibit us from paying any dividends on or redeeming the Preferred Stock if an event of default has occurred and is continuing, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain our capital adequacy and liquidity. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit or limit the payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.

Redemption

The Preferred Stock may not be redeemed prior to the later of March 26, 2013 and the Stock Purchase Date. On that date or on any Dividend Payment Date after that date (but subject to the limitations described under “Replacement Capital Covenant” on page S-117 if we have given notice of its effectiveness to the holders of the Covered Debt), the Preferred Stock may be redeemed, in whole or in part, at our option. Any such redemption will be at a cash redemption price of $100,000 per share, plus an amount equal to any declared and unpaid dividends, without regard to any undeclared dividends. Holders of Preferred Stock will have no right to require the redemption or repurchase of the Preferred Stock.

If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Preferred Stock in proportion to the number of shares held by those holders or by lot or in such other manner as our board of directors may determine to be fair and equitable.

We will mail notice of every redemption of Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Preferred Stock to be redeemed at their respective last addresses appearing on our books not less than 30 days and not more than 60 days before the date of redemption (provided that if the Preferred Stock is held in book-entry form through DTC or another book-entry clearing system, we may give this notice in any manner permitted by DTC or such other book-entry clearing system); provided that the Preferred Stock may be redeemed on the date the notice of such redemption is given to the holders of Preferred Stock if (1) each holder of Normal PPS shall have received notice of such redemption on or prior to the Stock Purchase Date and (2) each holder of the Preferred Stock on the date of issuance shall have received notice, not less than 30 days and not more than 60 days before such date, of our intention to redeem the Preferred Stock on the date it is issued. Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and failure to duly give this notice by mail or otherwise, or any defect in this notice or in the mailing or provision of this notice, to any holder of Preferred Stock designated for redemption will not affect the redemption of any other Preferred Stock. If we redeem the Preferred Stock, the Trust, as holder of the Preferred Stock, will redeem the corresponding Normal PPS as described under “Description of the PPS—Mandatory Redemption of Normal PPS upon Redemption of Preferred Stock” on page S-56.

Each notice shall state:

•	the redemption date;

•	the number of shares of Preferred Stock to be redeemed and, if less than all shares of Preferred Stock held by the holder are to be redeemed, the number of shares to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the Preferred Stock is to be redeemed.

If notice of redemption of any Preferred Stock has been given and if the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of Preferred Stock so called for redemption, then, from and after the date of the redemption notice and the deposit of such funds, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except the right to receive the redemption price.

Our right to redeem the Preferred Stock once issued is subject to two important limitations. First, under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock currently is subject to prior approval of the Federal Reserve. Moreover, unless the Federal Reserve authorizes us to do otherwise in writing, we will redeem the Preferred Stock only if it is replaced with other Tier 1 capital that is not a restricted core capital element—for example, common stock or another series of non-cumulative perpetual preferred stock. Second, at or prior to the initial issuance of the Normal PPS, we will enter into a Replacement Capital Covenant, described under “Replacement Capital Covenant” on page S-117, relating to the PPS, the Notes and the shares of Preferred Stock we will issue under the Stock Purchase Contracts. The Replacement Capital Covenant will become effective only if we so notify the holders of Covered Debt, as defined below, and will benefit only the holders of Covered Debt and will not be enforceable by holders of PPS or Preferred Stock. If the Replacement Capital Covenant becomes effective, it will permit us to redeem the Preferred Stock only if we have issued or delivered certain amounts of common stock, mandatorily convertible preferred stock or other securities convertible or exchangeable into our common stock and could preclude us from repurchasing PPS or redeeming or repurchasing shares of Preferred Stock at a time we might otherwise wish to do so.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Preferred Stock will be entitled to receive an amount per share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $100,000 per share. Holders of the Preferred Stock will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to holders of our capital stock ranking on a parity on liquidation to the Preferred Stock, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Preferred Stock.

If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Preferred Stock and to pay to all holders of any shares of our stock ranking as to any such distribution on a parity with the Preferred Stock their full distributable amounts, the amounts paid to the holders of Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate Total Liquidation Amount and the full distributable amounts of any such outstanding shares of parity stock. If the Total Liquidation Amount per Preferred Stock has been paid in full to all holders of Preferred Stock and the full distributable amounts of any other shares ranking on a parity with the Preferred Stock have been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Preferred Stock as to such distributions will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

The terms of the Notes and our outstanding junior subordinated debt securities prohibit us from making any liquidation payments on the Preferred Stock if an event of default has occurred and is continuing, we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Preferred Stock will not have any voting rights.

Right to Elect Two Directors upon Non-Payment of Dividends.    Whenever, at any time or times, dividends payable on any shares of Preferred Stock shall not have been declared and paid in full for such number of Dividend Periods which shall in the aggregate contain not less than 540 days, the holders of the outstanding Preferred Stock shall have the exclusive right, voting together as a class with holders of shares of any one or more other series of preferred stock ranking on a parity with the Preferred Stock, either as to dividends or on the distribution of assets upon liquidation, dissolution or winding-up, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), to elect two directors of Wells Fargo at our next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Preferred Stock shall be entitled to 100 votes for each share held (the holders of shares of any other series of Voting Parity Stock being entitled to such number of votes, if any, for each share of Preferred Stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of our board of directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Preferred Stock (together with the holders of shares of any one or more other series of Voting Parity Stock) as herein set forth. The right of the holders of the Preferred Stock (voting together as a class with the holders of shares of any one or more other series of Voting Parity Stock) to elect members of our board of directors as aforesaid shall continue until such time as at least four consecutive quarterly dividends (or the equivalent thereof) on the Preferred Stock shall have been paid in full, at which time such right with respect to the Preferred Stock shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

Upon any termination of the right of the holders of all shares of Preferred Stock and Voting Parity Stock entitled to vote for directors as described above, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders may choose a successor to fill such vacancy, which such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as described above shall have expired, the number of directors shall be such number as may be provided for in our by-laws irrespective of any increase made pursuant to the provisions described above.

The Convertible Preferred Stock is Voting Parity Stock.

Other Voting Rights.    So long as any Preferred Stock remains outstanding, the consent of the holders of the outstanding Preferred Stock and outstanding shares of all other series of preferred stock (other than any Excluded Class) ranking on a parity with such shares of such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable, by a vote of at least two-thirds of all such outstanding Preferred Stock and such other series of preferred stock voting together as a class, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding-up or the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our Certificate of Incorporation or of the resolutions set forth in a certificate of designation for the Preferred Stock designating the Preferred Stock and the preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof which would materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock or of the holders thereof; provided that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of any series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Each holder of Preferred Stock will have one vote per share on any matter on which holders of Preferred Stock are entitled to vote, whether separately or together with any other series of preferred stock (other than as provided above with respect to the election of directors), pursuant to Delaware law or otherwise, including any action by written consent. “Excluded Class” means any series of preferred stock with a liquidation preference of less than $100,000 per share.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

Form

The Preferred Stock will be issued only in fully registered form. No fractional shares will be issued unless the Trust is dissolved and we deliver the shares, rather than depositary receipts representing the shares, to the registered holders of the Normal PPS, or Stripped PPS if then outstanding. If the Trust is dissolved after the Stock Purchase Date and depositary receipts or shares of Preferred Stock are distributed to holders of Normal PPS, or Stripped PPS if then outstanding, we would intend to distribute them in book-entry form only and the procedures governing holding and transferring beneficial interests in the Preferred Stock, and the circumstances in which holders of beneficial interests will be entitled to receive certificates evidencing their shares or depositary receipts, will be as described under “Book-Entry System” on page S-120. If we determine to issue depositary shares representing fractional interests in the Preferred Stock, each depositary share will be represented by a depositary receipt. In such an event, the Preferred Stock represented by the depositary shares will be deposited under a deposit agreement among Wells Fargo, a depositary and the holders from time to time of the depositary receipts representing depositary shares. Subject to the terms and conditions of any deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividends, voting, redemption and liquidation rights).

Title

We, the transfer agent and registrar for the Preferred Stock, and any of our or their agents may treat the registered owner of the Preferred Stock, which shall be the Property Trustee unless and until the Trust is dissolved, as the absolute owner of the Preferred Stock, despite any notice to the contrary, for any purpose.

Transfer Agent and Registrar

If the Trust is dissolved after the Stock Purchase Date and shares of Preferred Stock or depositary receipts representing Preferred Stock are distributed to holders of Normal PPS, or Stripped PPS if then outstanding, we may appoint a transfer agent, registrar and paying agent for the Preferred Stock. The registrar for the Preferred Stock will send notices to stockholders of any meetings at which holders of Preferred Stock have the right to vote on any matter.

DESCRIPTION OF WELLS FARGO CAPITAL STOCK

Wells Fargo is authorized to issue a total of 6,024,000,000 shares of all classes of stock. Of the total number of authorized shares of stock, 6,000,000,000 shares are common stock, par value $1-2/3 per share, 20,000,000 shares are preferred stock without par value and 4,000,000 shares are preference stock without par value.

Authorized Preferred and Preference Stock

The designations and the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the preferred stock, the preference stock and the common stock which are fixed by our Certificate of Incorporation and the express grant of authority to our board of directors to fix by resolution or resolutions the designations and the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the preferred stock and the preference stock which are not fixed by our Certificate of Incorporation are as follows:

(1)	The preferred stock may be issued at any time or from time to time in any amount, provided that not more than 20,000,000 shares thereof shall be outstanding at any one time, as preferred stock of one or more series, as provided below. Each share of any one series of preferred stock shall be identical in all respects except as to the date from which dividends thereon may be cumulative, each series of preferred stock shall be distinctly designated by letter or descriptive words, and all series of preferred stock shall rank equally and be identical in all respects except as permitted by the provisions of paragraph (2) below. Shares of preferred stock shall be issued only as fully paid and non-assessable shares.

The preference stock may be issued at any time or from time to time in any amount, provided that not more than 4,000,000 shares thereof shall be outstanding at any one time, as preference stock of one or more series, as provided below. Each share of any one series of preference stock shall be identical in all respects except as to the date from which dividends thereon may be cumulative, each series of preferred stock shall be distinctly designated by letter or descriptive words, and all series of preference stock shall rank equally and be identical in all respects except as permitted by the provisions of paragraph (2) below. Shares of preference stock shall be issued only as fully paid and non-assessable shares.

(2)	The board of directors has the authority at any time or from time to time to issue the preferred stock as preferred stock of any series and the preference stock as preference stock of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issue of shares thereof the designations and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series so far as not inconsistent with the provisions of our Certificate of Incorporation applicable to all series of preferred stock or preference stock, respectively, and to the full extent now or hereafter permitted by the laws of the State of Delaware, including the following:

(a)	The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the board of directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of our board of directors;

(b)	The annual rate or rates of dividends payable on shares of such series, whether dividends shall be cumulative and, if so, the date or dates from which dividends shall be cumulative on the shares of such series, the preferences, restrictions, limitations and conditions upon the payment of dividends, and the dates on which dividends, if declared, shall be payable;

(c)	Whether shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d)	The rights of the shares of such series in the event of our voluntary or involuntary liquidation, dissolution or winding-up, and the relative rights of priority, if any, of payment of shares of such series;

(e)	Whether shares of such series shall have a purchase, retirement or sinking fund for the purchase, retirement, or redemption of shares of such series and, if so, the terms and provisions thereof;

(f)	Whether shares of such series shall have conversion privileges and, if so, the terms and provisions thereof, including provision for adjustment of the conversion rate in such events as our board of directors shall determine;

(g)	Whether shares of such series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms and provisions thereof; and

(h)	Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

(3)	The holders of the preferred stock of each series and the holders of the preference stock of each series, respectively, shall be entitled to receive such dividends, when and as declared by our board of directors, out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by our board of directors providing for the issue of such series, payable on such dates as may be fixed in such resolution or resolutions. So long as there shall be outstanding any shares of preferred stock of any series or any shares of preference stock of any series entitled to cumulative dividends pursuant to the resolution or resolutions providing for the issue of such series, no dividend, whether in cash or property, shall be paid or declared, nor shall any distribution be made, on our common stock, nor shall any shares of our common stock be purchased, redeemed or otherwise acquired for value by us, if at the time of making such payment, declaration, distribution, purchase, redemption or acquisition we shall be in default with respect to any dividend payable on, or obligation to maintain a purchase, retirement or sinking fund with respect to or to redeem, shares of preferred stock of any series or shares of preference stock of any series. The foregoing provisions shall not, however, apply to a dividend payable in our common stock or to the acquisition of shares of our common stock in exchange for, or through application of the proceeds of the sale of, shares of our common stock.

Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of paragraph (2) above, our board of directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of our common stock, and shares of preferred stock of any series and shares of preference stock of any series shall not be entitled to participate therein.

(4)	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Wells Fargo, the holders of the preferred stock of each series and the holders of the preference stock of each series shall be entitled to receive, out of our assets available for distribution to our stockholders, before any distribution of assets shall be made to the holders of our common stock, the amount per share fixed by our board of directors pursuant to paragraph (2) above, plus in each such case an amount equal to any cumulative dividends thereon to the date of final distribution to the holders of the preferred stock or to the holders of the preference stock, respectively; and the holders of our common stock shall be entitled, to the exclusion of the holders of the preferred stock of any and all series and the holders of the preference stock of any and all series, respectively, to participate ratably in all of our assets then remaining in accordance with their respective rights and preferences. If upon any liquidation, dissolution or winding-up of Wells Fargo the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of preferred stock or the holders of all outstanding shares of preference stock the full amounts to which they respectively shall be entitled, the holders of shares of preferred stock of all series and the holders of shares of preference stock of all series, respectively, shall participate ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of preferred stock or shares of preference stock held by them upon such distribution if all amounts payable in respect of the preferred stock of all series or the preference stock of all series, respectively, were paid in full. Neither the statutory merger nor consolidation of Wells Fargo into or with any other corporation, nor the statutory merger or consolidation of any other corporation into or with Wells Fargo, nor a sale, transfer or lease of all or any part of our assets, shall be deemed to be a liquidation, dissolution or winding-up of Wells Fargo within the meaning of this paragraph (4).

(5)	At the option of our board of directors, we may redeem the whole or any part of the preferred stock of any series or of the preference stock of any series at the price or prices and on the terms and conditions provided in the resolution or resolutions adopted by our board of directors providing for the issue of such series.

(6)	Except as otherwise provided by the statutes of the State of Delaware or by our Certificate of Incorporation or by the resolution or resolutions adopted by our board of directors providing for the issue of any series of preferred stock or any series of preference stock, (a) the holders of the preferred stock and the holders of the preference stock shall have no right to vote and (b) the vote of the holders of all or any portion of any class of stock, as a class, shall not be required for any action whatsoever to be taken or authorized by our stockholders, including any amendment of our Certificate of Incorporation. The holders of the preferred stock and the holders of the preference stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent. The holders of shares of preference stock shall not be entitled to more than one vote per share.

(7)	No holder of our shares of any class or of any security or obligation convertible into, or of any warrant, option or right to subscribe for, purchase or otherwise acquire, our shares of any class, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire our shares of any class or any security or obligation convertible into, or any warrant, option or right to subscribe for, purchase or otherwise acquire, our shares of any class, whether now or hereafter authorized.

ESOP Cumulative Convertible Preferred Stock

The following series of preferred stock, each having a stated value of $1,000 per share (together, the “Convertible Preferred Stock”), have been designated by our board of directors:

Name of Series	Number of Shares
1999 ESOP Cumulative Convertible Preferred Stock	75,000
2000 ESOP Cumulative Convertible Preferred Stock	170,000
2001 ESOP Cumulative Convertible Preferred Stock	192,000
2002 ESOP Cumulative Convertible Preferred Stock	238,000
2003 ESOP Cumulative Convertible Preferred Stock	260,200
2004 ESOP Cumulative Convertible Preferred Stock	321,000
2005 ESOP Cumulative Convertible Preferred Stock	363,000
2006 ESOP Cumulative Convertible Preferred Stock	414,000
2007 ESOP Cumulative Convertible Preferred Stock	484,000
2008 ESOP Cumulative Convertible Preferred Stock	520,500

Total	3,037,700

The Convertible Preferred Stock shall be issued only to a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan, or any successor to such plan. The Convertible Preferred Stock is Voting Parity Stock and otherwise has voting rights similar to the Preferred Stock. Each series of Convertible Preferred Stock is entitled to cash dividends, payable quarterly on each March 1, June 1, September 1 and December 1, in annual amounts for the period beginning on December 1 of each year that depend on whether the current market price of one share of our common stock on the immediately preceding November 30 (or if such day is not a trading day, the next preceding trading day) equals, exceeds or is less than certain target prices. The Convertible Preferred Stock of each series is convertible into our common stock at the prices and on the terms set forth in the applicable certificate of designations, and is redeemable at our option for cash, shares of our common stock or a combination thereof at the prices set forth in the applicable certificate of designations.

No full dividends shall be declared or paid or set apart for payment on any of our stock ranking, as to dividends, on a parity with or junior to the Convertible Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for such payment on shares of Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of Convertible Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Convertible Preferred Stock, all dividends declared upon shares of Convertible Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with Convertible Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Convertible Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Convertible Preferred Stock and such other series of preferred stock bear to each other. Holders of shares of Convertible Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein described, on Convertible Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Convertible Preferred Stock which may be in arrears.

So long as any shares of Convertible Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, our common stock or any other stock ranking junior to Convertible Preferred Stock as to dividends or upon liquidation and other than as provided in the preceding paragraph) shall be declared or paid or set aside for payment or other distribution declared or made upon our common stock or any of our other capital stock ranking junior to or on a parity with Convertible Preferred Stock as to dividends or upon liquidation, nor shall any of our common stock or any of our other capital stock ranking junior to or on a parity with Convertible Preferred Stock as to dividends or upon liquidation be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for our stock ranking junior to Convertible Preferred Stock as to dividends or upon liquidation), unless, in each case, the full cumulative dividends on all outstanding shares of Convertible Preferred Stock shall have been paid or declared and set aside for payment of the then current dividend payment period and all past dividend payment periods.

Upon our dissolution, liquidation, or winding-up, the holders of the shares of Convertible Preferred Stock shall be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution shall be made on our common stock or any other class of stock ranking junior to Convertible Preferred Stock upon liquidation, the amount of $1,000.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution. Neither the sale of all or substantially all of our property and assets, nor our merger or consolidation into or with any other corporation, nor the merger or consolidation of any other corporation into or with us shall be deemed to be a dissolution, liquidation, or winding-up, voluntary or involuntary, for the purposes of this paragraph. After the payment to the holders of the shares of Convertible Preferred Stock of the full preferential amounts provided for in this paragraph, the holders of Convertible Preferred Stock, as such, shall have no right or claim to any of our remaining assets. In the event our assets available for distribution to the holders of shares of Convertible Preferred Stock upon our dissolution, liquidation, or winding-up, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first sentence of this paragraph, no such distribution shall be made on account of any shares of any other series of our preferred stock or other capital stock ranking on a parity with the shares of Convertible Preferred Stock upon such dissolution, liquidation, or winding-up unless proportionate distributive amounts shall be paid on account of the shares of Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation, or winding-up. Subject to the rights of the holders of the shares of any series or class or classes of stock ranking on a parity with or prior to the shares of Convertible Preferred Stock upon liquidation, dissolution, or winding-up, upon our liquidation, dissolution, or winding-up, after payment shall have been made in full to the holders of the shares of Convertible Preferred Stock as provided in this paragraph, but not prior thereto, any other series or class or classes of stock ranking junior to the shares of Convertible Preferred Stock upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Convertible Preferred Stock shall not be entitled to share therein. The Preferred Stock ranks on a parity with the Convertible Preferred Stock upon our liquidation, dissolution or winding-up.

REPLACEMENT CAPITAL COVENANT

The following is a brief description of the terms of the replacement capital covenant. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the replacement capital covenant, a copy of which is available upon request from Wells Fargo.

At or prior to the initial issuance of the Normal PPS, we will enter into a Replacement Capital Covenant, referred to as the “Replacement Capital Covenant,” relating to the PPS, the Notes and the shares of Preferred Stock we will issue under the Stock Purchase Contracts. The Replacement Capital Covenant will become effective only if we so notify the holders of Covered Debt, as defined below, and will benefit only the holders of Covered Debt and will not be enforceable by holders of PPS, the Notes or Preferred Stock. However, the Replacement Capital Covenant could preclude us from redeeming the Notes or repurchasing PPS or redeeming or repurchasing shares of Preferred Stock at a time when we might otherwise wish to do so.

In the Replacement Capital Covenant, we covenant not to redeem or purchase after the date we notify the holders of the Covered Debt of the effectiveness of these restrictions:

•	Notes prior to the Stock Purchase Date, or

•	Normal PPS, Stripped PPS or Preferred Stock prior to the date that is 10 years after the Stock Purchase Date,

except in either case to the extent:

•	we have obtained the prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve, and

•	the total redemption or purchase price is equal to or less than the sum, as of the date of redemption or repurchase, of

•	133.33% of the aggregate amount of

•	net cash proceeds we or our subsidiaries have received from the issuance and sale of common stock and rights to acquire common stock of Wells Fargo and

•

the market value of common stock of Wells Fargo that we or our subsidiaries have delivered (1) in connection with the conversion or exchange of any securities of Wells Fargo or any subsidiary for which neither we nor any subsidiary have received previous equity credit from a nationally recognized statistical rating organization or (2) as consideration for property or assets in an arm’s-length transaction, plus

•

100% of the aggregate net cash proceeds we or our subsidiaries have received from the issuance of certain other specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant and are the same as, or more equity-like than, the applicable characteristics of the PPS at that time, in each case during the 180 days prior to the date of such purchase or the date we give notice of such redemption.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such times as well as the acceptability to prospective investors of the terms of such qualifying securities.

Our covenants in the Replacement Capital Covenant run in favor of and are intended to be enforceable by persons that buy, hold or sell our indebtedness during the period that such indebtedness is “Covered Debt,” which is currently comprised of our 5.375% Notes due 2035. Other debt will replace our Covered Debt under the Replacement Capital Covenant on the earlier to occur of:

•	the date two years prior to the maturity of the existing Covered Debt; or

•	the date of a redemption or repurchase of the existing Covered Debt in an amount such that the outstanding principal amount of the existing Covered Debt is or will become less than $100 million.

We may amend or supplement the Replacement Capital Covenant with the consent of the holders of a majority in principal amount of the debt that at the time of the amendment or supplement is the Covered Debt, provided that no such consent shall be required if:

•

such amendment or supplement eliminates common stock, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities if, after the date of the Replacement Capital Covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States followed by us becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock, rights to acquire common stock and/or mandatorily convertible preferred stock as replacement capital securities would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States, the effect of such amendment or supplement is solely to impose additional restrictions on the ability of Wells Fargo or any of its subsidiaries to repay, redeem, purchase, or satisfy and discharge in full, whether by defeasance or otherwise, any securities covered thereby in any circumstance,

•

such amendment or supplement is not adverse to the holders of the Covered Debt, and an officer of Wells Fargo has delivered to the holders of the then-effective series of Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the holders of the then-effective series of Covered Debt,

•

the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities (other than the securities covered by the first bullet point above), and an officer of Wells Fargo has delivered to the holders of the then-effective series of Covered Debt a written certificate to that effect, or

•	the effect of such amendment or supplement is to postpone the termination of the Replacement Capital Covenant.

For this purpose, an amendment or supplement that adds new types of specified securities that have equity-like characteristics that satisfy the requirements of the Replacement Capital Covenant or modifies the requirements of such specified securities will not be deemed materially adverse to the holders of the then-effective series of Covered Debt if, following such amendment or supplement, the Replacement Capital Covenant would satisfy the criteria set forth in the Replacement Capital Covenant for a replacement capital covenant that is required in connection with the issuance of certain types of securities specified in the Replacement Capital Covenant. The Replacement Capital Covenant may be terminated if the holders of at least a majority in principal amount of the Covered Debt so agree, or if we no longer have outstanding any long-term indebtedness that qualifies as Covered Debt, without regard to whether such indebtedness is rated by a nationally recognized statistical rating organization.

In addition, under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Notes prior to the Stock Purchase Date or of the Preferred Stock currently is subject to prior approval of the Federal Reserve. Moreover, unless the Federal Reserve authorizes us to do otherwise in writing, we will redeem the Notes prior to the Stock Purchase Date or any shares of Preferred Stock only if they are replaced with other Tier 1 capital that is not a restricted core capital element—for example, common stock or non-cumulative perpetual preferred stock.

Subject to the limitations described above and the terms of any outstanding debt instruments, and, after the Stock Purchase Date, any preferred stock ranking senior to the Preferred Stock, we or our affiliates may from time to time purchase any outstanding PPS by tender, in the open market or by private agreement.

BOOK-ENTRY SYSTEM

We have obtained the information in this section from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for the PPS. The PPS will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each series of PPS, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. Immediately prior to the Remarketing Settlement Date or such other time as the Notes may be held by persons other than the Property Trustee, the Collateral Agent and the Custodial Agent, one or more fully registered global security certificates, representing the total aggregate principal amount of Notes (or, if we elect to remarket the Notes in the form of trust preferred securities, representing the total aggregate liquidation amount of such trust preferred securities) will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. Likewise, in the event the Trust is dissolved after the Stock Purchase Date and prior to the redemption of the Preferred Stock, one or more fully registered global security certificates, representing the total aggregate number of shares of Preferred Stock (or if we issue depositary receipts to evidence the Preferred Stock in such circumstances, the total aggregate number of depositary receipts) will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in securities that are represented by global security certificates.

In a few special situations described below, a global security will be terminated and interest in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks and brokers to find out how to have their interests in global securities transferred on termination to their own names, so that they will be holders.

The special situations for termination of a global security representing the PPS are as follows:

•	if DTC is no longer willing or able to properly discharge its responsibilities with respect to the PPS and we are unable to locate a qualified successor;

•	we at our option elect to terminate the book-entry system through DTC; and

•	after the occurrence of an event of default with respect to the Notes prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date.

If a global security is terminated, only DTC, and not we, the Trust, or any of the trustees is responsible for deciding the names of the institutions in whose names the PPS represented by the global security will be registered and, therefore, who will be the holders of those securities.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform

Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the Direct or Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to Indirect Participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Trust Agreement and the Guarantee or the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, Indirect Participants.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any series are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the PPS at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the PPS are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the PPS will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates, and

•

will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for exchanges of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS and vice versa prior to the Remarketing Settlement Date, the redemption of the Capital PPS in exchange for Notes or trust preferred securities in connection with a successful Remarketing, the exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS, the disposition of Capital PPS in connection with a successful Remarketing and the Stripped PPS automatically becoming Normal PPS will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Property Trustee, the Collateral Agent, the Custodial Agent, the trustees of the Trust, the Indenture Trustee or the Guarantee Trustee, or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC’s or any Direct or Indirect Participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any Direct or Indirect Participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its Direct Participants or Indirect Participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of Direct Participants, who in turn act only on behalf of Direct or Indirect Participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Trust Agreement, the Guarantee, the Collateral Agreement, the Indenture or our Certificate of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof. None of us, the Trust, the trustees of the Trust, the Collateral Agent, the Custodial Agent, any registrar and transfer agent, any paying agent or any agent of any of us or them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking S.A., Luxembourg, or “Clearstream Banking SA,” and Euroclear Bank, or “Euroclear” (two international clearing systems that perform functions similar to those that DTC performs in the United States), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain of the U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of PPS. This summary deals only with the beneficial owner of a PPS, each, a “U.S. holder,” that is:

•	a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons (as determined for U.S. federal income tax purposes) have the authority to control all of its substantial decisions.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended, or the “Code,” regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described herein. This summary addresses only U.S. holders that purchase Normal PPS at initial issuance at their original offering price, and own PPS as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	securities or currency dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies, regulated investment companies or real estate investment trusts;

•	small business investment companies or S corporations;

•	investors that hold their PPS through a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes;

•	investors whose functional currency is not the U.S. dollar;

•	retirement plans or other tax-exempt entities, or persons holding the PPS in tax-deferred or tax-advantaged accounts;

•

investors holding PPS as part of a “straddle” or a “conversion transaction” for U.S. federal income tax purposes or investors holding PPS that are a hedge or that are hedged against interest rate or currency risks, or as part of some other integrated investment; or

•	investors subject to the alternative minimum tax.

This summary also does not address the tax consequences to stockholders or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, beneficial ownership or disposition of the PPS. Persons considering the purchase of PPS should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of PPS arising under the laws of any other taxing jurisdiction.

If you are not a U.S. holder, different U.S. federal income tax consequences will apply to you and you should consult your own tax advisor.

Classification of the Trust

In the opinion of Sullivan & Cromwell LLP, the Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes assuming full compliance with the terms of the Trust Agreement. The Trust intends to treat itself as one or more grantor trusts or agency arrangements. By purchasing a PPS, you will agree to treat the Trust as one or more grantor trusts or agency arrangements. Under this treatment, for U.S. federal income tax purposes, you will be treated as purchasing and owning an undivided beneficial ownership interest in the Stock Purchase Contracts, the Notes, the Qualifying Treasury Securities, the Deposit and/or the Preferred Stock, as the case may be, and will be required to take into account your pro rata share of all the items of income, gain, loss, or deduction of the Trust corresponding to the series of PPS certificates you own, each as described below. The character of the income included by you as a holder of PPS generally will reflect the character of the Trust’s income. In addition, upon a sale, exchange or other taxable disposition of a PPS, you will be treated as having sold, exchanged or disposed of your pro rata interest in the Trust assets corresponding to such PPS, and must allocate the proceeds realized from the disposition among such assets in proportion to their respective fair market values at the time of the disposition.

Although the Trust intends to treat itself as one or more grantor trusts or agency arrangements, it is possible that the portion of a Stripped PPS that represents an interest in the Qualifying Treasury Securities could be treated as a partnership for U.S. federal income tax purposes. We do not expect such treatment to materially change your U.S. federal income tax treatment with respect to the PPS. The balance of this summary assumes that the Trust is treated as one or more grantor trusts or agency agreements.

Taxation of a Normal PPS

Each Normal PPS will be treated for U.S. federal income tax purposes (although the matter is not free from doubt) as an undivided beneficial ownership interest in (a) the corresponding $1,000 principal amount of Notes and (b) the corresponding 1/100th fractional interest in a Stock Purchase Contract, which represents the right to receive Contract Payments and the obligation to purchase one share of Preferred Stock on the Stock Purchase Date and unless noted otherwise, the rest of this description so assumes. Consequently, you must allocate your purchase price for the Normal PPS between your beneficial ownership interests in the two components in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial U.S. federal income tax basis in your interest in the underlying Notes and Stock Purchase Contracts. We will treat the fair market value of the $1,000 principal amount of Notes corresponding to one Normal PPS as $1,000 and the fair market value of a 1/100th fractional interest in a Stock Purchase Contract corresponding to one Normal PPS as $0 at the time of purchase. Holders of Normal PPS, by purchasing a PPS, will be required to agree to this allocation. This allocation is not, however, binding on the Internal Revenue Service, or the “IRS.” The remainder of this summary assumes that this allocation of the purchase price will be respected for U.S. federal income tax purposes.

Taxation of the Notes

Treatment of the Notes.    The Notes will be treated as our indebtedness for U.S. federal income tax purposes (although the matter is not free from doubt) and unless noted otherwise, the rest of this description so assumes. We intend to treat the Notes as “variable rate debt instruments” that are issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. However, there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, and therefore the U.S. federal income tax treatment of the Notes under the original issue discount rules is unclear. See “—Possible Alternative Characterizations and Treatments” below.

By purchasing a Normal PPS, you agree to treat the Notes as described above, unless the IRS requires you to treat the Notes differently. The balance of this summary generally assumes that the Notes are treated as described above. However, different treatments are possible. See “—Possible Alternative Characterizations and Treatments” below.

Interest on the Notes.    Under the treatment of the Notes described above, stated interest on the Notes will be includible in your gross income as ordinary interest income at the time the interest is paid or accrued, in accordance with your regular method of tax accounting. However, if we exercise our right to defer payments of stated interest on the Notes, we intend to treat the Notes as reissued, solely for purposes of certain original issue discount provisions, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, in that event, the income that you would be required to accrue would exceed the interest payments that you would actually receive.

Tax Basis in Notes.    Under the treatment described above, your tax basis in the Notes will generally be equal to the portion of the purchase price for the Normal PPS allocated to your interest in the Notes (as described under “—Taxation of a Normal PPS” on page S-126). However, if stated interest payments are deferred so that the Notes are deemed to be reissued with original issue discount, your tax basis in the Notes would be increased by the amounts of accrued original issue discount, and decreased by all payments on the Notes after such deemed reissuance.

Sale, Exchange or Other Taxable Disposition of the Notes.    You will recognize gain or loss on a sale, exchange or other taxable disposition of your interest in the Notes upon the sale or other taxable disposition of your Normal PPS or Capital PPS or upon a successful Remarketing of the Notes. The gain or loss that you recognize will be equal to the difference between the portion of the proceeds allocable to your interest in the Notes (less any accrued and unpaid interest) and your adjusted U.S. federal income tax basis in your interest in your Notes. Selling expenses (including the remarketing fee) incurred by you should reduce the amount of gain or increase the amount of loss you recognize upon a disposition of your interest in the Notes.

Any gain that is recognized by you upon a sale, exchange or other taxable disposition of the Notes generally will be capital gain or loss, which will be long-term capital gain or loss if you held your interest in the Notes (evidenced by your Normal PPS or Capital PPS) for more than one year immediately prior to such disposition. The deductibility of capital losses is subject to limitations.

Possible Alternative Characterizations and Treatments.    As mentioned above, there are no regulations, rulings or other authorities that address the U.S. federal income tax treatment of debt instruments that are substantially similar to the Notes, and therefore the U.S. federal income tax treatment of the Notes under the original issue discount rules is unclear and other alternative characterizations and treatments are possible. For example, it is possible that the Notes could be treated as “contingent payment debt instruments.” In that event, you would be required to accrue original issue discount income based on the “comparable yield” of the Notes. In general, the comparable yield of the Notes would be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the Notes. It is possible that the comparable yield of the Notes could exceed the stated interest rate, in which case you may be required to include in income amounts in excess of the stated interest payments on the Notes. In addition, if the Notes are treated as contingent payment debt instruments, any gain that you would recognize upon a sale, exchange or other taxable disposition of the Notes would generally be treated as ordinary interest income. Alternatively, even if the Notes are not treated as “contingent payment debt instruments,” they could be treated as issued with more than a de minimis amount of original issue discount and you could be required to accrue such original issue discount (regardless of your method of accounting) in amounts that exceed stated interest payments on the Notes. You should consult your tax advisor concerning alternative characterizations and treatments of the Notes under the original issue discount rules.

Taxation of the Stock Purchase Contracts

There is no direct authority under current law that addresses the treatment of the Contract Payments, and their treatment is, therefore, unclear. We intend to report the Contract Payments as ordinary taxable income to you. Under this treatment, you should include the Contract Payments in income when received or accrued, in accordance with your regular method of tax accounting. The following discussion assumes that the Contract Payments are so treated. However, other treatments are possible. You should consult your tax advisor concerning the treatment of the Contract Payments.

If we exercise our right to defer any Contract Payments and issue Additional Subordinated Notes to the Trust in satisfaction of the Contract Payments, we intend to treat such Additional Subordinated Notes as issued with original issue discount. Assuming such treatment, you should generally accrue original issue discount on the Additional Subordinated Notes equal to the interest rate on the Additional Subordinated Notes, regardless of your method of tax accounting and before receipt of that interest.

If you dispose of a Normal PPS or Stripped PPS when the Stock Purchase Contracts have positive value, you will generally recognize gain equal to the sale proceeds allocable to the Stock Purchase Contracts. If you dispose of a Normal PPS or Stripped PPS when the Stock Purchase Contracts have negative value, you should generally recognize loss with respect to the Stock Purchase Contracts equal to the negative value of your interest in the Stock Purchase Contracts and should be considered to have received additional consideration for your interest in the Notes or Qualifying Treasury Securities, as the case may be, in an amount equal to such negative value. Gain or loss from the disposition of your interest in the Stock Purchase Contracts (upon your disposition of Normal PPS or Stripped PPS) generally will be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if you held your interest in the Stock Purchase Contracts (evidenced by your Normal PPS or Stripped PPS) for more than one year at the time of such disposition. The deductibility of capital losses is subject to limitations.

Taxation of the Deposit

The Deposit corresponding to Normal PPS will be treated as a short-term obligation for U.S. federal income tax purposes. Interest payable on the Deposit will be treated as original issue discount for U.S. federal income tax purposes. If you are a cash-basis taxpayer, you will report this original issue discount when it is received, unless you elect to report the original issue discount in income as it accrues on a straight-line basis or on a constant yield basis. However, if you are a cash basis taxpayer that does not elect to report the original issue discount in income currently, you may be required to defer deductions for any interest paid on indebtedness incurred or continued by you to purchase or carry the Normal PPS in an amount not exceeding the deferred income until the interest on the Deposit is paid. If you are an accrual basis taxpayer, you will be required to report the original issue discount on the interest-bearing deposit as it accrues on a straight-line basis or, if you so elect, on a constant yield basis.

You will recognize gain or loss on a sale, exchange or other taxable disposition of your interest, if any, in the Deposit upon the sale or other taxable disposition of your Normal PPS. The amount of gain or loss recognized will be equal to the difference between the portion of the proceeds allocable to your interest in the Deposit and your adjusted U.S. federal income tax basis in your interest in the interest-bearing deposit. Any gain or loss you recognize generally will be short-term capital gain or loss. However, if you are a cash-basis taxpayer that does not elect to report original issue discount on the interest-bearing deposit as it accrues, gain (if any) recognized by you will be treated as ordinary income to the extent of accrued original issue discount on the Deposit. The deductibility of capital losses is subject to limitations.

Acquisition and Taxation of the Preferred Stock

Acquisition of Preferred Stock under the Stock Purchase Contracts.    On the Stock Purchase Date, the Trust will purchase Preferred Stock pursuant to the Stock Purchase Contracts. You generally will not recognize gain or loss with respect to your Normal PPS or Stripped PPS on the purchase by the Trust of Preferred Stock under the Stock Purchase Contracts. Your aggregate initial U.S. federal income tax basis in your interest in the Preferred Stock received by the Trust under the Stock Purchase Contracts generally should equal your interest in the purchase price paid for such Preferred Stock plus the amount, if any, of any Contract Payments included in your income but not received. The holding period for Preferred Stock received under a Stock Purchase Contract will commence on the date following the acquisition of such Preferred Stock and, consequently, your holding period in your interest in the Preferred Stock will not include the period you held your Normal PPS or Stripped PPS prior to and including the Stock Purchase Date.

Dividends on the Preferred Stock.    Any distribution with respect to Preferred Stock that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by you when received by the Trust after the Stock Purchase Date. Any such dividend will be eligible for the dividends-received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits are treated first as a non-taxable return of capital to the extent of your basis in the Preferred Stock, and then as capital gain.

Redemption of Preferred Stock; Disposition of Normal PPS or Stripped PPS Corresponding to Preferred Stock.    Subject to the discussion below regarding certain redemptions, upon a redemption by us of the Preferred Stock or a disposition after the Stock Purchase Date of Normal PPS (or Stripped PPS if then outstanding) corresponding to Preferred Stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in your interest in the Preferred Stock. Your adjusted tax basis in the Preferred Stock at the time of any such redemption or disposition should generally equal your initial tax basis in the Preferred Stock at the time of purchase, reduced by the amount of any cash distributions that are not treated as dividends. Such capital gain or loss generally will be long-term capital gain or loss if you held the Normal PPS or Stripped PPS for more than one year following the Stock Purchase Date. The deductibility of capital losses is subject to limitations.

Under certain circumstances, an amount paid to you in connection with a redemption of the Preferred Stock may be treated as a distribution (taxed in the manner described under “—Dividends on the Preferred Stock” on page S-129) as opposed to an amount realized on the redemption of Preferred Stock if, immediately following the redemption, you own directly or indirectly (taking into account applicable constructive ownership rules) shares of any other class of our stock. If you own (or are deemed to own) shares of any other class of our stock, you should consult your own tax advisor regarding the consequences of receiving a payment in connection with a redemption of the Preferred Stock.

Separation and Recreation of Normal PPS

Exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS.    You will generally not recognize gain or loss upon an exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Qualifying Treasury Securities (as described below) and your interest in the Notes, as well as your interest in the Stock Purchase Contracts, and your adjusted tax bases in and your holding period of the Qualifying Treasury Securities and your interest in the Stock Purchase Contracts (as evidenced by your Stripped PPS) and your interest in the Notes (as evidenced by your Capital PPS) will not be affected by such delivery and exchange.

Taxation of the Qualifying Treasury Securities.    If you hold a Stripped PPS, upon the maturity of the Qualifying Treasury Securities you exchanged for your Stripped PPS, the Trust will purchase replacement Qualifying Treasury Securities. It is expected, and the remainder of this discussion assumes, that the Qualifying Treasury Securities designated for the creation of Stripped PPS, and any Qualifying Treasury Securities purchased as replacement Qualifying Treasury Securities, will have an original term of one year or less and therefore will be treated as short-term obligations. In general, if you are a cash-basis taxpayer, you will not be required to report your allocable share of the excess of the amounts payable on a Qualifying Treasury Security over the purchase price of the Qualifying Treasury Security (“acquisition discount”) until the amounts are paid, unless you elect to report the acquisition discount in income as it accrues on a straight-line basis or on a constant yield basis. However, if you are a cash-basis taxpayer that does not elect to report the acquisition discount in income currently, you may be required to defer deductions for any interest paid on indebtedness incurred or continued by you to purchase or carry the Stripped PPS in an amount not exceeding the deferred income until the interest on the Qualifying Treasury Securities is paid. If you are an accrual-basis taxpayer, you will be required to report acquisition discount on a Qualifying Treasury Security as it accrues on a straight-line basis or, if you elect, to treat the acquisition discount under a constant yield method.

You will recognize gain or loss on a sale, exchange or other taxable disposition of your interest, if any, in Qualifying Treasury Securities upon the sale or other taxable disposition of your Stripped PPS. The amount of gain or loss recognized will be equal to the difference between the portion of the proceeds allocable to your interest in the Qualifying Treasury Securities and your adjusted U.S. federal income tax basis in your interest in the Qualifying Treasury Securities. Any gain or loss you recognize generally will be short-term capital gain or loss. However, if you are a cash-basis taxpayer that does not elect to report acquisition discount on the Qualifying Treasury Securities as it accrues, gain (if any) recognized by you will be treated as ordinary income to the extent of accrued acquisition discount on the Qualifying Treasury Securities. The deductibility of capital losses is subject to limitations.

You should generally not have any additional tax consequences upon the distribution of any excess of the proceeds from maturing Qualifying Treasury Securities over the cost of replacing those Qualifying Treasury Securities.

You should consult your own tax advisor regarding your tax treatment in respect of any Qualifying Treasury Securities, and any elections with respect to them.

Recreation of Normal PPS.    If you exchange a Stripped PPS and a Capital PPS for a Normal PPS and the pledged Qualifying Treasury Securities, you will generally not recognize gain or loss upon the exchange. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Qualifying Treasury Securities and the corresponding Notes and Stock Purchase Contracts, and your adjusted tax bases in and your holding period of the Qualifying Treasury Securities and your interests in the Notes and the Stock Purchase Contracts will not be affected by such exchange.

Dissolution of the Trust

Under certain circumstances (including a termination of the Stock Purchase Contracts), we may dissolve the Trust and distribute the trust assets to the holders of PPS. A distribution of trust assets (Notes, Preferred Stock, the interest-bearing deposit or Qualifying Treasury Securities, as the case may be) to you as a holder of PPS upon the dissolution of the Trust will not be a taxable event to you for U.S. federal income tax purposes, and your tax basis in the Notes, Qualifying Treasury Securities, interest-bearing deposit or shares of Preferred Stock received generally will be the same as your tax basis in your interest in the related trust assets. Your holding period in Trust assets received generally would include your holding period in the related PPS.

If the Stock Purchase Contracts terminate, you will recognize a capital loss equal to the amount, if any, of Contract Payments included in your income but not paid at the time of such termination. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, you will be subject to backup withholding with respect to payments made on your PPS and the proceeds received from the sale of your PPS unless you are an entity (including a corporation or a tax-exempt entity) that is exempt from backup withholding and, when required, demonstrate this fact or:

•	you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, would be your Social Security Number,

•

you certify that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (A) you are exempt from backup withholding or (B) you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or (C) you have been notified by the IRS that you are no longer subject to backup withholding, and

•	you otherwise comply with the applicable requirements of the backup withholding rules.

In addition, such payments or proceeds received by you if you are not a corporation or tax-exempt organization will generally be subject to information reporting requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Normal PPS, and the Stripped PPS and Capital PPS for which they may be exchanged, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” Keogh plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, each, a “Plan.” As described in this summary, the acquisition and holding of the Normal PPS, the Stripped PPS and the Capital PPS may not be suitable or appropriate investments for a Plan or for plans subject to laws similar to Title I of ERISA and Section 4975 of the Code.

General Fiduciary Matters

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or other applicable governing law in the context of the Plan’s particular circumstances before authorizing an investment in Normal PPS or the exchange of Normal PPS for Stripped PPS and Capital PPS. Among other factors, the fiduciary should consider whether the investment is consistent with the documents and instruments governing the Plan and whether the investment would satisfy the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code. Any insurance company proposing to invest assets of its general account in Normal PPS, or to exchange Normal PPS for Stripped PPS and Capital PPS, should consult with its counsel concerning the potential application of ERISA or other applicable law to such investments.

Prohibited Transaction and Related Issues

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit Plans from engaging in specified transactions (prohibited transactions) involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. We, the trustees of the Trust, the Collateral Agent or Wells Fargo may be considered a party in interest or disqualified person with respect to a Plan to the extent we or any of our affiliates are engaged in businesses which provide services to such Plan.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA and Section 414(d) of the Code), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code. It is possible, however, that a governmental plan, church plan or foreign plan may be subject to other federal, state, local or other laws that regulate the investments of such plan, or “Similar Law.”

The U.S. Department of Labor has issued a regulation with regard to the circumstances in which the underlying assets of an entity in which Plans acquire equity interests will be deemed to be plan assets, or the “Plan Asset Regulation.” Under this regulation, for purposes of ERISA and Section 4975 of the Code, the assets of the Trust would be deemed to be “plan assets” of a Plan whose assets were used to acquire the Normal PPS, Stripped PPS or Capital PPS, if the PPS were considered to be equity interests in the Trust and no exception were applicable under the Plan Asset Regulation. The Plan Asset Regulation defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although it is not free from doubt, the Normal PPS, Stripped PPS and Capital PPS should be treated as equity interests in the Trust for purposes of the Plan Asset Regulation.

An exception to plan asset status is available, however, under the Plan Asset Regulation in the case of a class of equity interests that are (i) widely held, i.e., held by 100 or more investors who are independent of the issuer and each other, (ii) freely transferable, and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and such class is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred, or the “Publicly Offered Securities Exception.” Although no assurance can be given, the underwriters believe that the Publicly Offered Securities Exception will be applicable to the Normal PPS offered hereby. Accordingly, the assets of the Trust should not be treated as the assets of any Plan that holds the Normal PPS.

It is unlikely, however, that the Publicly Offered Securities Exception will be applicable to Stripped PPS or Capital PPS that a Plan might acquire in exchange for Normal PPS because the Stripped PPS or the Capital PPS may not meet at all times the requirement that they be widely held. Moreover, no assurance can be given that any other exception to plan asset status under the Plan Asset Regulation (including the exception applicable if equity participation by benefit plan investors is not significant) will be applicable to the Stripped PPS or the Capital PPS. Accordingly, it is possible that the Stock Purchase Contract and any U.S. treasury securities beneficially owned by the Trust (or after the Stock Purchase Date, the Preferred Stock) could be treated proportionately as plan assets of any Plan holding Stripped PPS, and the Notes beneficially owned by the Trust could be treated proportionately as plan assets of any Plan holding Capital PPS. Further, it is possible that any asset beneficially owned by the Trust (i.e., the Stock Purchase Contract, any U.S. treasury securities, the Preferred Stock and the Notes) could be treated proportionately as plan assets of any Plan holding Stripped PPS or Capital PPS.

If the assets of the Trust were deemed to be “plan assets” under the Plan Asset Regulation, this would result, among other things, in the application of the prohibited transaction requirements and the prudence and other fiduciary responsibility standards of ERISA and the Code, as applicable, to transactions engaged in by the Trust and the treatment of any person who exercises any authority or control with regard to the management or disposition of the assets of the Trust as a fiduciary of Plan investors. In this regard, if any person with discretionary responsibility with respect to the Trust assets were affiliated with us, any such discretionary actions taken with respect to such assets could be deemed to constitute a prohibited transaction under ERISA or the Code (e.g., the use of such fiduciary responsibility in circumstances under which such person has an interest that may conflict with the interests of the Plans for which they act). In order to reduce the likelihood of any such prohibited transaction, any Plan that acquires Stripped PPS or Capital PPS will be deemed to have (i) directed the Trust to invest in the Stock Purchase Contract, U.S. treasury securities, Preferred Stock and/or Notes, as applicable, and (ii) appointed the Trustees. Further, the purchase and sale of the Notes and any related transactions could be deemed to constitute a prohibited purchase/sale transaction under ERISA or the Code if Wells Fargo is a party in interest or disqualified person of a Plan investor. We have no assurance that any exemption to such a prohibited transaction will be available.

In addition, and whether or not the assets of the Trust are considered to be “plan assets” of Plans investing in the PPS, the acquisition and holding of the Normal PPS, Stripped PPS or Capital PPS with “plan assets” of a Plan could result in a direct or indirect prohibited transaction. The Department of Labor has issued several prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding and disposition of PPS. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers.

Based on the foregoing, any purchaser or holder of Normal PPS or any interest therein, and any person who acquires Stripped PPS or Capital PPS in exchange for Normal PPS, will be deemed to have represented and warranted by its acquisition and holding thereof that either (A) it is not a Plan, or a governmental, church or foreign plan subject to any Similar Law, and it is not acquiring the Normal PPS, Stripped PPS or Capital PPS, as applicable, on behalf of or with “plan assets” of any such Plan or governmental, church or foreign plan or (B) its acquisition and holding of the Normal PPS, Stripped PPS or Capital PPS, as applicable, either (i) qualifies (based on advice of counsel) for exemptive relief under PTCE 84-14, 90-1, 91-38, 95-60 or 96-23 or another applicable statutory or administrative exemption or (ii) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, a violation of any Similar Law).

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Normal PPS, or exchanging Normal PPS for Stripped PPS and Capital PPS, on behalf of or with “plan assets” of any Plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

UNDERWRITING

Wells Fargo & Company, the Trust and the underwriters named below have entered into an underwriting agreement, dated the date of this prospectus supplement, with respect to the offer and sale of the Normal PPS. J.P. Morgan Securities Inc. is the representative of the underwriters. In the underwriting agreement, the Trust has agreed to sell to each underwriter, and each underwriter, subject to certain conditions, has severally agreed to purchase the number of Normal PPS set forth opposite its name below:

Underwriters	Number of Normal PPS
J.P. Morgan Securities Inc.	1,000,000
UBS Securities LLC	500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	375,000
Morgan Stanley & Co. Incorporated	375,000
Wells Fargo Brokerage Services, LLC	250,000

Total	2,500,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the Normal PPS from the Trust, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the Normal PPS if any are purchased.

The underwriters have advised us that they propose to offer the Normal PPS to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the Normal PPS to selected dealers at the public offering price minus a selling concession of up to $7.50 per Normal PPS. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to $2.50 per Normal PPS to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In view of the fact that the Trust is using the proceeds from the sale of the Normal PPS to purchase the Notes, we have agreed that:

•	we will pay the underwriters compensation for their arrangement of that investment in an amount equal to $12.50 per Normal PPS; and

•	we will pay our expenses and the expenses of the Trust related to this offering, which we estimate will be $500,000, excluding underwriting discounts and commissions.

In addition, we and the Trust have agreed:

•	to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act; and

•

that for a period from the date of this prospectus supplement continuing to and including the date 30 days after the date of this prospectus supplement or such earlier time as the underwriters may notify us, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Normal PPS (except for (x) the Normal PPS offered hereby and (y) any securities to be offered in an exchange offer or similar transaction in respect of securities outstanding on the date hereof, in each case including any guarantee of such securities), any other beneficial interests in the assets of the Trust (other than the Trust Common Securities), any similar security issued by another trust or other limited purpose vehicle, or any of our preferred stock, as the case may be, that in the reasonable judgment of the representative is substantially similar to the Normal PPS or any of the Capital PPS, the Stripped PPS, the Notes, the Guarantee, the Stock Purchase Contracts or the Preferred Stock (including any guarantee of such securities), or any securities that are convertible into or exchangeable for or that represent the right to receive preferred securities or any such substantially similar securities of either the Trust, a similar trust or us, except with the prior written consent of the representative.

Wells Fargo’s affiliates, including Wells Fargo Brokerage Services, LLC, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the Normal PPS in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

The underwriters intend to offer the Normal PPS for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The Normal PPS are not being offered or sold in any member state of the European Union. The underwriters may also offer the Normal PPS for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. The Normal PPS are being offered for sale only in places where offers and sales are permitted. Any distribution of this prospectus supplement and the accompanying prospectus and any offering or sale of the Normal PPS in certain jurisdictions may be restricted by law.

Prior to this offering, there has been no public market for the Normal PPS being offered. We will apply to list the Normal PPS on the New York Stock Exchange under the symbol “WFC/PPS”. If approved, we expect trading of the Normal PPS on the New York Stock Exchange to begin within the 30-day period after the original issue date. Neither the Stripped PPS nor the Capital PPS will initially be listed. However, if the Stripped PPS or the Capital PPS are separately traded to a sufficient extent so that applicable exchange listing requirements are met, we may list the Stripped PPS or the Capital PPS on the same exchange as the Normal PPS are then listed, including, if applicable, the New York Stock Exchange, though we are under no obligation to do so.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Normal PPS in the open market for the purpose of pegging, fixing or maintaining the price of the Normal PPS. Syndicate covering transactions involve purchases of the Normal PPS in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Normal PPS originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Normal PPS to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing, syndicate covering transactions or penalty bids they may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our affiliates in the ordinary course of business. One of the underwriters listed above, Wells Fargo Brokerage Services, LLC, is one of our affiliates.

The offering of the Normal PPS is being made in compliance with Conduct Rule 2810 of the Financial Industry Regulatory Authority, or “FINRA.” In accordance with Rule 2810, no underwriter that is affiliated with the Trust shall execute any transaction in the Normal PPS in a discretionary account without prior written approval of the transaction by the customer.

In compliance with guidelines of the FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer, together with the reimbursement of any counsel fees by us, may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus supplement. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

It is expected that delivery of the Normal PPS will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Normal PPS on any date prior to the third business day before delivery will be required, by virtue of the fact that the Normal PPS initially will settle on the fifth business day following the day of pricing (“T+5”), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Notice to Prospective Investors in Japan

The filing of a securities registration statement under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan with respect to the solicitation for the purchase of the Normal PPS has not been and will not be made, pursuant to an exemption under Article 2, Paragraph 3, Item 2, Sub-Item A of the Financial Instruments and Exchange Law of Japan. Pursuant to the Financial Instruments and Exchange Law of Japan, transfer of the Normal PPS will be restricted to “qualified institutional investors” (tekikaku-kikan-toshika) as defined under Article 2, Paragraph 3, Item 1 of the Financial Instruments and Exchange Law of Japan. The holders of the PPS agree not to sell or otherwise dispose of the PPS except to another qualified institutional investor.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, none of this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Normal PPS may be circulated or distributed, nor may any Normal PPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Normal PPS are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(A) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(B) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Normal PPS pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Notice to Prospective Investors in Hong Kong

The Normal PPS may not be offered or sold in Hong Kong by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the Normal PPS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) will be issued other than with respect to the Normal PPS which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

VALIDITY OF SECURITIES

Richards, Layton & Finger, P.A., special Delaware counsel to Wells Fargo and the Trust, will opine on certain matters of Delaware law relating to the validity of the PPS and the Preferred Stock, the enforceability of the Trust agreement and the formation of the trust. Jeannine E. Zahn, who is our Senior Counsel, or another of our lawyers, will issue an opinion to the underwriters regarding the legality of the Notes and the Guarantee. Ms. Zahn owns, or has the right to acquire, a number of shares of our common stock which represent less than 0.1% of our total outstanding common stock. The validity of the securities will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Ms. Zahn may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law and as to certain matters of California law. Sullivan & Cromwell LLP acted as special structuring counsel and also advised Wells Fargo as to certain U.S. federal income tax matters.

INDEX OF DEFINED TERMS

acquisition discount	S-130
additional amounts	S-83
Additional Distribution Date	S-14, S-47, S-50
Additional Subordinated Notes	S-16, S-53
administrative trustees	S-1, S-41
Bank	S-ii
BNY Trust	S-1, S-78
business day	S-4, S-46
Capital PPS	S-4, S-47
Capital PPS Distribution Dates	S-14, S-50
Capital PPS Mandatory Redemption Date	S-57
capital treatment event	S-92
Certificate of Incorporation	S-10, S-62
Clearstream Banking SA	S-123
Code	S-125
Collateral Agent	S-8, S-46
Collateral Agreement	S-46
Contract Payments	S-4, S-72
Convertible Preferred Stock	S-115
corresponding assets	S-2
Covered Debt	S-118
Custodial Agent	S-8, S-46
Delaware Trustee	S-1, S-41
Deposit	S-2, S-40
direct action	S-35
Direct Participants	S-121
distribution	S-50
Distribution Date	S-14, S-50
Distribution Period	S-14, S-50
Dividend Determination Date	S-107
Dividend Payment Date	S-8, S-106
Dividend Period	S-106
Dividend Rate	S-106
DTC	S-45, S-120
DTCC	S-121
Early Remarketing	S-22, S-87
Early Settlement Event	S-22, S-87
ERISA	S-133
Euroclear	S-123
event of default	S-7, S-94
Excess Proceeds Distribution	S-15, S-52
Exchange Act	S-41
Exchange Periods	S-4, S-47
Excluded Class	S-111
existing parity obligations	S-6, S-81
Failed Remarketing	S-23, S-85
Federal Reserve	S-6
FINRA	S-138

First Optional Redemption Date	S-5, S-85
Fixed Rate Reset Cap	S-20, S-86
Floating Rate Reset Cap	S-20, S-86
Guarantee	S-29, S-98
Guarantee Agreement	S-99
guarantee payments	S-98
Guarantee Trustee	S-99
holder	S-45, S-78
Indenture	S-78
Indenture Trustee	S-78
Indirect Participants	S-121
Investment Company Act	S-65
investment company event	S-92
IRS	S-126
like amount	S-56, S-60
London Banking Day	S-107
make-whole amount	S-91
New Trust	S-20, S-54
Normal PPS	S-3, S-45
Notes	S-2, S-44
pari passu securities	S-6, S-81
parity securities	S-32, S-90
Plan	S-133
Plan Asset Regulation	S-133
Pledged Securities	S-74
PPS	S-2, S-44
Preferred Stock	S-2, S-45
Property Trustee	S-1, S-41
PTCEs	S-135
Publicly Offered Securities Exception	S-134
Qualifying Treasury Security	S-48
rating agency	S-92
rating agency event	S-92
Regular Distribution Dates	S-13, S-50
relevant date	S-91
Remarketing	S-18, S-54
Remarketing Agent	S-19, S-83
Remarketing Agreement	S-19, S-83
Remarketing Disruption Event	S-85
Remarketing Period	S-18, S-83
Remarketing Settlement Date	S-18, S-83
Remarketing Value	S-19, S-84
Replacement Capital Covenant	S-27, S-117
Reset Rate	S-19, S-84
Reset Spread	S-19, S-84
Reuters Screen LIBOR01	S-107
Securities Act	S-41
senior debt	S-80
SFA	S-138

Similar Law	S-133
Stock Purchase Contract	S-2, S-44
Stock Purchase Contract Agreement	S-44
Stock Purchase Date	S-2, S-46
Stripped PPS	S-4, S-47
Successor Securities	S-64
tax event	S-92
Three-Month LIBOR	S-106
TIN	S-131
Total Liquidation Amount	S-109
Transfer Agent	S-46, S-69
Treasury dealer	S-91
Treasury price	S-91

Treasury rate	S-91
Treasury security	S-91
Trust	S-ii, S-1, S-40
Trust Agreement	S-40
Trust Common Securities	S-2, S-40
Trust Event of Default	S-62
Trust Indenture Act	S-40
Trust securities	S-40
U.S. holder	S-125
United States Person	S-69
Voting Parity Stock	S-10, S-109
Wilmington Trust	S-46

PROSPECTUS

WELLS FARGO & COMPANY

Junior Subordinated Debt Securities

Purchase Contracts

Preferred Stock

420 Montgomery Street

San Francisco, California 94163

(800) 411-4932

WELLS FARGO CAPITAL XIII

WELLS FARGO CAPITAL XIV

WELLS FARGO CAPITAL XV

WELLS FARGO CAPITAL XVI

WELLS FARGO CAPITAL XVII

WELLS FARGO CAPITAL XVIII

WELLS FARGO CAPITAL XIX

WELLS FARGO CAPITAL XX

Trust Preferred Securities

Normal Preferred Purchase Securities

Capital Preferred Purchase Securities

Stripped Preferred Purchase Securities

Fully and Unconditionally

Guaranteed by Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth Street & Marquette Avenue

Minneapolis, Minnesota 55479

(612) 667-2085

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Wells Fargo & Company. These securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This prospectus is dated May 12, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Wells Fargo & Company and Wells Fargo Capital X, Wells Fargo Capital XI, Wells Fargo Capital XII, Wells Fargo Capital XIII, Wells Fargo Capital XIV, Wells Fargo Capital XV, Wells Fargo Capital XVI, Wells Fargo Capital XVII, Well Fargo Capital XVIII, Wells Fargo Capital XIX and Wells Fargo Capital XX, or the “Trusts,” filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process.

You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” A free writing prospectus that describes particular securities may also be prepared. Any free writing prospectus should be read in connection with this prospectus and with any prospectus supplement referred to therein.

When we refer to “Wells Fargo,” “we,” “our” and “us” in this prospectus, we refer only to Wells Fargo & Company, and not Wells Fargo & Company together with its subsidiaries, unless the context indicates otherwise.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the Trusts and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange and Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000, and for further information on obtaining copies of our public filings at the Chicago Stock Exchange, you should call (312) 663-2222.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the date of this prospectus and prior to the later of (i) the time that we and/or a Trust sell all the securities offered by this prospectus and (ii) the date that our broker-dealer subsidiaries cease offering securities in market-making transactions pursuant to this prospectus (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2007, including information specifically incorporated by reference into our Form 10-K from our 2007 Annual Report to Stockholders and our definitive Proxy Statement for our 2008 Annual Meeting of Stockholders;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	Current Reports on Form 8-K filed January 16, 2008, January 24, 2008, January 31, 2008, March 7, 2008, March 12, 2008, March 18, 2008, April 16, 2008, April 23, 2008, May 5, 2008 and May 6, 2008; and

•	the description of our common stock contained in Exhibit 99(e) to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendment or report filed to update such description.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Laurel A. Holschuh

Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-8655

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You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we nor the Trusts, nor any underwriters or agents, have authorized anyone else to provide you with different information. Wells Fargo and the Trusts may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. Wells Fargo and the Trusts are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

LEGAL OPINIONS

Jeannine E. Zahn, who is our Senior Counsel, or another of our lawyers, will issue an opinion about the legality of our securities offered by this prospectus. Ms. Zahn owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Richards, Layton & Finger, P.A., special Delaware counsel for the Trusts, will pass upon certain legal matters for the Trusts. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Ms. Zahn may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law.

EXPERTS

The consolidated financial statements of Wells Fargo & Company as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements refers to the Company’s change in the method of accounting for income taxes, leveraged lease transactions, certain mortgages held for sale and retained interests, and additional disclosure regarding the measurement of fair value for financial assets and liabilities in 2007 and refers to the Company’s change in the method of accounting for residential mortgage servicing rights and stock-based compensation in 2006.

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